Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

SEQUENTIAL BRANDS GROUP, INC.,

SBG UNIVERSE BRANDS, LLC,

UNIVERSE GALAXY MERGER SUB, INC.,

GALAXY BRAND HOLDINGS, INC.,

solely in its capacity as the Stockholder Representative,

CARLYLE EQUITY OPPORTUNITY GP, L.P.

and

for purposes of Section 6.5(b) only,

CARLYLE GALAXY HOLDINGS, L.P.

DATED AS OF JUNE 24, 2014

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ii

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		Page

10.14	Non-Recourse	81
10.15	Waiver of Conflicts Regarding Representations; Non-Assertion of Attorney-Client Privilege	82

Annex A	Defined Terms	A-1

Exhibit A	Form of Galaxy Stockholder Consent
Exhibit B	Form of Parent Written Consent
Exhibit C	Form of Optionholder Release Agreement
Exhibit D	Form of Letter of Transmittal
Exhibit E	Form of Warrant
Exhibit F	Form of Registration Rights Agreement
Exhibit G	Form of Parent Tax Certificate

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of June 24, 2014, is by and among Sequential Brands Group, Inc., a Delaware corporation (“Parent”), SBG Universe Brands, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Parent (“LLC Sub”), Universe Galaxy Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of LLC Sub (“Merger Sub”), Galaxy Brand Holdings, Inc., a Delaware corporation (“Galaxy”), Carlyle Equity Opportunity GP, L.P., a Delaware limited partnership, solely in its capacity as the representative of the Galaxy Stockholders (the “Stockholder Representative”), and, for purposes of Section 6.5(b) only, Carlyle Galaxy Holdings, L.P., a Delaware limited partnership (“Carlyle”).

WHEREAS, the respective boards of directors of Parent and Galaxy deem it advisable and in the best interests of each corporation and its respective stockholders that Parent and Galaxy engage in a business combination in order to advance the long-term strategic business interests of each of Parent and Galaxy;

WHEREAS, the respective boards of directors of Parent and Galaxy have determined that such business combination shall be effected pursuant to the terms of this Agreement through the Mergers in accordance with the applicable provisions of General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the respective boards of directors of Parent and Galaxy have approved and declared advisable this Agreement and the Mergers, and determined that the terms of this Agreement and the Mergers are in the respective best interests of Parent, Galaxy, Merger Sub or LLC Sub, as the case may be, and the stockholders of Parent and Galaxy and the sole stockholder and sole member of Merger Sub and LLC Sub;

WHEREAS, immediately following the execution and delivery of this Agreement, certain stockholders of Galaxy will be executing and delivering to Galaxy and Parent a written consent pursuant to which such holders shall approve and adopt this Agreement in accordance with Section 228 and Section 251(c) of the DGCL, substantially in the form attached hereto as Exhibit A;

WHEREAS, immediately following the execution and delivery of this Agreement, certain stockholders of Parent will be executing and delivering to Parent and Galaxy a written consent pursuant to which such holders shall approve the Stock Issuance, substantially in the form attached hereto as Exhibit B;

WHEREAS, Parent, Galaxy and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Mergers and also to prescribe various conditions to the Mergers; and

WHEREAS, each of the parties intends that, for U.S. federal income tax purposes, (i) the Initial Merger and the Subsequent Merger, taken together, constitute an integrated plan described in Rev. Rul. 2001-46, 2001-2 C.B. 321 (the “Integrated Transaction”), (ii) the Integrated Transaction will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations promulgated thereunder to which each of Parent and Galaxy are to be parties under Section 368(b) of the Code and (iii) this Agreement is intended to constitute a “plan of reorganization” within the meaning of Section 368 of the Code and the Treasury Regulations promulgated thereunder (clauses (i), (ii) and (iii), collectively, the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the foregoing and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

THE MERGERS

1.1           The Mergers. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, on the Closing Date, Merger Sub shall be merged with and into Galaxy (the “Initial Merger”). Immediately following the Initial Merger, the separate corporate existence of Merger Sub shall cease and Galaxy shall continue as the surviving corporation in the Initial Merger (the “Initial Surviving Corporation”). As a result of the Initial Merger, Galaxy shall become a wholly owned subsidiary of LLC Sub. Immediately following the Initial Merger, the Initial Surviving Corporation shall be merged with and into LLC Sub (the “Subsequent Merger” and collectively or in seriatim with the Initial Merger, as appropriate, the “Mergers”) in accordance with the applicable provisions of Section 267 of the DGCL and the Limited Liability Company Act of the State of Delaware (the “LLC Act” and, together with the DGCL, “Delaware Law”), with LLC Sub (which is sometimes called the “Final Surviving Company”) surviving such Subsequent Merger, and the separate corporate existence of the Initial Surviving Corporation shall cease.

1.2           Closing. The closing (the “Closing”) of the Mergers shall take place at 10:00 a.m., Eastern time, at such place as Galaxy and Parent may agree in writing, as promptly as practicable (but in no event later than the second Business Day) following the satisfaction or (to the extent permitted by Law) waiver by the party or parties entitled to the benefits thereof of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions), or at such other time and date as shall be agreed in writing between Parent and Galaxy. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

1.3           Effective Time. Subject to the provisions of this Agreement, the parties shall file a certificate of merger with respect to the Initial Merger satisfying the applicable requirements of the DGCL (the “First Certificate of Merger”) concurrently with or as soon as practicable following the Closing, with the Secretary of State of the State of Delaware. The Initial Merger shall become effective upon the filing of the First Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as Parent and Galaxy agree and specify in the First Certificate of Merger (the “First Effective Time”). Immediately following the First Effective Time, subject to the provisions of this Agreement, the parties shall file a certificate of ownership and merger with respect to the Subsequent Merger satisfying the applicable requirements of Delaware Law (the “Second Certificate of Merger”) with the Secretary of State of the State of Delaware. The Subsequent Merger shall become effective upon the filing of the Second Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as the Initial Surviving Corporation and Parent (with the prior written consent of the Stockholder Representative) agree and specify in the Second Certificate of Merger (the “Second Effective Time”).

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1.4           Effects. The Mergers shall have the effects set forth in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, (i) at the First Effective Time, all the property, rights, privileges, powers and franchises of Merger Sub shall vest in the Initial Surviving Corporation, and all debts, liabilities and duties of Merger Sub shall become the debts, liabilities and duties of the Initial Surviving Corporation and (ii) at the Second Effective Time, all the property, rights, privileges, powers and franchises of the Initial Surviving Corporation shall vest in the Final Surviving Company, and all debts, liabilities and duties of the Initial Surviving Corporation shall become the debts, liabilities and duties of the Final Surviving Company.

1.5           Certificates of Incorporation and Bylaws.

(a)          Initial Surviving Corporation Certificate of Incorporation and Bylaws. At the First Effective Time, (i) the certificate of incorporation of the Initial Surviving Corporation as in effect immediately prior to the First Effective Time shall be amended and restated to be identical to the certificate of incorporation of Merger Sub, except that references to the name of Merger Sub shall be replaced with references to the name of the Initial Surviving Corporation, until thereafter amended in accordance with its terms and as provided by applicable Law, and (ii) the bylaws of the Initial Surviving Corporation as in effect immediately prior to the Second Effective Time shall be amended and restated to be identical to the bylaws of Merger Sub in effect immediately prior to the First Effective Time, except that references to the name of Merger Sub shall be replaced with references to the name of the Initial Surviving Corporation, until thereafter amended as provided therein or by applicable Law.

(b)          Final Surviving Company Certificate of Formation and Operating Agreement. At the Second Effective Time, (i) the certificate of formation of LLC Sub as in effect immediately prior to the Second Effective Time shall become the certificate of formation of the Final Surviving Company, until thereafter amended as provided by applicable Law, and (ii) the limited liability company operating agreement of LLC Sub as in effect immediately prior to the Second Effective Time shall become the limited liability company operating agreement of the Final Surviving Company, until thereafter amended as provided by applicable Law.

1.6           Directors and Officers.

(a)          Initial Surviving Corporation Directors and Officers. The directors and officers of Merger Sub immediately prior to the First Effective Time shall be the directors and officers of the Initial Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

(b)          Final Surviving Company Certificate Managers and Officers. The managers and officers of LLC Sub immediately prior to the Second Effective Time shall be the managers and officers of the Final Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

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ARTICLE II

EFFECT ON CAPITAL STOCK AND EQUITY AWARDS;

PAYMENT PROCEDURES

2.1           Effect on Capital Stock and Equity Awards of Initial Merger.

(a)          At the First Effective Time, by virtue of the Initial Merger and without any action on the part of Galaxy, Parent, Merger Sub or the holder of any Galaxy Shares or Merger Sub capital stock:

(i)          Capital Stock of Merger Sub. Each share of common stock of Merger Sub, par value $0.01 per share, shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Initial Surviving Corporation (the “Initial Surviving Corporation Common Stock”).

(ii)         Cancellation of Certain Stock. Each share of (A) Class A common stock, par value $0.001 per share, of Galaxy (the “Galaxy Class A Common Stock”), (B) Class B common stock, par value $0.001 per share, of Galaxy (the “Galaxy Class B Common Stock” and, collectively with the Galaxy Class A Common Stock, the “Galaxy Common Stock”), and (C) Preferred Stock, par value $0.001 per share, of Galaxy (the “Galaxy Preferred Stock” and, collectively with the Galaxy Common Stock, the “Galaxy Shares”), issued and outstanding immediately prior to the First Effective Time that is owned by Galaxy or its Subsidiaries and each Galaxy Share issued and outstanding immediately prior to the First Effective Time that is owned by Parent, Merger Sub or any of their respective Subsidiaries (except in the case of Galaxy Shares held on behalf of third parties) shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(iii)        Conversion of Galaxy Shares. Each Galaxy Share issued and outstanding immediately prior to the First Effective Time (other than shares to be canceled in accordance with Section 2.1(a)(ii) and Dissenting Shares), shall be converted into the right to receive the Final Per Share Merger Consideration, without interest.

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(b)          Options. At the First Effective Time, each outstanding option to purchase shares of Galaxy Class A Common Stock (“Option”) (whether vested or unvested) shall be deemed fully vested and shall be canceled, and each holder of an Option shall be entitled to receive in exchange therefor, subject to any withholding Taxes, a portion of the Final Merger Consideration equal to the product of (i) the number of Galaxy Shares for which such Option is exercisable and (ii) the amount by which the value of the Final Per Share Merger Consideration (with the value of Parent Shares and Warrants determined with reference to the Parent Average Trading Price and the Warrant Value, respectively) exceeds the per share exercise price of such Option, if any (the “Option Consideration”); provided, that any Option granted under the Stock Plan shall, in lieu of the foregoing and as of immediately prior to the First Effective Time, be deemed fully vested, be deemed exercised in full and be converted into the number of Galaxy Shares, rounded down to the nearest whole share (each, an “Option Share”), having a fair market value (as reasonably determined by the Galaxy Board utilizing the Parent Average Trading Price and the Warrant Value) equal to the Option Consideration that would have otherwise been payable in respect of such Option under this Section 2.1(b). Each Option Share shall be treated as an issued and outstanding Galaxy Share for all purposes hereunder, except that the holder of an Option Share shall not be required hereunder to deliver a Letter of Transmittal or surrender share certificates in respect of such Option Share prior to receiving any portion of the Closing Date Merger Consideration payable in respect of such Option Share and shall instead deliver, as a condition precedent to the receipt of the Closing Date Merger Consideration, an Optionholder Release Agreement prior to the Closing. From and after the First Effective Time, each holder of Options converted into the right to receive the Option Consideration which were not granted under the Stock Plan (“Non-Compensatory Options”) shall be required, as a condition precedent to the receipt of the Option Consideration, to surrender the document or agreement evidencing such Non-Compensatory Option (or an affidavit of loss in form and substance satisfactory to Parent related thereto) and deliver an optionholder release agreement in the form attached hereto as Exhibit C (the “Optionholder Release Agreement”). At or after the First Effective Time, upon surrender of such document or agreement evidencing a Non-Compensatory Option or its loss by the holder of such Non-Compensatory Option together with an Optionholder Release Agreement, the holder of such Non-Compensatory Option shall be entitled to receive in exchange therefor, without interest, the Option Consideration (or, in the event that such surrender occurs prior to the Closing Date, then at the Closing). The Option Consideration shall be paid to the Option holders in the same proportion of cash, Parent Shares and Warrants as the Final Per Share Merger Consideration is paid to holders of Galaxy Class A Common Stock, and the holders of Non-Compensatory Options may elect by written notice to Parent to receive the cash portion of the Option Consideration either by check or wire transfer of immediately available funds. With respect to any Option Shares, (A) the cash portion of the Closing Date Class A Per Share Merger Consideration shall be paid, subject to any applicable withholding Taxes on the deemed exercise with respect to the total value of the Closing Date Class A Per Share Merger Consideration, by the Final Surviving Company utilizing its payroll system as promptly as practicable, but in any event on the date of payment during the first full payroll cycle following the First Effective Time and (B) the Parent Shares and Warrant portions of the Closing Date Merger Consideration shall be delivered on the Closing Date; provided, that if the cash portion of the Closing Date Merger Consideration paid in respect of an Option Share is less than the amount of Taxes required to be withheld and the holder of such Option Share does not pay or cause to be paid to Parent in cash the remaining amount of Taxes required to be withheld, Parent shall withhold from such holder’s Closing Date Merger Consideration a number of Parent Shares the value of which (determined by reference to the Parent Average Trading Price) when combined with the cash portion of the Closing Date Merger Consideration paid to such holder equals the amount required to be withheld and shall cause the full amount of Taxes required to be withheld to be timely paid over to the appropriate Governmental Entity.

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(c)          Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Galaxy Shares (other than any Galaxy Shares to be cancelled pursuant to Section 2.2(a)(ii)) outstanding immediately prior to the First Effective Time and held by a holder who has not voted in favor of the Initial Merger or consented thereto in writing and who has properly demanded appraisal for such Galaxy Shares in accordance with Section 262 of the DGCL, if such Section provides for appraisal rights for such Galaxy Shares in the Initial Merger (“Dissenting Shares”), shall not be converted into or be exchangeable for the right to receive a portion of the Final Merger Consideration unless and until such holder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL. If, after the First Effective Time, any such holder fails to perfect or withdraws or loses his, her or its right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the First Effective Time into the right to receive the portion of the Final Merger Consideration, if any, to which such holder is entitled, without interest. Prior to the Closing, Galaxy shall give Parent (a) prompt notice of any demands received by Galaxy for appraisal of Galaxy Shares pursuant to the DGCL and (b) the opportunity to participate in all negotiations and proceedings with respect to such demands or, to the extent not fully indemnified hereunder, the opportunity to control all such negotiations and proceedings. Galaxy shall not without the prior written consent of Parent make any payment with respect to, or settle or offer to settle, such demands, except to the extent indemnified hereunder.

(d)          Calculation of Final Merger Consideration. The parties understand and agree that the Final Per Share Merger Consideration has been calculated based upon the accuracy of the representations and warranties set forth in Section 3.2(a) and (b) and that, in the event the number of outstanding Galaxy Shares or the number of outstanding Options or other stock equivalents is greater or less than the amounts specifically set forth in Section 3.2(a) (including as a result of (i) any inaccuracy in the representations and warranties set forth in Section 3.2(a) and (b) or any inaccuracy in Section 3.2 of the Galaxy Disclosure Schedule, (ii) the issuance or expiration after the date of this Agreement, but prior to the First Effective Time, of options, warrants or other rights to purchase Galaxy capital stock, or (iii) any stock split, reverse stock split, stock dividend, including any dividend or distribution of securities convertible into stock or any stock equivalent of Galaxy, recapitalization, reclassification or other like change occurring after the date of this Agreement but prior to the First Effective Time), the Final Per Share Merger Consideration shall be appropriately adjusted. Notwithstanding anything to the contrary in this Agreement, in no event shall the sum of the payments due and payable pursuant to this Article II exceed an amount equal to the Final Merger Consideration plus any amounts payable in connection with Dissenting Shares pursuant to Section 2.1(c). In no event will Parent or Merger Sub have any obligation or liability to any Person (other than in respect of any Dissenting Shares) in the event the sum of the payments due and payable pursuant to this Article II exceed the Final Merger Consideration. In calculating the Final Per Share Merger Consideration payable under this Agreement, Parent shall be entitled to rely conclusively on the representations and warranties contained in Section 3.2(a) and (b) regarding the capital structure of Galaxy and on the representations and warranties of each Galaxy Stockholder in their respective Letters of Transmittal and Optionholder Release Agreements, as the case may be.

(e)          Certain Adjustments. In the event that between the date of this Agreement and the First Effective Time, the outstanding Parent Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or any similar event shall have occurred, then any number or amount contained herein which is based upon the number of Parent Shares (including the number of Parent Shares included in the Closing Date Stock Merger Consideration and the number of Parent Shares subject to the Warrants) will be appropriately adjusted to provide to the Galaxy Stockholders the same economic effect as contemplated by this Agreement prior to such event.

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2.2           Effect on Capital Stock of Subsequent Merger. At the Second Effective Time, by virtue of the Subsequent Merger and without any action on the part of the Initial Surviving Corporation, the Final Surviving Company, Parent or the holder of any equity interests of the Initial Surviving Corporation or the Final Surviving Company, each share of Initial Surviving Corporation Common Stock issued and outstanding immediately prior to the Second Effective Time shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

2.3           Delivery of Estimates; Payout Spreadsheet; Purchase Price Adjustments.

(a)          Not less than three Business Days prior to the Closing, Galaxy shall deliver to Parent a statement (the “Estimated Closing Statement”) setting forth Galaxy’s (i) good faith estimate as of 11:59 p.m., Eastern time, on the day immediately preceding the Closing Date of (A) Net Working Capital (the “Estimated Net Working Capital”), (B) Cash (the “Estimated Cash”), (C) Indebtedness (the “Estimated Indebtedness”) and (D) Galaxy Transaction Expenses (the “Estimated Galaxy Transaction Expenses”); provided, however, that if the Closing occurs after July 31, 2014, then, notwithstanding the foregoing, such good faith estimate of Net Working Capital, Cash and Indebtedness shall be as of 11:59 p.m., Eastern time, on July 31, 2014 (if the Closing occurs after July 31, 2014, then 11:59 p.m., Eastern time, on July 31, 2014 shall be referred to as the “Economic Closing”), and based thereon, (ii) calculation of (x) the Closing Date Class A Per Share Merger Consideration and (y) the Closing Date Class B Per Share Merger Consideration. The Estimated Closing Statement shall be prepared in accordance with this Agreement and in a manner consistent with the preparation of the Balance Sheet, and the example calculation set forth in Section 2.3 of the Parent Disclosure Schedules.

(b)          In connection with delivery of the Estimated Closing Statement, not less than three Business Days prior to the Closing, Galaxy shall deliver to Parent a spreadsheet (the “Payout Spreadsheet”) setting forth: (i) each holder of Galaxy Shares and Options as of immediately prior to the First Effective Time (each, a “Galaxy Stockholder”), addresses and e-mail addresses (to the extent available), the Galaxy Shares and Options held by each such Galaxy Stockholder, and the consideration to be paid to such Galaxy Stockholder in connection with the Closing (including the amount of Taxes to be withheld from such Galaxy Stockholder, if any) and with the value of Parent Shares and Warrants determined with reference to the Parent Average Trading Price and the Warrant Value, respectively, and (ii) each Galaxy Stockholder’s relative percentage interest in the Consideration Holdback Amount, which shall be equal to the percentage of the Closing Date Class B Merger Consideration that such Galaxy Stockholder is entitled to receive (such percentage with respect to each such Galaxy Stockholder, the “Percentage Interest”). Following such delivery of the Payout Spreadsheet, Galaxy shall promptly (and, in any event, prior to the Closing Date) notify Parent of any changes to the Payout Spreadsheet required as a result of a sale or transfer of Galaxy Shares or Options, or exercise of Options occurring after such delivery of the Payout Spreadsheet and prior to 11:59 p.m., Eastern time, on the second Business Day immediately preceding the Closing Date. Notwithstanding anything to the contrary herein or in Galaxy’s certificate of incorporation, the Galaxy Stockholders Agreement or other document or Contract, Parent shall be entitled to conclusively rely on the representations and warranties of Galaxy set forth herein with respect to amounts payable to equity holders of Galaxy pursuant to this Agreement.

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(c)          On or prior to November 15, 2014, Parent shall deliver to the Stockholder Representative a statement (the “Closing Statement”), setting forth Parent’s determinations as of 11:59 p.m., Eastern time, on the day immediately preceding the Closing Date or (with respect to Net Working Capital, Cash and Indebtedness) the Economic Closing, as the case may be of (i) Net Working Capital, (ii) Cash, (iii) Indebtedness and (iv) Galaxy Transaction Expenses, and, based thereon, a calculation of the Final Merger Consideration and the Final Per Share Merger Consideration; provided, however, if the Closing shall not have been consummated on or prior to November 1, 2014, then Parent shall deliver such Closing Statement to the Stockholder Representative within 10 Business Days after such Closing Date. The Closing Statement shall be prepared in accordance with this Agreement and GAAP, applied in a manner consistent with the preparation of the Balance Sheet, and the example calculation set forth in Section 2.3 of the Parent Disclosure Schedules. Following the Closing, Parent shall provide the Stockholder Representative and its representatives reasonable access to the records, properties, personnel and (subject to the execution of customary work paper access letters if requested) auditors of the Final Surviving Company and its Subsidiaries relating to the preparation of the Closing Statement and shall cause the personnel of the Final Surviving Company and its Subsidiaries to reasonably cooperate with the Stockholder Representative in connection with its review of the Closing Statement.

(d)          If the Stockholder Representative disagrees with Parent’s determinations of Net Working Capital, Cash, Indebtedness and/or Galaxy Transaction Expenses, the Stockholder Representative may, within 30 days after receipt of the Closing Statement, deliver a written notice (a “Notice of Disagreement”) to Parent setting forth the nature and amount of any disputed item. If Parent does not receive a Notice of Disagreement within 30 days after delivery of the Closing Statement, the Closing Statement and the calculations of Net Working Capital, Cash, Indebtedness and Galaxy Transaction Expenses reflected therein shall be conclusive and binding for all purposes hereunder. If Parent receives a Notice of Disagreement from the Stockholder Representative within such 30-day period, Parent and the Stockholder Representative shall use reasonable efforts to resolve any differences that they may have with respect to the matters specified therein. If Parent and the Stockholder Representative have not resolved all such matters as of the 30th day after delivery by the Stockholder Representative of the Notice of Disagreement, Parent and the Stockholder Representative shall jointly retain BDO USA, LLP, or another firm of nationally recognized independent public accountants selected by mutual agreement of Parent and the Stockholder Representative with the parties having to act in good faith to make such selection as promptly as reasonably practicable (the “Independent Accounting Firm”) to resolve such remaining disagreements. The Independent Accounting Firm shall make a written determination as to each disputed item and the amount of Net Working Capital, Cash, Indebtedness and Galaxy Transaction Expenses as of 11:59 p.m., Eastern time, on the day immediately preceding the Closing Date or (with respect to Net Working Capital, Cash and Indebtedness) the Economic Closing, as the case may be, which determination shall be final and binding on the parties for all purposes hereunder. The Independent Accounting Firm shall be authorized to resolve only those items remaining in dispute between the parties in accordance with the provisions of this Section 2.3(d) and such resolution shall be within the range of the difference between Parent’s position with respect thereto and the Stockholder Representative’s position with respect thereto. The Stockholder Representative and Parent shall use their commercially reasonable efforts to cause the Independent Accounting Firm to render a written decision resolving the matters submitted to it within 20 Business Days following the submission thereof. The costs of any dispute resolution pursuant to this Section 2.3(d), including the fees and expenses of the Independent Accounting Firm, shall be borne by the Stockholder Representative (on behalf of the Galaxy Stockholders) and Parent in inverse proportion as they may prevail on the matters resolved by the Independent Accounting Firm. The fees and disbursements of the agents, accountants and other advisors of each party incurred in connection with their preparation or review of the Closing Statement and preparation or review of any Notice of Disagreement, as applicable, shall be borne by such party. The Net Working Capital, Cash, Indebtedness and Galaxy Transaction Expenses as finally determined in accordance with this Section 2.3 are referred to as the “Final Net Working Capital,” the “Final Cash,” the “Final Indebtedness,” and the “Final Galaxy Transaction Expenses” herein, and such amounts shall be conclusive and binding upon the parties for all purposes hereunder, and, for the avoidance of doubt, following the adjustment to the Closing Date Merger Consideration and related payments set forth in Section 2.3, neither Parent nor any Galaxy Stockholder shall have any further liability for any of the foregoing, absent fraud.

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(e)          The Closing Date Merger Consideration shall be adjusted, upwards or downwards, as follows:

(i)          For purposes of this Agreement, the “Net Adjustment Amount” means an amount, which may be greater or less than $0.00, equal to (A) the Final Cash minus the Estimated Cash, minus (B) the amount by which the Final Net Working Capital falls short of the Estimated Net Working Capital (if any), plus (C) the amount by which the Final Net Working Capital exceeds the Estimated Net Working Capital (if any), plus (D) the Estimated Indebtedness minus the Final Indebtedness, plus (E) the Estimated Galaxy Transaction Expenses minus the Final Galaxy Transaction Expenses;

(ii)         If the Net Adjustment Amount is greater than $0.00, the Closing Date Merger Consideration shall be adjusted upwards in an amount equal to the Net Adjustment Amount. Subject to Section 2.3(f), in such event, Parent shall pay the Net Adjustment Amount to the Stockholder Representative in cash within 5 Business Days after the date the Net Adjustment Amount is agreed to or otherwise finally determined for distribution to the Galaxy Stockholders based upon each such Galaxy Stockholder’s Percentage Interest; and

(iii)        If the Net Adjustment Amount is less than $0.00 (in which case the “Net Adjustment Amount” for purposes of this clause (iii) shall be deemed to be equal to the absolute value of such amount), the Closing Date Merger Consideration shall be adjusted downward in an amount equal to the Net Adjustment Amount. In such event, Parent shall retain a portion of the Adjustment Holdback Amount equal to the Net Adjustment Amount and shall pay the remaining portion of the Adjustment Holdback Amount, if any, to the Galaxy Stockholders in accordance with their respective Percentage Interests. If the Adjustment Holdback Amount is insufficient to cover the Net Adjustment Amount, then Parent shall retain the entire Adjustment Holdback Amount and, each Galaxy Stockholder, in accordance with each Galaxy Stockholder’s applicable Percentage Interest, shall (severally, but not jointly) pay the remaining portion of such Net Adjustment Amount to Parent in cash within 10 Business Days of the final determination thereof.

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(f)          Notwithstanding Section 2.3(e)(ii), if the payment of the Net Adjustment Amount in cash would cause the value of the aggregate Parent Shares to be received by the holders of Galaxy Shares (excluding any Galaxy Shares that are Option Shares described in Section 2.1(b)) (such holders of such Galaxy Shares, the “Holders of Galaxy Shares”) in respect of their Galaxy Shares (excluding any Galaxy Shares that are Option Shares described in Section 2.1(b)) (such Galaxy Shares, the “Holder Shares”) under this Agreement (excluding the value of the Parent Shares that constitute the Consideration Holdback Amount) to be less than forty percent (40%) of the value of the aggregate consideration paid, payable or deemed to be paid or payable to the Holders of Galaxy Shares in respect of their Holder Shares under this Agreement (including, for the avoidance of doubt, the Parent Shares, the Warrants, the Adjustment Holdback Amount, any positive Net Adjustment Amount, cash paid with respect to Dissenting Shares, cash paid in lieu of fractional Parent Shares, Stockholder Representative Expenses and any other expenses or liabilities of any Holder of Galaxy Shares that are paid or assumed by Parent (including any such expenses or liabilities included in Galaxy Transaction Expenses) and taking into account any negative Net Adjustment Amount or indemnification payments made by Holders of Galaxy Shares with respect to their Holder Shares) (such aggregate consideration, the “Aggregate Consideration”), then the Net Adjustment Amount shall be paid to the Galaxy Stockholders in Parent Shares. Notwithstanding anything to the contrary in this Agreement, for purposes of this Section 2.3(f) and Sections 7.2(e) and 8.7(c), (i) the value of each Parent Share shall be deemed to be equal to the Parent Share Price, (ii) the value of each Warrant shall be determined by reference to the Warrant Value and (iii) the Aggregate Consideration shall be determined in a manner consistent with the foregoing. The intent of this Section 2.3(f) is to ensure that the “continuity of proprietary interest” requirement of Treasury Regulations Section 1.368-1(e) is met and shall be construed to effectuate such intent.

2.4           Exchange of Certificates; Payment Procedures.

(a)          Letters of Transmittal. Each Galaxy Stockholder whose Galaxy Shares were converted into the right to receive the consideration described in Section 2.1(a)(iii) shall be required to deliver a letter of transmittal (which shall specify that delivery shall be effected, and that risk of loss and title to any certificates representing Galaxy Shares (the “Certificates”) shall pass, only upon proper delivery of such share certificates (or affidavits of loss in form and substance satisfactory to Parent related thereto) to Parent in the form attached hereto as Exhibit D (the “Letter of Transmittal”)) prior to receiving any portion of the Closing Date Merger Consideration.

(b)          Closing Payments. On the Closing Date, Parent will deliver, or cause to be delivered, the following:

(i)          to the payees thereof, subject to receipt of invoices, and in the amounts designated on the Estimated Closing Statement, the Estimated Galaxy Transaction Expenses;

(ii)         to the payees thereof, subject to receipt of customary payoff letters (“Payoff Letters”), and in the amounts designated on the Estimated Closing Statement, the Estimated Indebtedness for borrowed money; and

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(iii)        in accordance with the provisions of Section 2.4(c), to the Galaxy Stockholders, the portion of the Closing Date Merger Consideration to which such holders are entitled pursuant to the Payout Spreadsheet.

(c)          Payment Procedures. At least ten (10) Business Days prior to the First Effective Time, Galaxy shall deliver the form of Letter of Transmittal along with instructions for use in effecting the surrender of Certificates in exchange for payment therefor to each Galaxy Stockholder. Within two Business Days of surrender of a Certificate representing all Galaxy Shares held by any Galaxy Stockholder for cancelation (or delivery of an affidavit of loss related thereto) to Parent together with a duly executed Letter of Transmittal (or, in the event that such second Business Day falls prior to the Closing Date, then at the Closing), the holder of such Certificate shall be entitled to receive in exchange therefor, in each case in accordance with the terms of the Payout Spreadsheet and subject to adjustment as provided herein and any applicable withholding Taxes:

(i)          by check or wire transfer of immediately available funds (at the option of each holder of such Certificate that specifies such preference in writing in such Letter of Transmittal), that portion of the Closing Date Cash Merger Consideration (together with any cash to be paid in lieu of fractional shares pursuant to Section 2.4(g)) to which such holder is entitled pursuant to the Payout Spreadsheet;

(ii)         a stock certificate or direct registration statement evidencing such holder’s ownership, in whole shares, of that portion of the Closing Date Stock Merger Consideration to which such holder is entitled pursuant to the Payout Spreadsheet; and

(iii)        a warrant, in substantially the form attached hereto as Exhibit E (the “Form of Warrant”), with respect to that portion of the Warrant Merger Consideration to which such holder is entitled pursuant to the Payout Spreadsheet.

(d)          Payment to Persons Other than Record Holder. If payment of the Closing Date Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered on the stock transfer books of Galaxy, it shall be a condition of payment that the Certificate so surrendered shall be endorsed in blank or to Parent or otherwise be in proper form for transfer and that the Person requesting such payment shall have signed the Letter of Transmittal and paid all transfer and other Taxes required by reason of the payment of the Closing Date Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of Parent that such Taxes either have been paid or are not applicable.

(e)          Treatment of Unexchanged Shares. No dividends or other distributions declared or made with respect to Parent Shares with a record date after the First Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Parent Shares deliverable upon surrender thereof, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.4(g), until the surrender of such Certificate in accordance with this Article II. Subject to escheat or other applicable Law, following surrender of any such Certificate, there shall be paid to the holder thereof, without interest, the portion of the Closing Date Merger Consideration to which such Galaxy Stockholder is entitled pursuant to the Payout Spreadsheet (including any cash payable in lieu of a fractional Parent Share that such holder has the right to receive pursuant to Section 2.4(g) and the amount of dividends or other distributions with a record date after the First Effective Time theretofore paid with respect to such number of whole Parent Shares that such holder has the right to receive).

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(f)          No Further Ownership Rights in Galaxy Shares. The Final Merger Consideration paid in accordance with the terms of this Article II upon conversion of any Galaxy Shares and Options shall be deemed to have been delivered and paid in full satisfaction of all rights pertaining to such Galaxy Shares and Options. Until properly surrendered or canceled, each Certificate shall be deemed for all purposes to evidence only the right to receive the portion of the Final Merger Consideration payable in exchange for Galaxy Shares and Options held by such Galaxy Stockholder, pursuant to this Agreement. The Galaxy Stockholders shall not be entitled to receive any portion of the Final Merger Consideration to which they would otherwise be entitled until their respective Letters of Transmittal (with all other documentation required to be delivered pursuant thereto) and Certificates (or affidavits of loss with respect thereto) are properly delivered and surrendered in accordance with this Agreement. The stock transfer books of Galaxy shall be closed with respect to all Galaxy Shares outstanding immediately prior to the First Effective Time. From and after the First Effective Time, there shall be no further registration of transfers on the stock transfer books of the Initial Surviving Corporation of Galaxy Shares that were outstanding immediately prior to the First Effective Time. If, after the First Effective Time, any Certificates formerly representing Galaxy Shares or any Options are presented to Parent or the Initial Surviving Corporation for any reason, such Certificates shall be canceled and exchanged as provided in this Article II.

(g)          No Fractional Shares. No fractional Parent Shares shall be issued in connection with the Initial Merger, no certificates or scrip representing fractional Parent Shares shall be delivered upon the conversion of Galaxy Shares or Options pursuant to Section 2.1, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of Parent Shares. Notwithstanding any other provision of this Agreement, each holder of Galaxy Shares or Options converted pursuant to the Initial Merger who would otherwise have been entitled to receive a fraction of a Parent Share (after aggregating all shares represented by the Certificates or Options delivered by such holder) shall receive, in lieu thereof and upon surrender thereof, cash (without interest) in an amount equal to such fractional amount multiplied by the Parent Average Trading Price.

(h)          No Liability. None of Galaxy, Parent, Merger Sub, the Initial Surviving Corporation or the Final Surviving Company shall be liable to any Person in respect of any portion of the Final Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(i)          Withholding Rights. Each of Galaxy, Parent, the Initial Surviving Corporation, the Final Surviving Company and the Stockholder Representative (without duplication) shall be entitled to deduct and withhold from any amounts otherwise payable to any Person pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under applicable Tax Law; provided, that no amounts shall be deducted or withheld from the payment of Closing Date Merger Consideration (or any adjustment thereto) to any Galaxy Stockholder (other than with respect to any compensatory payments to any such holder) so long as the certificate described in Section 7.3(e) is delivered to Parent. Any amounts so deducted and withheld shall be timely paid over to the appropriate Governmental Entity and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

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(j)          Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and provision of a customary indemnity from such Person, Parent shall deliver, in exchange for such lost, stolen or destroyed Certificate, the portion of the Final Merger Consideration to which such Person is entitled pursuant to the Payout Spreadsheet. The parties acknowledge and agree that execution of the form of Certificate of Loss set forth in Annex A to the Letter of Transmittal shall be a sufficient affidavit and indemnity for purposes of the foregoing sentence.

2.5           Further Assurances. If, at any time before or after the First Effective Time, Galaxy or Parent reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Mergers or to carry out the purposes and intent of this Agreement at or after the First Effective Time, then Galaxy, Merger Sub, Parent, the Initial Surviving Corporation and the Final Surviving Company and their respective officers and directors shall execute and deliver all such proper instruments, deeds, assignments or assurances and do all other things reasonably necessary or desirable to consummate the Mergers and to carry out the purposes and intent of this Agreement.

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2.6           Stockholder Representative.

(a)          Immediately upon the approval of this Agreement pursuant to the Galaxy Stockholder Consent, each Galaxy Stockholder shall be deemed to have consented to the appointment of the Stockholder Representative as such Galaxy Stockholder’s representative and attorney-in-fact, with full power of substitution to act on behalf of the Galaxy Stockholders on or after the Closing Date (and, to the extent expressly provided herein (including Section 5.3) prior to the Closing Date) to the extent and in the manner set forth in this Agreement; provided, however, that the Stockholder Representative shall have no obligation to act, except as expressly provided herein. For the avoidance of doubt, prior to the Closing Date, Galaxy may act as the Galaxy Stockholders’ representative to the extent and in the manner set forth in this Agreement. The Stockholder Representative shall be entitled to engage such counsel, experts and other agents and consultants as it shall deem necessary in connection with exercising its powers and performing its function hereunder and (in the absence of bad faith on the part of the Stockholder Representative) shall be entitled to conclusively rely on the opinions and advice of such Persons. The Stockholder Representative shall have such powers and authority as are necessary to carry out the functions assigned to it under this Agreement, the Form of Warrant and the Registration Rights Agreement, and, in carrying out such functions, the Stockholder Representative shall only consider the interests of the Galaxy Stockholders. Without limiting the generality of the foregoing, the Stockholder Representative shall have full power, authority and discretion to (i) estimate and determine the amounts of Stockholder Representative Expenses and to pay such Stockholder Representative Expenses in accordance with Section 2.6(d), (ii) after the Closing, negotiate and enter into amendments to this Agreement for and on behalf of the Galaxy Stockholders, (iii) in connection with a termination of this Agreement, determine the Holder Damages, if any, in accordance with Section 9.6 and (iv) address claims for indemnification pursuant to Section 8.2(a). Neither Galaxy nor the Stockholder Representative shall amend or knowingly waive any term of this Agreement in a manner that disproportionately affects any Galaxy Stockholder relative to any other Galaxy Stockholder without the written consent of such Galaxy Stockholder; provided, however, that none of the following facts or circumstances shall be deemed to be “disproportionally affecting” any Galaxy Stockholder: (A) effects resulting from the holders of the Galaxy Class A Common Stock receiving the Aggregate Class A Liquidation Preference, (B) effects resulting from any price paid for Options being subject to reduction for the applicable exercise price or (C) Carlyle receiving a right to appoint members of the Parent Board or any other governance rights (including board observer rights) even if not offered to the other Galaxy Stockholders. All decisions, actions, consents and instructions by the Stockholder Representative made in accordance with this Section 2.6 shall be binding upon all of the Galaxy Stockholders, and no Galaxy Stockholder shall have the right to object to, dissent from, protest or otherwise contest the same. Parent and Merger Sub shall not have the right to object to, dissent from, protest or otherwise contest the authority of the Stockholder Representative or any such decision, action, consent or instruction. Parent, Merger Sub and each other party shall be entitled to rely conclusively on any decision, action, consent or instruction of the Stockholder Representative as being the decision, action, consent or instruction of the Galaxy Stockholders, and Parent and Merger Sub are hereby relieved from any liability to any Person for acts done by them in accordance with any such decision, act, consent or instruction. Each of Parent, Merger Sub, the Initial Surviving Corporation and the Final Surviving Company hereby waives, and by their approval of this Agreement, the Galaxy Stockholders shall be deemed to have waived, any claims they may have or assert, including those that may arise in the future, against the Stockholder Representative for any action or inaction taken or not taken by the Stockholder Representative in connection with such Person’s capacity as the Stockholder Representative except to the extent that such action or inaction shall have been held by a court of competent jurisdiction to constitute willful misconduct. The Stockholder Representative shall direct that any amounts to be paid to the Galaxy Stockholders (other than holders of Dissenting Shares) after Closing under this Agreement be delivered to the Galaxy Stockholders (other than holders of Dissenting Shares) based on each Galaxy Stockholder’s Percentage Interest in such amount. The Stockholder Representative shall be entitled to reimbursement from the Galaxy Stockholders of all reasonable fees and expenses incurred in the performance of its duties hereunder including, without limitation, those resulting from the employment of financial advisors, attorneys, auditors and other advisors and agents assisting in the assessment of arbitration, litigation and settlement of any disputes arising under this Agreement, including any disagreements pursuant to Section 2.3(d), and shall be entitled to indemnification from the Galaxy Stockholders against any loss, liability or expenses arising out of actions taken or omitted to be taken in its capacity as the Stockholder Representative (except for those arising out of the Stockholder Representative’s gross negligence or willful misconduct), including the costs and expenses of investigation and defense of claims.

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(b)          The Stockholder Representative may resign at any time, and may be removed for any reason or no reason by the vote or written consent of holders of a majority of the Galaxy Shares, as of immediately prior to the First Effective Time. In the event of the death, incapacity, resignation or removal of the Stockholder Representative, a new Stockholder Representative shall be appointed by the vote or written consent of holders of a majority of the Galaxy Shares, as of immediately prior to the First Effective Time. Notice of such vote or a copy of the written consent appointing such new Stockholder Representative shall be sent to Parent, such appointment to be effective upon the later of the date indicated in such consent or the date such consent is received by Parent.

(c)          The approval of this Agreement by the requisite vote or written consent of Galaxy Stockholders shall also be deemed to constitute approval of all arrangements relating to the transactions contemplated hereby and to the provisions hereof binding upon the Galaxy Stockholders.

(d)          Not less than three Business Days prior to the Closing in conjunction with the delivery of the Estimated Closing Statement, the Stockholder Representative shall provide to Parent a written estimate (which estimate shall include such reserves as the Stockholder Representative determines in good faith to be appropriate for any Stockholder Representative Expenses that are not then known or determinable) of the aggregate amount of the fees and expenses incurred, or that may in the future be incurred, by the Stockholder Representative on behalf of the Galaxy Stockholders in connection with the preparation, negotiation and execution of this Agreement or the consummation of the transactions contemplated hereby or otherwise in its capacity as the Stockholder Representative (the “Stockholder Representative Expenses”), all of which such amounts shall be deducted from the Closing Date Merger Consideration otherwise payable to Galaxy Stockholders in accordance with the definition of “Closing Date Merger Consideration.” On the Closing Date, Parent shall pay to the Stockholder Representative or to such other Persons (and in such amounts) as may be designated by the Stockholder Representative, by wire transfer to an account or accounts designated by the Stockholder Representative in writing at least three Business Days prior to the Closing Date, immediately available funds in the amount of such estimated Stockholder Representative Expenses. Whether or not paid on or prior to the Closing Date, to avoid duplication, no liabilities for the Stockholder Representative Expenses shall be considered Indebtedness, Galaxy Transaction Expenses or a current liability for purposes of the calculation of Net Working Capital. In the event that the Stockholder Representative determines, in its sole and absolute discretion, that the funds paid to the Stockholder Representative pursuant to this Section 2.6(d) exceed the Stockholder Representative Expenses, the Stockholder Representative shall disburse (or otherwise cause such excess amount to be disbursed) to the Galaxy Stockholders as Final Merger Consideration; provided, however, that notwithstanding anything to the contrary in this Agreement, in no event shall such excess amount become payable to Parent.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF GALAXY

Except as set forth in the disclosure letter delivered by Galaxy to Parent on or prior to the date of this Agreement (the “Galaxy Disclosure Schedule”), Galaxy represents and warrants to Parent as set forth in this Article III. For purposes of the representations and warranties of Galaxy contained herein, disclosure in any section of the Galaxy Disclosure Schedule of any facts or circumstances shall be deemed to be disclosure of such facts or circumstances with respect to all representations or warranties by Galaxy to which the relevance of such disclosure to the applicable representation and warranty is reasonably apparent on the face thereof. The inclusion of any information in the Galaxy Disclosure Schedule or other document delivered by Galaxy pursuant to this Agreement shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever.

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3.1           Corporate Organization.

(a)          Each of Galaxy and its Subsidiaries (i) is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in the case of clauses (ii) or (iii), where the failure to have such power or authority or the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to be material to Galaxy and its Subsidiaries, taken as a whole.

(b)          True and complete copies of the certificate of incorporation of Galaxy, as amended through, and as in effect as of, the date of this Agreement and the bylaws, as in effect as of, the date of this Agreement and the certificate of incorporation and bylaws (or comparable organizational documents of each of its Subsidiaries, in each case as amended to the date of this Agreement) have previously been made available to Parent.

3.2           Capitalization.

(a)          As of the date hereof and, except with respect to the exercise of Options outstanding as of the date hereof and the Galaxy Shares issuable in connection with such exercise after the date hereof, as of the Closing Date, the authorized, issued and outstanding capital stock of Galaxy consists solely of (A) 10,000,000 shares of Galaxy Class A Common Stock, of which 1,395,168 shares are issued and outstanding; (B) 500,000 shares of Galaxy Class B Common Stock, of which 140,964 shares are issued and outstanding; (C) 2,500,000 shares of Preferred Stock of which zero shares are issued and outstanding; and (D) 139,392 Options. The Payout Spreadsheet sets forth, as of the date and time of its delivery, a complete and accurate list of (i) all record owners of the issued and outstanding capital stock of Galaxy, indicating the respective number of Galaxy Shares held, and (ii) for each outstanding Option (x) the name of the registered holder of such Option, (y) the number of shares and class or series of Galaxy Shares issuable upon the exercise of such Option, and (z) the exercise price of such Option.

(b)          Except as described in Section 3.2(a), there are no, and Galaxy has not issued or agreed to issue any: (i) share of capital stock or other equity or ownership interest; (ii) option, warrant or interest convertible into or exchangeable or exercisable for the purchase of shares of capital stock or other equity or ownership interests; (iii) stock appreciation right, phantom stock, or interest in the ownership of Galaxy or other equity equivalent or equity-based award or right; or (iv) bond, debenture or other indebtedness having the express right to vote or convertible or exchangeable for securities having the express right to vote on the election of directors or any other matter voted on by holders of Galaxy Shares, as part of a class with any shares of capital stock of Galaxy. Each outstanding share of capital stock or other equity or ownership interest of Galaxy and each of the Galaxy Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and in the case of its Subsidiaries, each such share or other equity or ownership interest is owned by Galaxy or another Subsidiary of Galaxy, free and clear of any Lien, other than Permitted Liens. All of the aforesaid shares or other equity or ownership interests have been offered, sold and delivered by Galaxy or a Galaxy Subsidiary in compliance with all applicable federal and state securities Laws. Except for rights granted to Parent, Merger Sub or LLC Sub under this Agreement and for rights under the Galaxy Stockholders Agreement, there are no outstanding obligations of Galaxy or any Galaxy Subsidiary to issue, sell or transfer or repurchase, redeem or otherwise acquire, or agreements to which Galaxy or a Galaxy Subsidiary is a party that relate to the holding, voting or disposition of, or that restrict the transfer of, the issued or unissued capital stock or other equity or ownership interests of Galaxy. No shares of capital stock or other equity or ownership interests of Galaxy have been issued in violation of any rights agreements, arrangements or commitments under any provision of applicable Law, the certificate of incorporation or bylaws of Galaxy or any Contract to which Galaxy is a party or by which it is bound. There are no declared or accrued but unpaid dividends with respect to any Galaxy Shares.

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(c)          Except for the Galaxy Stockholders Agreement, there are no agreements to which Galaxy or any of its Subsidiaries is a party relating to the voting of Galaxy Shares or otherwise granting, limiting or affecting the rights pertaining to Galaxy Shares.

(d)          Section 3.2(d) of the Galaxy Disclosure Schedule sets forth a true and complete list of each Galaxy Subsidiary, including its jurisdiction of organization and authorized and outstanding equity securities. Other than such Subsidiaries and except as set forth on Section 3.2(d) of the Galaxy Disclosure Schedule, Galaxy does not directly or indirectly own beneficially or of record any equity interest in, or any interest convertible or exchangeable or exercisable for, any equity interest in, any corporation, partnership, joint venture or other business association or entity. There are no options, warrants, calls, rights, commitments or agreements of any character to which any Subsidiary is a party or by which it is bound obligating such Subsidiary to issue, deliver, sell, repurchase or redeem or cause to be issued, delivered, sold, repurchased or redeemed, any equity interests of such Subsidiary or obligating such Subsidiary to grant any such option, warrant, call, right, commitment or agreement. There are no bonds, debentures, notes or other indebtedness of any Subsidiary having the express right to vote (or convertible into securities having the express right to vote) on any matters on which equity holders of such Subsidiary may vote. No Subsidiary is a party to, and there are no other voting trusts, proxies or other agreements or understandings with respect to the voting stock of any Subsidiary. No shares of capital stock or other equity or ownership interests of any Subsidiary have been issued in violation of any rights, agreements or arrangements or commitments under any provision of applicable Law, any Subsidiary’s organizational documents, or any agreement to which a Subsidiary is a party or to which it is bound. There are no preemptive rights or agreements, arrangements or understandings to issue preemptive rights with respect to the issuance or sale of equity interests of any Subsidiary created by statute, the constituent documents of any Subsidiary or any written agreement or other arrangement to which any Subsidiary is a party or by which it is bound, and there are no written agreements, arrangements or understandings to which any Subsidiary is a party pursuant to which such Subsidiary has the right to elect to satisfy any liability of such Subsidiary by issuing equity interests in such Subsidiary other than to Galaxy or another Subsidiary.

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3.3           Corporate Authorization. Galaxy has full corporate power and authority to execute and deliver this Agreement and, subject to the approval and adoption of this Agreement by Galaxy Stockholders representing a majority of the outstanding Galaxy Shares (the “Galaxy Stockholder Approval”), to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Galaxy of this Agreement and the consummation by Galaxy of the transactions contemplated hereby have been duly and validly authorized by the board of directors of Galaxy (the “Galaxy Board”). Other than the Galaxy Stockholder Approval, no other corporate proceedings on the part of Galaxy are necessary to authorize the execution, delivery or performance of this Agreement or to consummate the transactions contemplated hereby. The Galaxy Stockholder Consent provides that it will be irrevocable upon delivery. The Galaxy Stockholder Approval is the only vote of the holders of any securities of Galaxy or any of the Galaxy Subsidiaries necessary to approve and adopt this Agreement, the Mergers and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by Galaxy and, assuming due execution and delivery by each of the other parties hereto, this Agreement constitutes the legal, valid and binding obligation of Galaxy, enforceable against Galaxy in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

3.4           Governmental Authorization. Assuming the accuracy of the representations and warranties of Parent and Merger Sub contained in this Agreement, the execution, delivery and performance by Galaxy of this Agreement and the consummation by Galaxy of the transactions contemplated hereby require at or prior to the Closing no consent or approval by, or filing with, or notification to any Governmental Entity, other than (a) the filing of the First Certificate of Merger and the Second Certificate of Merger with the Secretary of State of the State of Delaware, (b) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (c) those consents, approvals or filings required pursuant to Section 4.4 and (d) any other consents, approvals or filings the failure of which to be obtained or made would not, individually or in the aggregate, be material to Galaxy and its Subsidiaries, taken as a whole, or reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby.

3.5           Non-Contravention. Except as set forth on Section 3.5 of the Galaxy Disclosure Schedule, the execution, delivery and performance by Galaxy of this Agreement do not, and the consummation of the transactions contemplated hereby will not, (a) violate or conflict with or result in any breach of any provision of the certificate of incorporation, bylaws or comparable organizational documents of Galaxy or any of its Subsidiaries; (b) assuming receipt of the Galaxy Stockholder Approval and compliance with the matters referred to in Sections 3.4 and 4.4, violate or conflict with any provision of any applicable Law; (c) violate or conflict with or result in any breach or constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Galaxy or any of its Subsidiaries is entitled, or require consent by any Person under, any loan or credit agreement, note, mortgage, indenture, lease, Galaxy Benefit Plan, or other material agreement, obligation or instrument to which Galaxy or any Galaxy Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected; or (d) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of Galaxy or any of its Subsidiaries, except, in the case of clauses (c) and (d), for such occurrences which would not, individually or in the aggregate, be material to Galaxy and its Subsidiaries, taken as a whole.

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3.6           Financial Statements; Undisclosed Liabilities.

(a)          True, complete and correct copies of the audited consolidated balance sheet of Galaxy and its Subsidiaries as at December 31, 2013, as well as the audited consolidated balance sheet of Galaxy Brands, LLC and its Subsidiaries as at May 13, 2013 and December 31, 2012, and the related audited consolidated statements of income, retained earnings, stockholders’ equity and changes in financial position of Galaxy and its Subsidiaries or Galaxy Brands, LLC and its Subsidiaries, as applicable, together with all related notes and schedules thereto, accompanied by the reports thereon of Galaxy’s independent auditors (collectively referred to as the “Financial Statements”) and the unaudited consolidated balance sheet of Galaxy and its Subsidiaries as at March 31, 2014 and the related consolidated statements of income, retained earnings, stockholders’ equity and changes in financial position of Galaxy and its Subsidiaries, together with all related notes and schedules thereto (collectively referred to as the “Interim Financial Statements”), are attached hereto as Section 3.6(a) of the Galaxy Disclosure Schedule. Each of the Financial Statements and the Interim Financial Statements (i) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto and except in the case of the Interim Financial Statements for the absence of notes and other presentation items); and (ii) fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of Galaxy and its Subsidiaries or Galaxy Brands, LLC and its Subsidiaries, as applicable, as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of the Interim Financial Statements, to normal year-end adjustments that will not, individually or in the aggregate, be material. From May 13, 2013 until the date of this Agreement, there has been no material change in any accounting policies, principles, methods or practices, including any such change with respect to reserves (whether with respect to bad debts, contingent liabilities or otherwise), of Galaxy or its Subsidiaries, except as required by GAAP.

(b)          There are no material liabilities or obligations of Galaxy or any of its Subsidiaries of any kind or nature that would be required by GAAP to be reflected on the audited consolidated balance sheet of Galaxy and its Subsidiaries as at December 31, 2013 (such balance sheet, the “Balance Sheet”), other than (i) liabilities or obligations adequately reflected or reserved against in the Balance Sheet or in the notes thereto and (ii) liabilities or obligations that were incurred since the date of the Balance Sheet in the ordinary course of business consistent with past practice.

3.7           Securities Filing.  The information supplied or to be supplied in writing by Galaxy specifically for inclusion in the Securities Filing shall not, at the time that the Information Statement is filed in preliminary or definitive form, or the Form S–4 is declared effective by the SEC, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, for the avoidance of doubt, no representation or warranty is made by Galaxy with respect to any other information included in such Securities Filing.

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3.8           Absence of Certain Changes or Events. Except as set forth in Section 3.8 of the Galaxy Disclosure Schedule, from the date of the Balance Sheet through the date hereof: (a) except in connection with the execution and delivery of this Agreement and the transactions contemplated by this Agreement, Galaxy and its Subsidiaries have conducted their businesses in all material respects in the ordinary course of business consistent with past practices; (b) no events or developments have occurred that have had or would reasonably be expected to have, individually or in the aggregate, a Galaxy Material Adverse Effect; (c) no material loss, damage, destruction or other casualty affecting any material properties or assets of Galaxy and its Subsidiaries, taken as a whole, has occurred, whether or not covered by insurance; (d) neither Galaxy nor any of its Subsidiaries has acquired (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than (i) supplies and equipment or other assets in bona fide transactions, on arm’s-length terms in the ordinary course of business of Galaxy and its Subsidiaries in a manner that is consistent with past practice and/or (ii) acquisitions with consideration not in excess of $50,000 individually or $100,000 in the aggregate; (e) neither Galaxy nor any of its Subsidiaries has increased or modified the compensation or benefits payable or to become payable by Galaxy or any of its Subsidiaries to any of their respective directors, officers or senior managers (except for modifications made in the ordinary course of business to broad-based employee welfare benefit plans available to full-time employees generally) or made any loans to any such directors, officers or senior managers other than the advancement or reimbursement of expenses in the ordinary course of business consistent with past practice; (f) neither Galaxy nor any of its Subsidiaries has made any declaration, setting aside, or payment of a dividend or other distribution with respect to the Galaxy Shares or any direct or indirect redemption, purchase or other acquisition by Galaxy of any shares of capital stock (other than the exercise of Options); (g) Galaxy has not made any amendment to its certificate of incorporation or bylaws; and (h) neither Galaxy nor any of its Subsidiaries has made any commitment to make any material capital expenditure after the earlier of the First Effective Time or the Economic Closing.

3.9           Compliance with Laws; Permits.

(a)          Since January 1, 2012, Galaxy and its Subsidiaries are and have been in compliance in all material respects with all Laws applicable to them.

(b)          Section 3.9(b) of the Galaxy Disclosure Schedule sets forth a true and complete list of all material permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Entity necessary for each of Galaxy and its Subsidiaries to own, lease and operate its properties and to carry on its business in all material respects as currently conducted (the “Permits”). Each of Galaxy and its Subsidiaries is and has been in compliance in all material respects with all such Permits. No suspension, cancellation, modification, revocation or nonrenewal of any Permit is pending or, to the knowledge of Galaxy, threatened. No Permit is held in the name of any employee, officer, director, stockholder, agent or otherwise on behalf of Galaxy or any of its Subsidiaries.

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3.10         Litigation. Except as set forth in Section 3.10 of the Galaxy Disclosure Schedule, there is no action, suit, investigation, complaint, demand, summons, subpoena, injunction, or other proceeding pending or, to the knowledge of Galaxy, threatened by or against Galaxy or any of its Subsidiaries, any of their respective properties or assets, or any officer or director of Galaxy or any of its Subsidiaries, which, (a) involves any injunctive or equitable relief or criminal violations, (b) if determined or resolved adversely in accordance with the plaintiff’s or claimant’s demands, would result in liability in excess of $50,000, or (c) would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby. There is no Order outstanding against Galaxy or any of its Subsidiaries which impedes in any manner the ongoing operation of Galaxy or any of its Subsidiaries, or would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby.

3.11         Title to Properties; Absence of Liens. Section 3.11 of the Galaxy Disclosure Schedule sets forth a true and complete description (including address, and for each lease, sublease and license, and all amendments, extensions, renewals, guaranties, modifications, supplements or other agreements, if any, with respect thereto) of all real property leased, subleased or licensed by Galaxy or any of its Subsidiaries (collectively, the “Galaxy Leased Real Properties”; and the leases, subleases and licenses with respect thereto, collectively, the “Galaxy Real Property Leases”). Galaxy has made available to Parent true, correct and complete copies of the Galaxy Real Property Leases, together with all amendments, extensions, renewals, guaranties, modifications, supplements or other agreements, if any, with respect thereto. Each of the Galaxy Real Property Leases is in full force and effect. Galaxy or one of its Subsidiaries has a valid, binding and enforceable leasehold or subleasehold interest (or license, as applicable) in each Galaxy Leased Real Property, in each case as to such leasehold or subleasehold interest (or license, as applicable), free and clear of all Liens (other than Permitted Liens). Neither Galaxy nor any of its Subsidiaries owns, or has owned in the past year, any real property or any interests in real property.

3.12         Taxes.

(a)          All material Tax Returns required by applicable Law to be filed with any Governmental Entity by, or on behalf of, Galaxy or any of its Subsidiaries have been duly filed when due (including extensions) in accordance with all applicable Laws, and all such Tax Returns are true, correct and complete in all material respects.

(b)          Galaxy and each of its Subsidiaries has duly and timely paid all material Taxes due and payable, or, where payment is not yet due, has established in accordance with GAAP an adequate accrual for all material Taxes on the Interim Financial Statements.

(c)          There is no claim, audit, action, suit, request for written ruling, proceeding or investigation pending or threatened in writing against or with respect to Galaxy or any of its Subsidiaries in respect of any Tax or Tax Return which (except in the case of a request for a written ruling) if determined adversely would, individually or in the aggregate, be expected to result in a material Tax deficiency.

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(d)          Galaxy and each of its Subsidiaries has withheld all material amounts required to have been withheld by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party; such withheld amounts were either duly paid to the appropriate Governmental Entity or set aside in accounts for such purpose. Galaxy and each of its Subsidiaries has reported such withheld amounts to the appropriate Governmental Entity and to each such employee, independent contractor, creditor, shareholder or any other third party, as required under applicable Law.

(e)          Neither Galaxy nor any of its Subsidiaries is liable for any Taxes of any Person (other than Galaxy and its Subsidiaries) as a result of being (i) a transferee or successor of such Person, (ii) a member of an affiliated, consolidated, combined or unitary group that includes such Person as a member (other than any group that has Galaxy as its parent) or (iii) a party to a tax sharing, tax indemnity or tax allocation agreement or any other agreement to indemnify such Person pursuant to which Parent or any of its Affiliates would have liability after the Closing (other than any such agreement entered into in the ordinary course of business and not primarily related to Taxes).

(f)          Neither Galaxy nor any of its Subsidiaries shall be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or portion thereof) ending after the Closing Date, as a result of any (1) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code (or any corresponding provision of state, local or foreign Law), (2) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date, (3) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law, (4) installment sale or open transaction made on or prior to the Closing Date, or (5) prepaid amount received on or prior to the Closing Date.

(g)          Neither Galaxy nor any of its Subsidiaries has participated or engaged in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any corresponding or similar provision of state, local or foreign Tax Law). Neither Galaxy nor any of its Subsidiaries is a party to any understanding or arrangement described in Section 6662(d)(C)(ii) of the Code or Treasury Regulations Section 1.6011-4(b) or is a material advisor as defined in Section 6111(b) of the Code.

(h)          In the past three years, neither Galaxy nor any of its Subsidiaries has been informed in writing by any Governmental Entity in any jurisdiction in which it does not file a Tax Return that it may be required to file a Tax Return in such jurisdiction.

(i)          Neither Galaxy nor any of its Subsidiaries has distributed stock of another corporation, or has had its stock distributed by another corporation, in a transaction that was governed, or purported or intended to be governed or described, in whole or in part, by Section 355 or Section 368(a)(1)(D) of the Code.

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(j)          Neither Galaxy nor any of its Subsidiaries has taken, intends to take, or has agreed to take any action or is aware of any fact or circumstance that would prevent or impede, or could reasonably be expected to prevent or impede, the Intended Tax Treatment.

3.13         Employee Benefit Plans.

(a)          Section 3.13(a) of the Galaxy Disclosure Schedule sets forth as of the date of this Agreement a true and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and all material stock purchase, stock option, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation and all other material employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, written, legally binding or not, under which any employee or former employee of Galaxy or its Subsidiaries has any present or future right to benefits or Galaxy or its Subsidiaries has any present or future liability, excluding any plans, agreements, programs, policies or other arrangements sponsored or maintained by ADP TotalSource, Inc. (each, a “Galaxy Benefit Plan”); provided, that no immaterial Galaxy Benefit Plan need be included on Section 3.13(a) of the Galaxy Disclosure Schedule. With respect to each such Galaxy Benefit Plan, Galaxy has made available to Parent a true and complete copy of such Galaxy Benefit Plan, if written, or a description of the material terms of such Galaxy Benefit Plan if not written, and to the extent applicable: (i) all trust agreements, or other funding arrangements; (ii) the most recent actuarial and trust reports for both ERISA funding and financial statement purposes; (iii) the two most recent Form 5500 with all attachments required to have been filed with the Internal Revenue Service (the “IRS”) or the Department of Labor or any similar reports filed with any comparable Governmental Entity in any non-U.S. jurisdiction having jurisdiction over any Galaxy Benefit Plan and all schedules thereto; (iv) the most recent IRS determination or opinion letter; and (v) all current summary plan descriptions.

(b)          Each Galaxy Benefit Plan has been maintained in all material respects in accordance with its terms and the requirements of applicable Law. Each of Galaxy and its Subsidiaries has performed all material obligations required to be performed by it under any Galaxy Benefit Plan and, to the knowledge of Galaxy, is not in any material respect in default under or in violation of any Galaxy Benefit Plan. No material action (other than claims for benefits in the ordinary course) is pending or, to the knowledge of Galaxy, threatened with respect to any Galaxy Benefit Plan.

(c)          Each Galaxy Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a determination or opinion letter from the IRS that it is so qualified and each related trust that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination or opinion letter from the IRS that it is so exempt and, to the knowledge of Galaxy, no fact or event has occurred since the date of such letter or letters from the IRS that could reasonably be expected to adversely affect the qualified status of any such Galaxy Benefit Plan or the exempt status of any such trust.

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(d)          No Galaxy Benefit Plan is subject to Title IV of ERISA, is a multiemployer plan (within the meaning of Section 3(37) of ERISA) or provides post-employment welfare benefits except to the extent required by Section 4980B of the Code.

(e)          Any arrangement of Galaxy or any of its Subsidiaries that is subject to Section 409A of the Code has complied in form and operation with the requirements of Section 409A of the Code as in effect from time to time. Neither Galaxy nor any of its Subsidiaries has any obligation to provide any gross-up payment to any individual with respect to any income Tax, additional Tax, excise Tax or interest charge imposed pursuant to Section 409A or 4999 of the Code.

(f)          Except as set forth in Section 3.13(f) of the Galaxy Disclosure Schedule, the consummation of the transactions contemplated hereby will not, either alone or in combination with another event, (i) entitle any current or former director, officer or employee of Galaxy or of any of its Subsidiaries to severance pay, unemployment compensation or any other payment; (ii) result in any payment becoming due, accelerate the time of payment or vesting, or increase the amount of compensation due to any such director, officer or employee; (iii) result in any forgiveness of indebtedness, trigger any funding obligation under any Galaxy Benefit Plan or impose any restrictions or limitations on Galaxy’s rights to administer, amend or terminate any Galaxy Benefit Plan; or (iv) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) that could reasonably be expected, individually or in combination with any other such payment, to constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

3.14         Employees, Labor Matters.

(a)          Neither Galaxy nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, and there are no labor unions or other organizations representing, purporting to represent or, to the knowledge of Galaxy, attempting to represent any employees of Galaxy or any of its Subsidiaries.

(b)          Since January 1, 2011, there has not occurred or, to the knowledge of Galaxy, been threatened any strike, slowdown, work stoppage, concerted refusal to work overtime or other similar labor activity or union organizing campaign with respect to any employees of Galaxy or any of its Subsidiaries. There are no labor disputes subject to any formal grievance procedure, arbitration or litigation and there is no representation petition pending or, to the knowledge of Galaxy, threatened with respect to any employee of Galaxy or any of its Subsidiaries.

(c)          Galaxy and its Subsidiaries have complied in all material respects with all applicable Laws relating to employment of labor, including all applicable Laws relating to wages, hours, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, classification of employees, immigration, and the collection and payment of withholding and/or social security Taxes.

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3.15         Environmental Matters.

(a)          Except as have not had or would not, individually or in the aggregate, have a Galaxy Material Adverse Effect: (i) Galaxy and each of its Subsidiaries are in compliance with all applicable Environmental Laws, and possess and are in compliance with all applicable Environmental Permits necessary to operate the business as presently operated; (ii) to the knowledge of Galaxy, there have been no releases of Hazardous Materials at or on any property owned or operated by Galaxy or any of its Subsidiaries, except under circumstances that are not reasonably likely to result in liability of Galaxy or any of its Subsidiaries under any applicable Environmental Law; (iii) neither Galaxy nor any of its Subsidiaries has received from a Governmental Entity a request for information pursuant to section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980 or similar state statute, or any written notification alleging that it is liable for any release or threatened release of Hazardous Materials at any location, except with respect to any such notification or request for information concerning any such release or threatened release, to the extent such matter has been resolved with the appropriate foreign, federal, state or local regulatory authority or otherwise; and (iv) neither Galaxy nor any of its Subsidiaries has received any written claim or complaint, or is presently subject to any lawsuit, proceeding or action, relating to noncompliance with Environmental Laws or any other liabilities pursuant to Environmental Laws, and to the knowledge of Galaxy, no such matter has been threatened.

(b)          For purposes of this Agreement, the following terms shall have the meanings assigned below:

(i)          “Environmental Laws” shall mean all foreign, federal, state, or local statutes, regulations, ordinances, codes, or decrees protecting the quality of the ambient air, soil, surface water or groundwater.

(ii)         “Environmental Permits” shall mean all permits, licenses, registrations, approvals, and other authorizations required under applicable Environmental Laws.

(iii)        “Hazardous Materials” shall mean any substance or waste defined and regulated as hazardous, acutely hazardous, or toxic under applicable Environmental Laws.

3.16         Intellectual Property.

(a)          Section 3.16(a) of the Galaxy Disclosure Schedule sets forth a true and complete list of all Registered Intellectual Property comprising part of the Galaxy Owned IP (each identified as a Mark (including domain names), Patent or Copyright), in each case, enumerating the applicable filing or registration number, title, registrar, jurisdiction, date of filing/issuance, and current applicant(s)/registered owners(s), as applicable.

(b)          (i) Each of Galaxy and its Subsidiaries exclusively owns all right, title and interest in and to all Galaxy Owned IP, free and clear of all Liens (except Permitted Liens), and has a valid right or license to use all other material Intellectual Property used in the operation of Galaxy’s and each of its Subsidiaries’ businesses as currently conducted, and (ii) all Galaxy Owned IP is valid and subsisting, and to the knowledge of Galaxy, enforceable, except to the extent Galaxy or its Subsidiaries have determined to abandon such Intellectual Property in the exercise of their reasonable business judgment.

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(c)          Except as set forth on Section 3.16(c) of the Galaxy Disclosure Schedule or as would not, individually or in the aggregate, be material to Galaxy and its Subsidiaries, taken as a whole, (i) no Galaxy Owned IP has been since January 1, 2012, or is now involved in any opposition, cancellation, reissue, reexamination, inter-partes review, public protest, interference, arbitration, mediation, domain name dispute resolution or other proceeding; and (ii) to the knowledge of Galaxy, no such proceeding is or has been threatened, asserted, decided or is pending with respect to any such Intellectual Property.

(d)          Except as set forth on Section 3.16(d) of the Galaxy Disclosure Schedule, the development, manufacture, sale, distribution or other commercial exploitation of products, and the provision of any services, by or on behalf of Galaxy or any of its Subsidiaries, and all of the other activities or operations of Galaxy or any of its Subsidiaries, have not, to the knowledge of Galaxy, infringed upon, misappropriated, violated, diluted or constituted the unauthorized use of, any Intellectual Property of any Person, and neither Galaxy nor any of its Subsidiaries has received, since January 1, 2011, any notice or claim asserting or suggesting that any such infringement, misappropriation, violation, dilution or unauthorized use is or may be occurring or has or may have occurred. Except as set forth on Section 3.16(c) of the Galaxy Disclosure Schedule, to the knowledge of Galaxy, no Person is misappropriating, infringing, diluting or violating the Galaxy Owned IP, which infringement has had or would reasonably be expected to have a Galaxy Material Adverse Effect.

(e)          Except as would not, individually or in the aggregate, be material to Galaxy and its Subsidiaries, taken as a whole, each of Galaxy and its Subsidiaries: (i) has taken all reasonable steps in accordance with standard industry practices to protect its and their rights in the Intellectual Property used in the operation of Galaxy’s and its Subsidiaries’ businesses; and (ii) at all times has maintained the confidentiality, secrecy and value of all information that constitutes or constituted a Trade Secret comprising part of the Galaxy Owned IP. To the knowledge of Galaxy, no unauthorized disclosure of such Trade Secrets has occurred.

(f)          Galaxy or its Subsidiaries, as the case may be, owns or has rights to access and use all electronic data processing, information, record keeping, communications, telecommunications, account management, inventory management and other computer systems (including all computer programs, software, databases, firmware, hardware and related documentation) and Internet websites and related information and data used to process, store, maintain and operate data, information and functions used in connection with Galaxy’s and its Subsidiaries’ businesses or otherwise necessary for the conduct of Galaxy’s and its Subsidiaries’ businesses, including systems to operate payroll, accounting, billing and receivables, payables, inventory, asset tracking, customer service and human resources functions.

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3.17         Galaxy Material Contracts.

(a)          Except as set forth in Section 3.17(a) of the Galaxy Disclosure Schedule, neither Galaxy nor any of its Subsidiaries is a party to or is bound by any Contract of the following nature (such Contracts as are required to be set forth in Section 3.17(a) of the Galaxy Disclosure Schedule together with the Galaxy Real Property Leases, being “Galaxy Material Contracts”):

(i)          any Contract relating to or evidencing any Indebtedness in an amount in excess of $50,000;

(ii)         any Contract pursuant to which Galaxy or any of its Subsidiaries has provided funds to or made any loan, capital contribution or other investment in, or assumed any liability or obligation of, any Person in excess of $50,000;

(iii)        any take-or-pay contracts or keepwell agreements or contracts that require Galaxy or any of its Subsidiaries to purchase or sell all of the requirements or outputs of a third party’s business;

(iv)        any Contract relating to settlement of any administrative or other proceedings with a Governmental Entity that included a payment in excess of $50,000 or that imposed any material restraint or obligation on Galaxy’s business within the past three years;

(v)         any Contract between Galaxy or any of its Subsidiaries, on the one hand, and any of their Related Persons who is not also an employee or consultant of Galaxy or one of its Subsidiaries, on the other hand, other than with respect to the advancement or reimbursement of costs and expenses in the ordinary course of business consistent with past practice;

(vi)        any Contract that limits, or purports to limit, the ability of Galaxy or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area or during any period of time, or that restricts the right of Galaxy and its Subsidiaries to sell to or purchase from any Person, or that grants the other party or any third person “most favored nation” status;

(vii)       any Contract by and between Galaxy or any of its Subsidiaries, on the one hand, and a Material Galaxy Licensee, on the other hand;

(viii)      any (A) joint venture or partnership agreement or (B) to the extent involving payments to or by Galaxy or any of its Subsidiaries of greater than $100,000, any merger, asset or stock purchase or divestiture Contract relating to Galaxy or any of its Subsidiaries, other than Contracts in each case in which the applicable acquisition or disposition has been consummated and there are no monetary obligations ongoing thereunder; and

(ix)         any other Contract, whether or not made in the ordinary course of business that (A) would reasonably be expected to involve a future or potential liability or receivable, as the case may be, in excess of $100,000 over the current Contract term, or (B) has a term greater than one year and cannot be cancelled by Galaxy or a Galaxy Subsidiary without penalty or further payment in excess of $50,000 and without more than 30 days’ notice.

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(b)          Except as set forth in Section 3.17(b) of the Galaxy Disclosure Schedule, each Galaxy Material Contract is a legal, valid, binding and enforceable agreement of Galaxy or its applicable Subsidiary and, to the knowledge of Galaxy, any other party thereto, and, to the knowledge of Galaxy is in full force and effect. None of Galaxy or any of its Subsidiaries or, to the knowledge of Galaxy, any other party is in breach or violation of, or (with or without notice or lapse of time or both) default under, any Galaxy Material Contract, nor has Galaxy or any of its Subsidiaries received any claim of any such breach, violation or default, except for such breaches and defaults which have not had or would not, individually or in the aggregate, reasonably be expected to be material to Galaxy or any of its Subsidiaries, taken as a whole. Galaxy has delivered or made available to Parent true and complete copies of all Galaxy Material Contracts, including any amendments thereto.

3.18         Licensees. Section 3.18 of the Galaxy Disclosure Schedule sets forth a true and complete list of the top 10 licensees by revenue of Galaxy and the Galaxy Subsidiaries, taken as a whole, for each of (i) calendar year 2013 and (ii) the first three months of calendar year 2014 (each such licensee, a “Material Galaxy Licensee”). Except as set forth in Section 3.18 of the Galaxy Disclosure Schedule, since the date of the Balance Sheet, no such Material Galaxy Licensee has (i) canceled or otherwise terminated, or, to the knowledge of Galaxy, threatened to cancel or otherwise terminate its relationship with Galaxy or the Galaxy Subsidiary, (ii) materially decreased, or to the knowledge of Galaxy, threatened to materially decrease, amounts payable, including royalty payments, to Galaxy or the Galaxy Subsidiary, or (iii) materially increased or decreased, as applicable, or threatened to materially increase or decrease, as applicable, pricing terms with respect to amounts payable, including royalty payments, to Galaxy or the Galaxy Subsidiaries.

3.19         Affiliate Transactions. Except (x) as set forth in Section 3.19 of the Galaxy Disclosure Schedule, (y) for Contracts with portfolio companies of the Stockholder Representative or its Affiliates entered into in the ordinary course of business on arms’ length terms or (z) with respect to compensation received as an employee of Galaxy or any of its Subsidiaries, no Related Person of Galaxy or any of its Subsidiaries has any: (a) interest in any Contract, including any Galaxy Material Contract, with, or relating to, Galaxy or any of its Subsidiaries, (b) direct or indirect equity or voting interest in any competitor, supplier, licensor, lessor, distributor or customer of Galaxy or any of its Subsidiaries or their business (other than equity or voting interests that (x) do not exceed 5% of the outstanding equity or voting interests of a publicly traded company or (y) are held by an Affiliate of the Stockholder Representative (other than Carlyle)) or (c) interest in any property (real, personal or mixed), tangible or intangible, used or currently intended to be used by Galaxy or any of its Subsidiaries.

3.20         Insurance. Section 3.20 of the Galaxy Disclosure Schedule sets forth a true and complete list of all material casualty, directors and officers liability, general liability, product liability and all other types of insurance policies maintained with respect to Galaxy or any of its Subsidiaries. To the knowledge of Galaxy, all such policies are in full force and effect and no application therefor included a material misstatement or omission. All premiums with respect thereto have been paid to the extent due prior to the date hereof. Galaxy has not received notice of, nor to the knowledge of Galaxy is there threatened, any cancellation, termination, material reduction of coverage or material premium increases with respect to any such policy.

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3.21         Brokers’ and Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Galaxy or any of the Galaxy Subsidiaries who is entitled to any fee or commission from Galaxy or any of the Galaxy Subsidiaries in connection with the transactions to which Galaxy is a party contemplated hereby.

3.22         No Additional Representations or Warranties. Except as provided in this Agreement and any other agreement delivered to Parent in connection herewith, neither Galaxy nor any of its Affiliates, nor any of their respective directors, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Parent or Merger Sub or their Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to Parent or Merger Sub or their Affiliates. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Parent Disclosure Schedules or elsewhere (including contained in any “data room” or reviewed by Galaxy or any of its Affiliates, agents or representatives pursuant to the Confidentiality Agreement) are not and will not be deemed to be representations or warranties of Parent, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in this Agreement or any other agreement delivered to Galaxy in connection herewith.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as (x) disclosed in the Parent SEC Documents filed with or furnished to the SEC on or prior to the second Business Day preceding the date hereof and on or after January 1, 2013 and publicly available on the date hereof on the SEC’s Electronic Data Gathering, Analysis and Retrieval System (excluding disclosure contained in the “risk factors” section or constituting “forward-looking statements,” in each case, to the extent such disclosure is cautionary, predictive or speculative in nature) or (y) set forth in the disclosure letter delivered by Parent to Galaxy on or prior to the date of this Agreement (the “Parent Disclosure Schedule”), Parent and Merger Sub represent and warrant to Galaxy as set forth in this Article IV. For purposes of the representations and warranties of Parent and Merger Sub contained herein, disclosure in any section of the Parent Disclosure Schedule of any facts or circumstances shall be deemed to be disclosure of such facts or circumstances with respect to all representations or warranties by Parent and Merger Sub to which the relevance of such disclosure to the applicable representation and warranty is reasonably apparent on the face thereof. The inclusion of any information in the Parent Disclosure Schedule or other document delivered by Parent pursuant to this Agreement shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever.

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4.1           Corporate Organization.

(a)          Each of Parent, LLC Sub and Merger Sub (i) is a corporation or limited liability company, as applicable, duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, (ii) has all requisite corporate or limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in the case of clauses (ii) or (iii) as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b)          True and complete copies of the certificate of incorporation of Parent, as amended through, and as in effect as of, the date of this Agreement and the bylaws, as in effect as of, the date of this Agreement and the certificate of incorporation have previously been made available to Galaxy.

4.2           Capitalization.

(a)          Authorized and Issued Shares.

(i)          As of the date of this Agreement, the authorized capital stock of Parent consists of 160,000,000 shares of common stock, par value $.001 per share, of Parent (the “Parent Shares”) and 10,000,000 shares of preferred stock, par value $.001 per share, of Parent (the “Parent Preferred Stock”). As of June 17, 2014 (the “Measurement Date”), (i) 25,721,624 Parent Shares and no shares of Parent Preferred Stock were issued and outstanding, (ii) 122,229 Parent Shares were held in treasury, (iii) 384,500 Parent Shares were subject to outstanding options to acquire Parent Shares (the “Parent Stock Options”) (of which Parent Stock Options to purchase an aggregate of 359,000 Parent Shares were exercisable, with a weighted average exercise price of $4.338), (iv) 626,089 shares of unvested restricted stock were outstanding and (v) there were outstanding performance-based equity awards which may be settled in up to 965,000 Parent Shares.

(ii)         As of the date of this Agreement, except for this Agreement and as set forth in Section 4.2(a)(i), there are not issued, reserved for issuance or outstanding, and there are not any outstanding obligations of Parent or any Parent Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any (A) share of capital stock or other equity or ownership interest; (B) option, warrant or interest convertible into or exchangeable or exercisable for the purchase of shares of capital stock or other equity or ownership interests; (C) stock appreciation right, phantom stock, ownership interest or other equity equivalent or equity-based award or right; or (D) bond, debenture or other indebtedness having the express right to vote or convertible or exchangeable for securities having the express right to vote on the election of directors or otherwise vote as part of a class with any shares of capital stock. Except in connection with the exercise of Parent Stock Options, there are not any outstanding obligations of Parent or any of the Parent Subsidiaries to directly or indirectly redeem, repurchase or otherwise acquire any shares of capital stock or voting securities of, other equity interests in or equity equivalents, of Parent or any Parent Subsidiary. Neither Parent nor any of the Parent Subsidiaries is a party to any voting agreement with respect to the voting of any capital stock or voting securities of, or other equity interests in, Parent. All outstanding shares of capital stock of Parent have been, and all shares that may be issued pursuant to any employee stock option or other compensation plan or arrangement or warrant will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and fully paid. The consummation of the Mergers and the other transactions contemplated hereby or taken in contemplation of this Agreement will not, as of the First Effective Time, trigger any preemptive rights of any Person with respect to the capital stock of Parent, whether by law or otherwise. With respect to the Parent Stock Options, (A) each grant of a Parent Stock Option was duly authorized no later than the grant date by all necessary corporate action, (B) each such grant was made in accordance with the terms of the applicable Parent Benefit Plan, (C) the per share exercise price of each Parent Stock Option was not less than the fair market value of a Parent Share on the applicable grant date, (D) each such grant was properly accounted for in all material respects in accordance with GAAP in the financial statements (including the related notes) of Parent and disclosed in Parent’s filings with the SEC in accordance with the Exchange Act.

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(b)          As of the date of this Agreement, no bonds, debentures, notes or other indebtedness of Parent having the express right to vote on any matters on which stockholders may vote are issued or outstanding.

(c)          All of the issued and outstanding shares of capital stock or other equity ownership interests of each “significant subsidiary” (as such term is defined under Regulation S-X promulgated by the SEC) of Parent are owned by Parent, directly or indirectly, free and clear of any material Liens other than Permitted Liens, and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity ownership interest (other than restrictions under applicable securities Laws), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except for the capital stock or other equity ownership interests of the Parent Subsidiaries, as of the date of this Agreement, Parent does not beneficially own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.

4.3           Corporate Authorization.

(a)          Parent has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby subject to obtaining the Parent Stockholder Approval. The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions to which it is a party contemplated hereby have been duly and validly authorized and approved by the board of directors of Parent (the “Parent Board”). The Parent Board has, by resolutions duly adopted, unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Mergers, are in the best interests of Parent and its stockholders, (ii) approved and adopted this Agreement, including the Mergers, (iii) approved the execution, delivery and performance by Parent of this Agreement and the consummation of the transactions contemplated hereby, and (iv) recommended approval by the stockholders of Parent of the issuance by Parent of Parent Shares as consideration hereunder (the “Stock Issuance”). Except for the approval of the Stock Issuance by the written consent of the holders of a majority of the outstanding Parent Shares (the “Parent Stockholder Approval”), no other corporate proceedings on the part of Parent or any other vote by the holders of any class or series of capital stock of Parent are necessary to approve or adopt this Agreement or to consummate the transactions contemplated hereby. The Parent Written Consent provides that it will be irrevocable upon delivery. This Agreement has been duly executed and delivered by Parent and, assuming due execution and delivery by each of the other parties hereto, this Agreement constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

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(b)          Each of LLC Sub and Merger Sub has all necessary limited liability company or corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by each of LLC Sub and Merger Sub of this Agreement and the consummation by LLC Sub and Merger Sub of the transactions contemplated hereby have been duly and validly authorized and approved by the board of directors or similar governing body of LLC Sub or Merger Sub. Other than adoption of this Agreement by LLC Sub, as the sole stockholder of Merger Sub, no other corporate proceeding on the part of LLC Sub or Merger Sub is necessary to approve or adopt this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of LLC Sub and Merger Sub and, assuming due power and authority of, and due execution and delivery by, the other parties hereto, constitutes a valid and binding obligation of each of LLC Sub and Merger Sub, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

4.4           Governmental Authorization. Assuming the accuracy of the representations and warranties of Galaxy contained in this Agreement, the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent, LLC Sub and Merger Sub of the transactions contemplated hereby require at or prior to the Closing no consent or approval by, or filing with, or notification to any Governmental Entity, other than (a) the filing of the First Certificate of Merger and the Second Certificate of Merger with the Secretary of State of the State of Delaware, (b) compliance with any applicable requirements of the HSR Act, (c) compliance with any applicable requirements of the Securities Act, the Exchange Act, any other applicable U.S. federal or state securities Laws or “blue sky” Laws, (d) compliance with any applicable requirements of The NASDAQ Stock Market (“Nasdaq”), (e) those consents, approvals or filings set forth in Section 3.4, and (f) any other consents, approvals or filings the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated by this Agreement.

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4.5           Non-Contravention. The execution, delivery and performance by Parent, LLC Sub and Merger Sub of this Agreement do not, and the consummation of the transactions contemplated hereby will not: (a) violate or conflict with or result in any breach of any provision of the certificate of incorporation, bylaws or similar governing documents of Parent, LLC Sub or Merger Sub; (b) assuming receipt of the Parent Stockholder Approval and compliance with the matters referred to in Section 3.4 and Section 4.4, violate or conflict with any provision of any applicable Law; (c) violate or conflict with or result in any breach or constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled, or require consent by any Person under, any loan or credit agreement, note, mortgage, indenture, lease, Parent Benefit Plan, or Parent Material Contract; or (d) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of Parent or any of its Subsidiaries, except in the case of clauses (b), (c) and (d), as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated by this Agreement.

4.6           Parent SEC Filings. Parent has timely filed all reports, schedules, forms, registration statements and other documents required to be filed by Parent with the SEC since January 1, 2013 (together with any documents furnished during such period by Parent to the SEC on a voluntary basis on Current Reports on Form 8-K and any reports, schedules, forms, registration statements and other documents filed with the SEC subsequent to the date hereof, collectively, the “Parent SEC Documents”). Each of the Parent SEC Documents, as amended prior to the date of this Agreement, complied (and each Parent SEC Document filed subsequent to the date hereof will comply) in all material respects with, to the extent in effect at the time of filing or furnishing, the requirements of the Securities Act and the Exchange Act applicable to such Parent SEC Documents, and none of the Parent SEC Documents when filed or furnished or, if amended prior to the date of this Agreement, as of the date of such amendment, contained, or with respect to the Parent SEC Documents filed subsequent to the date hereof, will contain, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.7           Securities Filing. Other than with respect to the information supplied or to be supplied in writing by Galaxy specifically for inclusion in the Securities Filing, such Securities Filing shall not, at the time the Information Statement is filed in preliminary or definitive form, or the time that the Form S–4 is declared effective by the SEC, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Information Statement or the Information Statement/Prospectus, as the case may be, will not, at the date such document is first mailed to the stockholders of Parent, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that, in each case, no representation or warranty is made by Parent with respect to statements made therein based on information supplied by or on behalf of Galaxy specifically for inclusion in such document.

4.8           Absence of Certain Changes or Events.

(a)          Since December 31, 2013, no event or events or development or developments have occurred that have had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

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(b)          Except in connection with the execution and delivery of this Agreement and the transactions contemplated by this Agreement, from December 31, 2013 through the date of this Agreement, Parent and the Parent Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with past practice.

4.9           Financial Statements; No Undisclosed Material Liabilities.

(a)          All of the audited consolidated financial statements and unaudited consolidated interim financial statements of Parent and its consolidated Subsidiaries included in the Parent SEC Documents (x) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto and except in the case of such unaudited consolidated interim financial statements for the absence of notes and other presentation items) and (y) fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of Parent and its Subsidiaries, as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of such unaudited consolidated interim financial statements, to normal and recurring year-end adjustments.

(b)          There are no liabilities or obligations of Parent or any of its Subsidiaries of any nature that would be required by GAAP to be reflected on the consolidated balance sheet of Parent and its Subsidiaries other than: (i) liabilities or obligations reflected or reserved against in Parent’s consolidated balance sheet as of March 31, 2014 included in the Parent SEC Documents or in the notes thereto; (ii) liabilities or obligations that were incurred since March 31, 2014 in the ordinary course of business consistent with past practice; and (iii) other liabilities that have not had or would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect.

4.10         Compliance with Laws. Since January 1, 2012, (i) the business and operations of Parent and its Subsidiaries have been conducted in compliance with all applicable Laws and (ii) Parent has complied with the applicable listing and corporate governance rules and regulations of Nasdaq except, in each case, where the failure to so conduct such business and operations or comply with such rules and regulations have not had or would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, or prevent or materially delay the consummation of the transactions contemplated by this Agreement.

4.11         Litigation. As of the date hereof, there is no action pending or, to the knowledge of Parent, LLC Sub or Merger Sub, threatened by or against Parent, LLC Sub or Merger Sub, any of the Parent Subsidiaries, any of their respective properties or assets, or any officer or director of Parent or any of its Subsidiaries that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect. As of the date hereof, none of Parent or any of its Subsidiaries, or any of their respective properties or assets is subject to any outstanding Order of any Governmental Entity that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

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4.12         Title to Properties; Absence of Liens. Section 4.12 of the Parent Disclosure Schedule sets forth a true and complete description (including address, and for each lease, sublease and license, and all amendments, extensions, renewals, guaranties, modifications, supplements or other agreements, if any, with respect thereto) of all real property leased, subleased or licensed by Parent or any of its Subsidiaries (collectively, the “Parent Leased Real Properties”; and the leases, subleases and licenses with respect thereto, collectively, the “Parent Real Property Leases”). Parent has made available to Galaxy true, correct and complete copies of the Parent Real Property Leases, together with all amendments, extensions, renewals, guaranties, modifications, supplements or other agreements, if any, with respect thereto. Each of the Parent Real Property Leases is in full force and effect. Parent or one of its Subsidiaries has a valid, binding and enforceable leasehold or subleasehold interest (or license, as applicable) in each Parent Leased Real Property, in each case as to such leasehold or subleasehold interest (or license, as applicable), free and clear of all Liens (other than Permitted Liens). Neither Parent nor any of its Subsidiaries owns any real property or any interests in real property.

4.13         Taxes.

(a)          All material Tax Returns required by applicable Law to be filed with any Governmental Entity by, or on behalf of, Parent or any of its Subsidiaries have been duly filed when due (including extensions) in accordance with all applicable Laws, and all such Tax Returns are true, correct and complete in all material respects.

(b)          Parent and each of its Subsidiaries has duly and timely paid or has duly and timely withheld and remitted to the appropriate Governmental Entity all material Taxes due and payable, or, where payment is not yet due, has established in accordance with GAAP an adequate accrual for all material Taxes on the financial statements set forth in the Parent SEC Documents.

(c)          Neither Parent nor any of its Subsidiaries has taken, intends to take or has agreed to take any action or is aware of any fact or circumstance that would prevent or impede, or could reasonably be expected to prevent or impede, the Intended Tax Treatment.

(d)          LLC Sub is, and has since the date of its formation been, properly treated as an entity that is disregarded as separate from Parent for U.S. federal income tax purposes.

(e)          There is no claim, audit, action, suit, request for written ruling, proceeding or investigation pending or threatened in writing against or with respect to Parent or any of its Subsidiaries in respect of any Tax or Tax Return which (except in the case of a request for a written ruling) if determined adversely would, individually or in the aggregate, be expected to result in a material Tax deficiency.

(f)          Neither Parent nor any of its Subsidiaries has participated or engaged in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

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4.14         Employee Benefit Plans.

(a)          Section 4.14(a) of the Parent Disclosure Schedule sets forth as of the date of this Agreement a true and complete list of each material “employee benefit plan” (within the meaning of Section 3(3) of ERISA), and all material stock purchase, stock option, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation and all other material employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, written, legally binding or not, under which any employee or former employee of Parent or its Subsidiaries has any present or future right to benefits or Parent or its Subsidiaries has any present or future liability (each, a “Parent Benefit Plan”). With respect to each such Parent Benefit Plan, Parent has made available to Galaxy a true and complete copy of such Parent Benefit Plan, if written, or a description of the material terms of such Parent Benefit Plan if not written, and to the extent applicable: (i) all trust agreements, Insurance Contracts or other funding arrangements; (ii) the most recent actuarial and trust reports for both ERISA funding and financial statement purposes; (iii) the most recent Form 5500 with all attachments required to have been filed with the IRS or the Department of Labor or any similar reports filed with any comparable Governmental Entity in any non-U.S. jurisdiction having jurisdiction over any Parent Benefit Plan and all schedules thereto; (iv) the most recent IRS determination or opinion letter; and (v) all current summary plan descriptions.

(b)          Each Parent Benefit Plan has been maintained in all material respects in accordance with its terms and the requirements of applicable Law. Each of Parent and its Subsidiaries has performed all material obligations required to be performed by it under any Parent Benefit Plan and, to the knowledge of Parent, is not in any material respect in default under or in violation of any Parent Benefit Plan. No action (other than claims for benefits in the ordinary course) is pending or, to the knowledge of Parent, threatened with respect to any Parent Benefit Plan that has had or would reasonably be expected to have a Parent Material Adverse Effect.

(c)          Each Parent Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a determination or opinion letter from the IRS that it is so qualified and each related trust that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination or opinion letter from the IRS that it is so exempt and, to the knowledge of Parent, no fact or event has occurred since the date of such letter or letters from the IRS that could reasonably be expected to adversely affect the qualified status of any such Parent Benefit Plan or the exempt status of any such trust.

(d)          No Parent Benefit Plan is subject to Title IV of ERISA, is a multiemployer plan (within the meaning of Section 3(37) of ERISA) or provides post-employment welfare benefits except to the extent required by Section 4980B of the Code.

(e)          Any arrangement of Parent or any of its Subsidiaries that is subject to Section 409A of the Code has complied in form and operation with the requirements of Section 409A of the Code as in effect from time to time. Neither Parent nor any of its Subsidiaries has any obligation to provide any gross-up payment to any individual with respect to any income Tax, additional Tax, excise Tax or interest charge imposed pursuant to Section 409A or 4999 of the Code.

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(f)          Except as set forth in Section 4.14(f) of the Parent Disclosure Schedule, the consummation of the transactions contemplated hereby will not, either alone or in combination with another event, (i) entitle any current or former director, officer or employee of Parent or of any of its Subsidiaries to severance pay, unemployment compensation or any other payment; (ii) result in any payment becoming due, accelerate the time of payment or vesting, or increase the amount of compensation due to any such director, officer or employee; (iii) result in any forgiveness of indebtedness, trigger any funding obligation under any Parent Benefit Plan or impose any restrictions or limitations on Parent’s rights to administer, amend or terminate any Parent Benefit Plan; or (iv) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) that could reasonably be expected, individually or in combination with any other such payment, to constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

4.15         Employees, Labor Matters.

(a)          Neither Parent nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, and there are no labor unions or other organizations representing, purporting to represent or, to the knowledge of Parent, attempting to represent any employees of Parent or any of its Subsidiaries.

(b)          Since January 1, 2011, there has not occurred or, to the knowledge of Parent, been threatened any strike, slowdown, work stoppage, concerted refusal to work overtime or other similar labor activity or union organizing campaign with respect to any employees of Parent or any of its Subsidiaries. There are no labor disputes subject to any formal grievance procedure, arbitration or litigation and there is no representation petition pending or, to the knowledge of Parent, threatened with respect to any employee of Parent or any of its Subsidiaries.

(c)          Except as have not had or would not reasonably be expected to have a Parent Material Adverse Effect, Parent and its Subsidiaries have complied with all applicable Laws relating to employment of labor, including all applicable Laws relating to wages, hours, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, classification of employees, immigration, and the collection and payment of withholding and/or social security Taxes.

4.16         Environmental Matters. Except as have not had or would not, individually or in the aggregate, have a Parent Material Adverse Effect: (i) Parent and each of its Subsidiaries are in compliance with all applicable Environmental Laws, and possess and are in compliance with all applicable Environmental Permits necessary to operate the business as presently operated; (ii) to the knowledge of Parent, there have been no releases of Hazardous Materials at or on any property owned or operated by Parent or any of its Subsidiaries, except under circumstances that are not reasonably likely to result in liability of Parent or any of its Subsidiaries under any applicable Environmental Law; (iii) neither Parent nor any of its Subsidiaries has received from a Governmental Entity a request for information pursuant to section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980 or similar state statute, or any written notification alleging that it is liable for any release or threatened release of Hazardous Materials at any location, except with respect to any such notification or request for information concerning any such release or threatened release, to the extent such matter has been resolved with the appropriate foreign, federal, state or local regulatory authority or otherwise; and (iv) neither Parent nor any of its Subsidiaries has received any written claim or complaint, or is presently subject to any lawsuit, proceeding or action, relating to noncompliance with Environmental Laws or any other liabilities pursuant to Environmental Laws, and to the knowledge of Parent, no such matter has been threatened.

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4.17         Intellectual Property.

(a)          Except as would not, individually or in the aggregate, be material to Parent and its Subsidiaries, taken as a whole: (i) each of Parent and its Subsidiaries exclusively owns, or otherwise has a valid right to use, all material Intellectual Property used in the operation of Parent and each of its Subsidiaries’ businesses as currently conducted; and (ii) all such Intellectual Property owned by Parent or its Subsidiaries is valid and subsisting, and to the knowledge of Parent, enforceable, except to the extent Parent or its Subsidiaries have determined to abandon such Intellectual Property in the exercise of their reasonable business judgment.

(b)          Except as have not had or would not reasonably be expected to have a Parent Material Adverse Effect: (i) each of Parent and its Subsidiaries exclusively owns all right, title and interest in and to all Parent Owned IP, free and clear of all Liens (except Permitted Liens), and has a valid right or license to use all other material Intellectual Property used in the operation of Parent’s and each of its Subsidiaries’ businesses as currently conducted; and (ii) all Parent Owned IP is valid and subsisting, and to the knowledge of Parent, enforceable, except to the extent Parent or its Subsidiaries have determined to abandon such Intellectual Property in the exercise of their reasonable business judgment.

(c)          (i) No Parent Owned IP has been since January 1, 2012, or is now involved in any opposition, cancellation, reissue, reexamination, inter-partes review, public protest, interference, arbitration, mediation, domain name dispute resolution or other proceeding and (ii) to the knowledge of Parent, no such proceeding is or has been threatened, asserted, decided or is pending with respect to any such Intellectual Property, which, in each case of clauses (i) and (ii) immediately above, if determined or resolved adversely against Parent or any of its Subsidiaries, have had or would reasonably be expected to have a Parent Material Adverse Effect.

(d)          The development, manufacture, sale, distribution or other commercial exploitation of products, and the provision of any services, by or on behalf of Parent or any of its Subsidiaries, and all of the other activities or operations of Parent or any of its Subsidiaries, have not, to the knowledge of Parent, infringed upon, misappropriated, violated, diluted or constituted the unauthorized use of, any Intellectual Property of any Person, and neither Parent nor any of its Subsidiaries has received any notice or claim asserting or suggesting that any such infringement, misappropriation, violation, dilution or unauthorized use is or may be occurring or has or may have occurred, which, if determined or resolved adversely against Parent or any of its Subsidiaries, has had or would reasonably be expected to have a Parent Material Adverse Effect. To the knowledge of Parent, no Person is misappropriating, infringing, diluting or violating the Parent Owned IP, which infringement has had or would reasonably be expected to have a Parent Material Adverse Effect.

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(e)          Except as have not had or would not reasonably be expected to have a Parent Material Adverse Effect, each of Parent and its Subsidiaries: (i) has taken all reasonable steps in accordance with standard industry practices to protect its and their rights in the Intellectual Property used in the operation of Parent’s and its Subsidiaries’ businesses; and (ii) at all times has maintained the confidentiality, secrecy and value of all information that constitutes or constituted a Trade Secret comprising part of the Parent Owned IP. To the knowledge of Parent, no unauthorized disclosure of such Trade Secrets has occurred.

(f)          Except as have not had or would not reasonably be expected to have a Parent Material Adverse Effect, Parent or its Subsidiaries, as the case may be, owns or has rights to access and use all electronic data processing, information, record keeping, communications, telecommunications, account management, inventory management and other computer systems (including all computer programs, software, databases, firmware, hardware and related documentation) and Internet websites and related information and data used to process, store, maintain and operate data, information and functions used in connection with Parent’s and its Subsidiaries’ businesses or otherwise necessary for the conduct of Parent’s and its Subsidiaries’ businesses, including systems to operate payroll, accounting, billing and receivables, payables, inventory, asset tracking, customer service and human resources functions.

4.18         Parent Material Contracts.

(a)          Parent has made available to Galaxy a true and complete copy of each Contract to which Parent or any of its Subsidiaries is a party as of the date of this Agreement or by which Parent, any of its Subsidiaries or any of its respective properties or assets is bound as of the date of this Agreement, which: (i) is a “material contract” within the meaning of Item 601(b)(10) of Regulation S-K promulgated by the SEC; (ii) contains covenants of Parent or any of its Subsidiaries not to compete or engage in any line of business or compete with any Person in any geographic area; (iii) pursuant to which Parent or any of its Subsidiaries has entered into a partnership or joint venture with any other Person (other than Parent or any of its Subsidiaries); or (iv) relates to or evidences indebtedness for borrowed money or any guarantee of indebtedness for borrowed money by Parent or any of its Subsidiaries in excess of $100,000 (each, a “Parent Material Contract”).

(b)          Parent has delivered or made available to Galaxy true and complete copies of all Parent Material Contracts, including any amendments thereto. Each Parent Material Contract is a legal, valid, binding and enforceable agreement of Parent or its applicable Subsidiary and, to the knowledge of Parent, any other party thereto, and is in full force and effect. None of Parent or any of its Subsidiaries or, to the knowledge of Parent, any other party is in breach or violation of, or (with or without notice or lapse of time or both) default under, any Parent Material Contract, nor has Parent or any of its Subsidiaries received any claim of any such breach, violation or default, except for such breaches and defaults which have not had or would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

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4.19         Financing.

(a)          Parent has delivered to Galaxy a true, complete and correct copy of the executed debt commitment letters, dated as of the date hereof (x) among Parent, and GSO Capital Partners LP and (y) among Parent and Bank of America, N.A. (the “Financing Commitments”), pursuant to which the lenders party thereto have committed, subject to the terms and conditions set forth therein, to lend the amounts set forth therein for the purposes of financing the transactions contemplated by this Agreement and related fees and expenses (the “Financing”). As of the date hereof, (i) the Financing Commitments are a legal, valid, binding and enforceable agreement of Parent or its applicable Subsidiary and, to the knowledge of Parent, any other party thereto, and, to the knowledge of Parent, are in full force and effect, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors and (ii) the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect. As of the date hereof, none of Parent or any of its Subsidiaries or, to the knowledge of Parent, any other party is in breach or violation of, or (with or without notice or lapse of time or both) default under, any such Financing Commitment, nor has Parent or any of its Subsidiaries received any claim of any such breach. Except for the fee letters referenced in the Financing Commitment (a true, complete and correct copy of which has been provided to Galaxy, with only fee amounts and certain economic terms of the market flex and securities demand redacted), as of the date hereof there are no side letters or other agreements, Contracts or arrangements related to the funding of the Financing other than as expressly set forth in the Financing Commitments delivered to Galaxy prior to the date hereof. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as expressly set forth in or expressly contemplated by the Financing Commitments. All commitment and other fees required to be paid on or prior to the date hereof under the Financing Commitments have been paid. Neither Parent nor any of its Subsidiaries has any reason to believe that (A) it or any of its Subsidiaries or any other party thereto will be unable to satisfy on a timely basis any term or condition of the Financing Commitments or (B) the amounts set forth in the Financing Commitments for the purposes set forth therein will not be made available to Parent or its Subsidiaries on the Closing Date.

(b)          Assuming (A) the Financing is funded in accordance with the Financing Commitments and (B) the satisfaction of the conditions to the obligations of Parent, Merger Sub and LLC Sub to consummate the Mergers, the net proceeds of the Financing Commitments (both before and after giving effect to the exercise of any or all “market flex” provisions related thereto), together with the cash on hand of Parent, Merger Sub, LLC Sub and the Initial Surviving Corporation, will in the aggregate be sufficient for Parent, Merger Sub, LLC Sub and the Initial Surviving Corporation to pay the aggregate Closing Date Cash Merger Consideration and pay any and all fees and expenses required to be paid by Parent, Merger Sub and the Initial Surviving Corporation in connection with the Mergers and the Financing.

4.20         Brokers’ and Finders’ Fees. Except for any investment bank or other advisors the fees and expenses of which will be paid by Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or any of its Subsidiaries who is entitled to any fee or commission from Parent or any of its Subsidiaries in connection with the transactions contemplated hereby.

4.21         Acquisition of Interests for Investment. Each of Parent and Merger Sub has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its participation in the Mergers. Parent is acquiring the equity interests of the Final Surviving Company for investment and not with a view toward or for sale in connection with any distribution thereof.

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4.22         No Additional Representations or Warranties. Except as provided in this Agreement and any other agreement delivered to Galaxy in connection herewith, neither Parent, Merger Sub, LLC Sub, nor any of their Subsidiaries or Affiliates, nor any of their respective directors, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Galaxy, its Subsidiaries, their Affiliates, the Stockholder Representative or any Galaxy Stockholder and no such party shall be liable in respect of the accuracy or completeness of any information provided to Galaxy, any of its Subsidiaries or Affiliates, the Stockholder Representative or any Galaxy Stockholder. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Galaxy Disclosure Schedules or elsewhere (including contained in any “data room” or reviewed by Parent or any of its Affiliates, agents or representatives pursuant to the Confidentiality Agreement) are not and will not be deemed to be representations or warranties of Galaxy, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in this Agreement or any other agreement delivered to Parent in connection herewith.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1           Conduct of Businesses Prior to the First Effective Time. During the period from the date of this Agreement to the First Effective Time, except as expressly contemplated or permitted by this Agreement (including by Section 5.2 or Section 5.3 below, as applicable), except as specifically set forth in Section 5.1 of the Galaxy Disclosure Schedule or Section 5.1 of the Parent Disclosure Schedule, as applicable, and except with the prior written consent of the other party (which shall not be unreasonably withheld, conditioned or delayed), each of Galaxy and Parent shall, and shall cause each of its respective Subsidiaries to (i) conduct its business in the ordinary course consistent with past practice in all material respects, (ii) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships and retain the services of its officers and key employees, and (iii) take no action that would prohibit or materially impair or delay the ability of either Galaxy or Parent to obtain any necessary approvals of any regulatory agency or other Governmental Entity required for the transactions contemplated hereby or to consummate the transactions contemplated hereby. Notwithstanding the foregoing provisions of this Section 5.1, (i) neither party will take any action prohibited by Section 5.2 or Section 5.3, as applicable, in order to satisfy such party’s obligations under this Section 5.1 and (ii) each party shall be deemed not to have failed to satisfy its obligations under this Section 5.1 to the extent such failure resulted, directly or indirectly, from such party’s failure to take any action prohibited by Section 5.2 or Section 5.3, as applicable.

5.2           Galaxy Forbearances. Without limitation of any of the provisions of Section 6.9 hereof, during the period from the date of this Agreement to the First Effective Time, except as set forth in Section 5.2 of the Galaxy Disclosure Schedule and except as required by Law or as expressly contemplated by this Agreement, Galaxy will not, and will not permit any of the Galaxy Subsidiaries to, without the prior written consent of Parent (which consent prior to the Economic Closing, except in the case of clauses (a), (b), (c), (n) and solely with respect to the foregoing clauses, (p), shall not be unreasonably withheld, conditioned or delayed):

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(a)          amend its certificate of incorporation, bylaws or comparable organizational documents (whether by merger, consolidation or otherwise);

(b)          (i) split, combine or reclassify any shares of its capital stock, or propose to split, combine or reclassify any of its share capital, or issue or authorize or propose the issuance or authorization of any other securities in respect of, or in lieu of or in substitution for, shares of its share capital, (ii) declare, set aside or pay any non-cash dividend or other non-cash distribution (whether in stock or property or any combination thereof) in respect of its capital stock, except dividends paid by a direct or indirect wholly owned Subsidiary of Galaxy to Galaxy or to any of Galaxy’s other direct or indirect wholly owned Subsidiaries or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any shares of Galaxy’s (or any of its Subsidiaries’) share capital or any securities convertible into or exercisable for any shares of Galaxy’s (or any of its Subsidiaries’) share capital, other than repurchases, redemptions or acquisitions by Galaxy or any wholly owned Subsidiary of Galaxy of share capital or such other securities, as the case may be, of any other wholly owned Subsidiary of Galaxy;

(c)          (i) issue, deliver, pledge or sell, or authorize the issuance, delivery or sale of, any Galaxy Shares, equity equivalents or shares of capital stock of any Galaxy Subsidiary, other than the issuance of any Galaxy Shares upon the exercise of any Options in accordance with the terms thereof, or (ii) amend any term of any Galaxy Shares or equity equivalent (in each case, whether by merger, consolidation or otherwise);

(d)          incur any capital expenditures or any obligations or liabilities in respect thereof, except for (i) those contemplated by the capital expenditure budget set forth in Section 5.2(d) of the Galaxy Disclosure Schedule and (ii) any unbudgeted capital expenditures not to exceed $30,000 individually or $60,000 in the aggregate;

(e)          acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than (i) supplies and equipment or other assets in bona fide transactions, on arm’s-length terms in the ordinary course of business of Galaxy and its Subsidiaries in a manner that is consistent with past practice and/or (ii) acquisitions with consideration not in excess of $50,000 individually or $100,000 in the aggregate;

(f)          sell, lease, sublease, exchange or otherwise transfer, or create or incur any Lien, other than a Permitted Lien, on, any of Galaxy’s or any of its Subsidiaries’ assets, securities, properties, interests or businesses, or grant any option with respect to any of the foregoing, other than (i) assets, securities, properties, interests or businesses having a fair market value of less than $50,000 individually or $100,000 in the aggregate, in each case other than any Galaxy Owned IP and (ii) licenses or similar transfers of Marks in the ordinary course of business of Galaxy and its Subsidiaries in a manner that is consistent with past practice;

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(g)          make any loans, advances or capital contributions to, or investments in, any other Person, other than (i) loans, advances or capital contributions to, or investments in, wholly owned Subsidiaries of Galaxy or (ii) in the ordinary course of business consistent with past practice in an amount not to exceed $10,000 individually or $25,000 in the aggregate;

(h)          other than pursuant to borrowings under facilities in existence as of the date hereof and entering into capital leases in the ordinary course of business consistent with past practice, in each case to the extent such amounts will be fully repaid at Closing, create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money or guarantees thereof (including reimbursement obligations with respect to letters of credit);

(i)          except as required by applicable Law, the terms of an existing Galaxy Benefit Plan or as would not result in any increase in Liability to Parent or its Subsidiaries, (i) grant or increase any severance or termination pay to (or amend any existing severance pay or termination arrangement) or enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement) with respect to any officer or director, (ii) increase benefits payable under any existing severance or termination pay policies, (iii) establish, adopt or amend any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, stock option, restricted stock or other benefit plan or arrangement, or (iv) increase compensation, bonus or other benefits payable to any officer or director or, other than in the ordinary course of business consistent with past practice, any employee with a salary of more than $75,000 per year;

(j)          change Galaxy’s methods of accounting, except as required by concurrent changes in GAAP, as agreed to by its independent public accountants;

(k)          settle, or make a binding offer or proposal to settle, any litigation, investigation, arbitration, proceeding or other claim (other than with respect to the settlement of claims in the ordinary course of business consistent with past practice) involving or against Galaxy or any of its Subsidiaries involving (i) any injunctive, equitable or criminal liabilities or (ii) monetary remedies with a value in excess of $75,000 with respect to any individual litigation, arbitration or proceeding or $100,000 in the aggregate;

(l)          (i) make or change any material Tax election, (ii) change any annual tax accounting period, (iii) adopt or change any material method of tax accounting except as required by applicable Law, (iv) materially amend any Tax Returns, (v) enter into any material closing agreement, (vi) settle any material Tax claim, audit or assessment or (vii) surrender any right to claim a material Tax refund, offset or other reduction in Tax liability;

(m)          amend or modify in any material respect or terminate (excluding terminations upon expiration of the term thereof in accordance with their terms) any Galaxy Material Contract or waive, release or assign any material rights, claims or benefits of it or its Subsidiaries under any Galaxy Material Contract, or enter into any Contract or agreement that (i) would have been a Galaxy Material Contract had it been entered into prior to this Agreement or (ii) grants any Person (other than Galaxy or any of its Subsidiaries) the right to royalty or similar payments with respect to any Galaxy Owned IP in an amount in excess of $50,000 individually or $100,000 in the aggregate, in each case, annually;

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(n)          adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Galaxy or any Galaxy Subsidiary (other than the Mergers);

(o)          collect, or accelerate the collection of, any accounts receivable or pay, or delay the payment of, any accounts payable in a manner materially inconsistent with the operation of the business in the ordinary course;

(p)          take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Intended Tax Treatment; or

(q)          agree, resolve or commit to (i) do any action restricted by this Section 5.2 or (ii) accept any restriction that would prevent Galaxy or any of its Subsidiaries from taking any action required by this Section 5.2.

5.3           Parent Forbearances. During the period from the date of this Agreement to the First Effective Time, except as set forth in Section 5.3 of the Parent Disclosure Schedule and except as required by Law or the rules and regulations of the SEC or Nasdaq or as contemplated or permitted by this Agreement, Parent will not, and will not permit any of the Parent Subsidiaries to, without the prior written consent of the Stockholder Representative (which consent shall not be unreasonably withheld, conditioned or delayed):

(a)          amend in any material respect its certificate of incorporation, bylaws or comparable organizational documents (whether by merger, consolidation or otherwise);

(b)          (i) split, combine or reclassify any shares of its capital stock, or propose to split, combine or reclassify any of its share capital, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except dividends paid by a direct or indirect wholly owned Subsidiary of Parent to Parent or to any of Parent’s other direct or indirect wholly owned Subsidiaries or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any shares of Parent’s (or any of its Subsidiaries’) share capital or any securities convertible into or exercisable for any shares of Parent’s (or any of its Subsidiaries’) share capital, other than repurchases, redemptions or acquisitions by Parent or any wholly owned Subsidiary of Parent of share capital or such other securities, as the case may be, of any other wholly owned Subsidiary of Parent;

(c)          (i) issue, deliver, pledge or sell, or authorize the issuance, delivery or sale of, any Parent Shares or capital stock of any Parent Subsidiary, other than the issuance of (A) any Parent Shares upon the exercise of Parent Stock Options in accordance with the terms of the applicable Parent Benefit Plan; (B) any capital stock of any Parent Subsidiary to Parent or any other Subsidiary of Parent; or (C) any Parent Shares in connection with any acquisition permitted by Section 5.3(d); or (ii) amend any term of the Parent Shares (in each case, whether by merger, consolidation or otherwise) in any fashion that may have a materially adverse impact on Galaxy;

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(d)          acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material assets, securities, properties, interests or businesses, other than any acquisitions with consideration (comprised of cash, Parent Shares or other property) not in excess of $10,000,000 individually or $25,000,000 in the aggregate;

(e)          change Parent’s methods of accounting, except as required by concurrent changes in GAAP, as agreed to by its independent public accountants;

(f)          sell, lease, sublease, exchange or otherwise transfer any of Parent’s or any of its Subsidiaries’ material assets, properties, interests or businesses, or grant any option with respect to any of the foregoing, in each case, to any Parent Related Person;

(g)          make any loans or advances to any Parent Related Person, other than loans or advances to wholly owned Subsidiaries of Parent or loans of less than $100,000 in the aggregate;

(h)          adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Parent or any material Parent Subsidiary (other than the Mergers);

(i)          take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Intended Tax Treatment; or

(j)          agree, resolve or commit to (i) do any action restricted by this Section 5.3 or (ii) accept any restriction that would prevent Parent or any of its Subsidiaries from taking any action required by this Section 5.3.

5.4           Control of Other Party’s Business. Nothing contained in this Agreement will give Galaxy, directly or indirectly, the right to control Parent or any of the Parent Subsidiaries or direct the business or operations of Parent or any of the Parent Subsidiaries. Nothing contained in this Agreement will give Parent, directly or indirectly, the right to control Galaxy or any of the Galaxy Subsidiaries or direct the business or operations of Galaxy or any of the Galaxy Subsidiaries prior to the First Effective Time. Prior to the First Effective Time, each of Galaxy and Parent will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations and the operations of its respective Subsidiaries. Nothing in this Agreement, including any of the actions, rights or restrictions set forth herein, will be interpreted in such a way as to place Parent or Galaxy in violation of any applicable Law.

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5.5           No Solicitation.

(a)          From and after the date of this Agreement until the Closing Date (or the earlier termination of this Agreement), Galaxy and its Subsidiaries shall not, directly or indirectly through any officer, director, employee, representative or agent of Galaxy or its Subsidiaries or otherwise: (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or would reasonably be expected to lead to, a proposal or offer for a merger, consolidation, share exchange, business combination, sale or license of all or any part of its assets (other than immaterial assets that are not Galaxy Owned IP and other than licenses in the ordinary course of business consistent with past practice), sale of shares of capital stock or similar transactions involving Galaxy or any of its Subsidiaries other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals, a “Galaxy Acquisition Proposal”); (ii) engage or participate in negotiations or discussions concerning, or provide any non-public information to any Person or entity relating to, any Galaxy Acquisition Proposal; or (iii) agree to, enter into, accept, approve or recommend any Galaxy Acquisition Proposal.

(b)          Galaxy shall notify Parent as promptly as possible (and no later than 24 hours) after receipt by Galaxy (or its advisors) of any Galaxy Acquisition Proposal or any request for nonpublic information in connection with a Galaxy Acquisition Proposal or for access to the properties, books or records of Galaxy by any Person or entity that informs Galaxy (or its advisors) that it is considering making, or has made, a Galaxy Acquisition Proposal. Such notice shall be made in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact, each to the extent then known by Galaxy.

(c)          From and after the date of this Agreement until the Closing Date (or the earlier termination of this Agreement), Parent and its Subsidiaries shall not, directly or indirectly through any officer, director, employee, representative or agent of Parent or its Subsidiaries or otherwise: (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or would reasonably be expected to lead to, a proposal or offer for a merger, consolidation, share exchange, business combination, sale or license of all or substantially all of its assets taken as a whole (other than licenses in the ordinary course of business consistent with past practice), or any direct or indirect acquisition of beneficial ownership of 20% or more of the equity securities of Parent other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals, a “Parent Acquisition Proposal”); (ii) engage or participate in negotiations or discussions concerning, or provide any non-public information to any Person or entity relating to, any Parent Acquisition Proposal; or (iii) agree to, enter into, accept, approve or recommend any Parent Acquisition Proposal; provided, that nothing contained herein shall prohibit or restrict Parent from undertaking any acquisition (including an acquisition pursuant to which consideration is paid using Parent Shares) that would not be prohibited by Section 5.3(d).

(d)          Parent shall notify Galaxy as promptly as possible (and no later than 24 hours) after receipt by Parent (or its advisors) of any Parent Acquisition Proposal or any request for nonpublic information in connection with a Parent Acquisition Proposal or for access to the properties, books or records of Parent by any Person or entity that informs Parent (or its advisors) that it is considering making, or has made, a Parent Acquisition Proposal. Such notice shall be made in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact, each to the extent then known by Parent.

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5.6           Financing.

(a)          Parent shall use its reasonable best efforts to take, or cause to be taken, as promptly as practicable, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to arrange and obtain the Financing on the Closing Date on the terms and conditions set forth in the Financing Commitments. In the event that all conditions set forth in the Financing Commitments have been satisfied, Parent, LLC Sub and Merger Sub shall use their reasonable best efforts to cause the lenders party thereto and the other Persons providing such Financing to fund the Financing required to consummate the transactions contemplated by this Agreement on the Closing Date. Parent, LLC Sub and Merger Sub may replace or amend the Financing Commitments; provided, that such replacement or amendment would not (i) impose new or additional material conditions, or otherwise expand any conditions in any material respects, to the receipt of the Financing, (ii) reasonably be expected to prevent, or materially delay or impair, the availability of the Financing or (iii) adversely impact the ability of Parent, LLC Sub and/or Merger Sub to timely consummate the Merger; provided, however, that Parent, LLC Sub and/or Merger Sub may, without the prior written approval of Galaxy, permit the reduction of the aggregate amount of the Financing Commitments if Parent, LLC Sub and/or Merger Sub also obtains from alternative sources commitments in the aggregate amount of at least such reduction with terms and conditions that will not, taken as a whole, result in a decrease in the likelihood that such commitments from alternative sources will be available on the Closing Date. For purposes of this Section 5.6, references to “Financing” shall include the financing contemplated by the Financing Commitments as replaced, amended or modified, and references to “Financing Commitments” shall include such documents as replaced, amended or modified. Without limiting the generality of the foregoing and subject to replacements or amendments permitted hereby, Parent, LLC Sub and Merger Sub shall use their reasonable best efforts to (i) maintain in effect the Financing Commitments until the transactions contemplated by this Agreement are consummated, (ii) satisfy all conditions and covenants applicable to Parent, LLC Sub and Merger Sub in the Financing Commitments at or prior to Closing and otherwise comply with its obligations thereunder, (iii) enter into definitive agreements with respect to the Financing on the terms and conditions contemplated by the Financing Commitments and (iv) consummate the Financing at or prior to the Closing. If any portion of the Financing becomes unavailable on the terms and conditions (including the flex provisions) contemplated in the Financing Commitments, Parent shall use its reasonable best efforts to arrange and obtain alternative financing from alternative sources, in an amount sufficient to consummate the transactions contemplated by this Agreement as promptly as practicable following the occurrence of such event. Parent shall provide Galaxy with prompt written notice of any material breach by any party to the Financing Commitments (or commitments for any alternative financing obtained in accordance with this Section 5.6) of which Parent becomes aware or any termination of a Financing Commitment (or commitment for any alternative financing obtained in accordance with this Section 5.6) and provide to Galaxy copies of all material documents related to the Financing (or alternative financing obtained in connection with this Section 5.6). Parent shall keep Galaxy informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Financing (or alternative financing obtained in accordance with this Section 5.6). Notwithstanding anything to the contrary contained in this Agreement, the Stockholder Representative and Galaxy acknowledge and agree that they (i) derive no contractual rights, whether as third party beneficiary or otherwise, under the Financing Commitments or any financing document related to the Financing and shall not be entitled to enforce any such Financing Commitment or document against any agent, arranger, bookrunner, lender, letter of credit issuer or other financing party that is a party to any such commitment letter or document (including, without limitation, GSO Capital Partners LP, Bank of America, N.A. and their respective affiliates) (collectively, the “Lender Group”) and (ii) waive any claim (including, without limitation, any claim under contract, any claim in tort and any claim for specific performance) it may have against any member of the Lender Group with respect to the failure of the Financing to close; provided, that nothing contained in this sentence shall prevent the Stockholder Representative and/or Galaxy from enforcing any of the terms of this Agreement against the Parent, LLC Sub and Merger Sub.

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(b)          Prior to the Closing, Galaxy shall use reasonable best efforts to provide to Parent and Merger Sub, at Parent’s request (with reasonable prior notice) and sole cost and expense, all cooperation reasonably requested by Parent in connection with the Financing, including by using reasonable best efforts in (i) furnishing Parent and Merger Sub and their lenders the financial statements required under the Financing Commitments (the “Required Financial Information”), (ii) causing executive officers and representatives of Galaxy to participate in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers or agents for, and prospective lenders and purchasers of, the Financing and the executive officers of Galaxy and other members of senior management and representatives of Galaxy), presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the Financing, (iii) assisting Parent and its lenders in the preparation of customary offering memoranda, bank information memoranda, rating agency presentations, lender presentations and similar documents relating to the Financing, (iv) providing reasonable cooperation with the marketing efforts of Parent and its lenders for all or any portion of the Financing, (v) providing customary authorization letters authorizing the distribution of information to prospective lenders, (vi) providing all relevant information reasonably requested with respect to the assets of Galaxy and its Subsidiaries that will serve as collateral for the Financing and providing reasonable access to Parent and its lenders, during normal working hours and upon reasonable notice, to allow them to conduct audit examinations and appraisals with respect to such collateral, (vii) seeking to cause its auditors to provide reasonable assistance to Parent consistent with their customary practice (including to provide and consent to the use of their audit reports relating to the consolidated financial statements of Galaxy and its Subsidiaries), (viii) providing all documentation and other information required by regulatory authorities with respect to Galaxy and its Subsidiaries under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act of 2001, as amended, (ix) seeking to arrange for customary payoff letters, lien terminations and instruments of discharge to be delivered at Closing providing for the payoff, discharge and termination on the Closing Date of all Indebtedness contemplated by the Financing Commitment to be paid off, discharged and terminated at Closing, and (x) providing all cooperation that is reasonable and customary to satisfy the conditions precedent to the Financing Commitments or any financing documents relating thereto to the extent the satisfaction of such conditions requires the reasonable and customary cooperation of, or is within the control of, Galaxy and its Subsidiaries; provided, however, that, irrespective of the above, (A) no obligation of Galaxy or any of its Subsidiaries under any certificate, document or instrument shall be effective until the First Effective Time; (B) no Person that is a director of Galaxy or any of its Subsidiaries shall be required to take any action in such capacity with respect to the Financing (or alternative financing sought in accordance with this Section 5.6) prior to the Closing, and (C) neither Galaxy nor any of its Subsidiaries shall be required to provide any such assistance to the extent it (x) materially and unreasonably interferes with its business operations or (y) causes any condition to the Closing to fail to be satisfied. For the avoidance of doubt, if the Financing (or alternative financing sought in accordance with this Section 5.6) has not been obtained, Parent and Merger Sub shall continue to be obligated to consummate the transactions contemplated by this Agreement subject only to the satisfaction or waiver of the applicable conditions set forth in Article VII.

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(c)          None of Galaxy or any of its Subsidiaries shall be required to bear any cost or expense or to pay any commitment or other similar fee or make any other payment in connection with the Financing prior to the First Effective Time. Parent shall indemnify and hold harmless Galaxy and its Subsidiaries from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred in connection with the arrangement of Financing and any information utilized in connection therewith (other than historical information relating to Galaxy or its Subsidiaries provided by Galaxy in writing specifically for use in the Financing offering documents). Galaxy hereby consents to the use of its and its Subsidiaries’ logos in connection with the Financing; provided, that such logos are used in a manner that is not intended or reasonably likely to harm or disparage Galaxy, any of its Subsidiaries or their marks, or the reputation or goodwill of Galaxy or any of its Subsidiaries.

5.7           Tax Matters

(a)          Transfer Taxes. Notwithstanding anything to the contrary contained herein, Parent and the Galaxy Stockholders shall share equally all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the Mergers. Parent shall, at its own expense, file all necessary Tax Returns with respect to all such Taxes, and, if required by applicable Law, the Galaxy Stockholders will join in the execution of any such Tax Returns.

(b)          Intended Tax Treatment. Galaxy, Parent, Merger Sub and LLC Sub hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). Each of the parties hereto shall, and shall cause its Affiliates to, file all Tax Returns and other reports and determine all Taxes consistent with the Intended Tax Treatment, unless required to do otherwise pursuant to a final determination as defined in Section 1313(a) of the Code (or pursuant to any similar provision of applicable state, local or non-U.S. law). Each of the parties further agrees to promptly notify the other party of any challenge to the Intended Tax Treatment by any Governmental Entity.

5.8           Termination of Certain Agreements. At or prior to the First Effective Time, Galaxy shall take all actions necessary to cause any tax sharing agreement or any stockholders agreement, including the Galaxy Stockholders Agreement, voting agreement, investor rights agreement or similar agreements to which it is a party with any Galaxy Stockholders or with respect to the Galaxy Shares, and any management, advisory or consulting agreement (but, for the avoidance of doubt, not any agreement set forth in item 1 and items 6 to 11 of Section 3.19 of the Galaxy Disclosure Schedules) with any Galaxy Stockholder, to be terminated as of the First Effective Time without any further liability or obligation on the part of Galaxy or any of its Subsidiaries.

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5.9           Governance Matters. The Parent Board shall, effective at the Second Effective Time, appoint Rodney Cohen as a director of Parent to fill the vacancy created by the resignation of Matthew Eby and to serve as a Class II Director thereof until the earlier of his resignation or removal or until his successor is duly elected and qualified.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1           Preparation of the Securities Filings.

(a)          If Galaxy does not deliver to Parent, within three Business Days following the date of this Agreement, a Galaxy Stockholder Consent signed by the holders of Galaxy Shares who hold in excess of 80% of the outstanding Galaxy Shares (the “Form S–4 Percentage”)”, then the parties acknowledge and agree that the following provisions shall apply (and the provisions of Section 6.1(b) shall have no force or effect):

(i)          Parent shall prepare and shall use its reasonable best efforts to cause to be filed with the SEC, as promptly as practicable after the date of this Agreement (but after Galaxy has had a reasonable opportunity to review and comment on), a registration statement on Form S–4, including the related information statement (the “Form S–4”), with respect to the Parent Shares issued by Parent as consideration hereunder and the Warrants and the Parent Shares underlying such Warrants (collectively, the “Registrable Securities”), and Parent shall use its reasonable best efforts to have the Form S–4 declared effective under the Securities Act as promptly as practicable after such filing (including by responding promptly to comments of the SEC). The Form S–4 shall include a (i) registration statement with respect to the Registrable Securities, and (ii) an information statement to be provided to stockholders of Parent in connection with the Parent Stockholder Approval (the “Information Statement/Prospectus”).

(ii)         Galaxy shall use its reasonable best efforts to furnish to Parent promptly following Parent’s request all information concerning Galaxy and its Subsidiaries and Affiliates as may be required in the Information Statement/Prospectus, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Form S 4 and Information Statement/Prospectus. Parent will provide Galaxy a reasonable opportunity to review and comment upon each of the Form S 4, any amendments or supplements thereto, and any SEC comments received in respect thereof and Parent’s response thereto, in each instance, prior to filing the same with the SEC, and will include in the Form S 4, or any amendments or supplements thereto and any response by Parent to any comments of the SEC thereto, such reasonable comments thereon as are proposed by Galaxy. Parent shall cause the Parent Shares to be issued in the Initial Merger to be authorized for listing on Nasdaq, subject to official notice of issuance, prior to the First Effective Time. Parent shall promptly advise Galaxy of the time of effectiveness of the Form S–4 or the issuance of any stop order relating thereto, and Parent shall use its reasonable best efforts to have any such stop order lifted, reversed or otherwise terminated.

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(iii)        For the avoidance of doubt, in the event that Galaxy waives in writing the closing condition set forth in Section 7.2(f), Parent shall have no further obligations under this Section 6.1(a) with respect to the Form S-4 or registration or listing of the Parent Shares, Warrants or Parent Shares underlying the Warrants through the Closing; provided, that the Registration Rights Agreement shall be fully effective from and after the Closing.

(b)          If Galaxy delivers to Parent, within three Business Days following the date of this Agreement, a Galaxy Stockholder Consent signed by the holders of Galaxy Shares who hold in excess of the Form S–4 Percentage, then the parties acknowledge and agree that the following provisions shall apply (and the provisions of Section 6.1(a) shall have no force or effect):

(i)          Parent shall prepare and shall use its reasonable best efforts to cause to be filed with the SEC, as promptly as practicable after the date of this Agreement (but after Galaxy has had a reasonable opportunity to review and comment on), an information statement in accordance with Regulation 14C of the Exchange Act to be provided to stockholders of Parent in connection with the Parent Stockholder Approval (the “Information Statement”). Galaxy shall use its reasonable best efforts to furnish to Parent promptly following Parent’s request all information concerning Galaxy and its Subsidiaries and Affiliates as may be required in the Information Statement, and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Information Statement. Parent will provide Galaxy a reasonable opportunity to review and comment upon each of the Information Statement, any amendments or supplements thereto, and any SEC comments received in respect thereof and Parent’s response thereto, in each instance, prior to filing the same with the SEC, and will include in the Information Statement, or any amendments or supplements thereto and any response by Parent to any comments of the SEC thereto, such reasonable comments thereon as are proposed by Galaxy. Parent shall cause the Parent Shares to be issued in the Initial Merger to be authorized for listing on Nasdaq, subject to official notice of issuance, prior to the First Effective Time.

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(ii)         In accordance with the following sentence, Parent shall prepare and shall use its reasonable best efforts to file with the SEC, as promptly as practicable after the Closing Date (but after Galaxy has had a reasonable opportunity to review and comment on), a registration statement on Form S-3 or such other form under the Securities Act then available to Parent (“Form S-3”) with respect to the resale of the Registrable Securities. Parent and its Representatives shall commence preparation of the Form S-3 promptly following the date hereof (and in any event within 10 Business Days) and shall use reasonable best efforts to file the Form S-3 within five Business Days (but in no event earlier than the Closing Date) of receipt of such financial statements, financial data and other pertinent information regarding Galaxy and its Subsidiaries of the type required by SEC Regulation S-X and SEC Regulation S-K under the Securities Act (including pro forma financial information) for registered offerings of securities that are sufficiently current to permit a registration statement using such financial statements to be declared effective by the SEC. The terms and conditions of the Registration Rights Agreement shall apply to such Form S-3 as if such Form S-3 was prepared and filed as a Demand Registration (as such term is defined in the Registration Rights Agreement), including the provisions thereunder relating to priorities in registration, registration expenses and indemnification (without counting towards the maximum number of Demand Registrations described in the Registration Rights Agreement). Galaxy shall use its reasonable best efforts to provide to Parent all financial statements, financial data, related material (including appropriate management’s discussion and analysis) and other information regarding Galaxy and any predecessor thereto, sufficient in form and content to allow compliance with the requirements of Regulation S-X and Regulation S-K under the Securities Act and the requirements of the rules of the Public Company Accounting Oversight Board of a type, as is required to be included in the Form S-3 pursuant to the Securities Act and regulations promulgated thereunder (and including, with respect to any audited financial statements, the report of Galaxy’s auditors thereon). Parent shall use its reasonable best efforts to ensure that the Form S-3 is declared effective under the Securities Act as soon as practicable thereafter. Each Galaxy Stockholder and each successor, assignee and direct and indirect transferees who become registered owners of the Closing Date Stock Merger Consideration or any other Parent Shares delivered hereunder prior to the effectiveness of such Form S-3 will be required to furnish to Parent a questionnaire and such other information reasonably necessary for preparation of the Form S-3. Parent shall not be required to include the Registrable Securities of such Galaxy Stockholder or any such successor, assignee or transferee in the Form S-3 until such Galaxy Stockholder furnishes such information.

(c)          If, prior to the First Effective Time, any event occurs with respect to Galaxy or any Galaxy Subsidiary, or any change occurs with respect to other information supplied by Galaxy for inclusion in the Securities Filing which is required to be described in an amendment of, or a supplement to, such Securities Filing, Galaxy shall promptly notify Parent of such event, and Galaxy and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to such Securities Filing and in disseminating the information contained in such amendment or supplement to Parent’s stockholders.

6.2           Access to Information; Confidentiality. Upon reasonable notice and subject to applicable Law, Galaxy shall, and shall cause each of its Subsidiaries to, afford to Parent and its representatives, and Parent shall, and shall cause each of its Subsidiaries to, afford to Galaxy and its representatives, reasonable access during normal business hours in the period prior to the Closing Date to all of its properties, books, Contracts, commitments, personnel and records and, during such period, each such party shall, and shall cause each of its Subsidiaries to, furnish promptly to such other party and its representatives such information concerning its business, properties and personnel as such other party may reasonably request. Notwithstanding the foregoing, neither party shall be required to provide access to or make available to any Person any document or information that is the subject of any confidentiality agreement with any third party (provided, that the withholding party uses reasonable efforts to obtain the required consent of such third party to such access or disclosure) or subject to any attorney-client or work-product privilege (provided, that the withholding party will use reasonable efforts to allow such access or disclosure in a manner that does not result in loss or waiver of such privilege). All information furnished pursuant to this Section 6.2 shall be subject to the confidentiality agreement, dated as of May 16, 2014, between Galaxy and Parent (the “Confidentiality Agreement”). No investigation pursuant to this Section 6.2 or information provided, made available or delivered to either such party pursuant to this Section 6.2 or otherwise shall affect any representations or warranties of any party to this Agreement or conditions or rights of such parties contained in this Agreement.

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6.3           Required Actions.

(a)          Each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary to consummate and make effective, as soon as reasonably possible, the Mergers and the other transactions contemplated by this Agreement in accordance with the terms hereof. Without limiting the generality of the foregoing, upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Mergers and the other transactions contemplated by this Agreement (which transactions, for the avoidance of doubt, shall include the receipt by each Galaxy Stockholder of its applicable portion of the Closing Date Stock Merger Consideration following delivery of a Letter of Transmittal or Optionholder Release Agreement, as applicable), including using reasonable best efforts to accomplish the following: (i) obtain all required consents, approvals or waivers from, or participation in other discussions or negotiations with, third parties, including as required under any Contract (provided, however, that such reasonable best efforts shall not include any requirement of any party to pay any amounts to any third party from whom such consent, approval or waiver is sought (other than de minimis costs or expenses with respect to the processing of such consent, approval or waiver), commence any arbitration proceedings or litigation or offer or grant any accommodation (financial or otherwise) to any third party), (ii) obtain all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and (iii) make all necessary registrations, declarations and filings with any Governmental Entity, including filings required under the HSR Act with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice (an “Antitrust Authority”); in furtherance and not in limitation of the foregoing, Parent and Galaxy each shall, no later than ten Business Days following the execution and delivery of this Agreement, file a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby and use its reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section 6.3 necessary to cause the expiration or termination of the applicable waiting period under the HSR Act as soon as practicable (but in any event prior to the End Date). Each of Parent and Galaxy shall substantially comply with any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by an Antitrust Authority relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by an Antitrust Authority or any subpoena, interrogatory or deposition. Galaxy and Parent shall each be responsible for one-half of any filing and other similar fees payable in connection with the filing of a Notification and Report Form and any other submissions under the HSR Act.

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(b)          Each party shall promptly furnish to the other party copies of any notices or written communications received by it or any of its Affiliates from any third party or any Governmental Entity with respect to the transactions contemplated by this Agreement, and shall permit the other party’s counsel an opportunity to review in advance, and such party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such party and/or its Affiliates to any Governmental Entity concerning the transactions contemplated by this Agreement. Each party agrees to provide the other party and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Entity, on the other hand, concerning or in connection with the transactions contemplated hereby.

(c)          Parent shall give prompt notice to Galaxy, and Galaxy shall give prompt notice to Parent, of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification (or failure to give such notification) shall affect or be deemed to modify the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

6.4           Directors and Officer Indemnification and Insurance.

(a)          For six years after the Closing Date, Parent shall cause the Final Surviving Company to continue to indemnify and hold harmless each present and former director or officer of Galaxy or any of its Subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any actions, suits, claims or proceedings, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Second Effective Time, whether asserted or claimed prior to, at or after the Second Effective Time, to the fullest extent that Galaxy or any of its Subsidiaries, as the case may be, would have been permitted under applicable Law and its charter or bylaws or other organizational documents in effect on the date of this Agreement to indemnify such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law); provided, the person to whom such expenses are advanced provides an undertaking to the Final Surviving Company to repay such advances if it is ultimately determined that such person is not entitled to indemnification; provided, further, that any determination required to be made with respect to whether an officer’s or director’s conduct complies with the standards set forth under applicable Law and the charter and bylaws or other organizational documents of Galaxy or any of its Subsidiaries shall be made by independent counsel mutually acceptable to the Stockholder Representative and the Final Surviving Company. Notwithstanding anything to the contrary hereunder, any Person indemnified hereunder shall use commercially reasonable efforts to first seek recovery to the extent a claim may be made under the “tail” insurance policy obtained pursuant to Section 6.4(b).

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(b)          Galaxy shall obtain as of the Closing Date “tail” insurance policies with a claims period of six years from the Closing Date with at least the same coverage and amounts, and containing terms and conditions that are not less advantageous to the directors and officers of Galaxy than the terms of such current insurance coverage, in each case with respect to claims arising out of or relating to events which occurred on or prior to the Closing Date (including in connection with the transactions contemplated by this Agreement).

(c)          Effective as of the Closing, Parent agrees not to and to not permit any of its Subsidiaries to bring any action asserting, any breach of fiduciary duty or any breach of any other duty owed to Galaxy or any of its Subsidiaries against any former director, officer, employee, partner, stockholder, or other representative or Affiliate of Galaxy, whether such action is filed derivatively on behalf of Galaxy or otherwise, except with respect to employees to the extent necessary to recover any losses incurred by Parent or any of its Subsidiaries in respect of such claim against any such employee to the extent not recoverable from any third party insurance or otherwise.

6.5           Galaxy Stockholder Approval.

(a)          Immediately following (and in any event within one hour, and prior to any public announcement, of) the execution of this Agreement, Galaxy shall deliver to Parent the written consents in the form attached hereto as Exhibit A signed by the holders of Galaxy Shares who hold the outstanding Galaxy Shares sufficient to constitute the Galaxy Stockholder Approval, in accordance with the DGCL and the certificate of incorporation and bylaws of Galaxy (the “Galaxy Stockholder Consent”).

(b)          If for any reason, a Galaxy Stockholder Consent signed by the holders of Galaxy Shares who hold in excess of the Form S–4 Percentage is not delivered to Parent within three Business Days following the date of this Agreement, Carlyle shall, and shall cause its Affiliates, to enforce thereafter all of its rights to cause each Galaxy Stockholder to adopt this Agreement and consent to the Mergers in accordance with and to the extent set forth in Section 3 of that certain Amended and Restated Stockholders Agreement of Galaxy Brand Holdings, Inc., dated as of November 15, 2013 (the “Galaxy Stockholders Agreement”).

6.6           Parent Stockholder Approval. Immediately following (and in any event within one hour, and prior to any public announcement, of) the execution of this Agreement, Parent shall deliver to Galaxy the written consents in the form attached hereto as Exhibit B signed by the holders of Parent Shares specified thereon and in any event sufficient to constitute the Parent Stockholder Approval, in accordance with the DGCL and the certificate of incorporation and bylaws of Parent, including a written certification of the secretary of Parent or an independent inspector in accordance with Section 17(C) of Article II of such bylaws (the “Parent Written Consent”).

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6.7           Release. As a material inducement to Galaxy to enter into this Agreement, effective as of the Closing, each of Parent, the Final Surviving Company and each Subsidiary of the Final Surviving Company fully releases and discharges each Galaxy Stockholder and their respective direct and indirect equityholders, directors, managers, officers, employees, assigns, successors and Affiliates of and funds associated with each of the foregoing (collectively, the “Galaxy Releasees”), with respect to and from any and all Losses, claims, demands, rights, Liens, contracts, covenants or proceedings solely in their capacity as a stockholder of Galaxy, of whatever kind or nature in law, equity or otherwise, whether now known or unknown, and whether or not concealed or hidden, all of which the Final Surviving Company or any of its Subsidiaries now owns or holds or has at any time owned or held against the Galaxy Releasees at any time, or related to any matter, prior to the Closing, and covenants not to sue with respect to any of the foregoing except (a) as set forth in this Agreement or any agreement or document delivered in connection herewith (including any consulting or employment agreement), or in the Agreement, dated as of May 14, 2013, by and among Galaxy, Galaxy Brands LLC, the members of Galaxy Brands LLC, Carlyle U.S. Equity Opportunity Fund, L.P., CEOF Coinvestment, L.P., The Basketball Marketing Company, Inc. and GBT Promotions LLC (as in effect immediately prior to the Closing, the “Prior Purchase Agreement”), (b) for any such losses, claims, demands, rights, Liens, contracts, covenants or proceedings in any capacity other than as a stockholder of Galaxy, including in the capacity as a licensee, or (c) in the case of fraud by such Person (collectively, the “Retained Claims”). It is the intention of Parent, the Final Surviving Company and the Final Surviving Company’s Subsidiaries that such release be effective as a bar to each and every claim, demand and cause of action hereinabove specified, but excluding the Retained Claims. In furtherance of this intention, Parent, the Final Surviving Company and each of the Final Surviving Company’s Subsidiaries hereby expressly waive, effective as of the Closing, any and all rights and benefits conferred upon it by the provisions of any Law and expressly consent that this release will be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected claims, demands and causes of action, if any, as those relating to any other claims, demands and causes of action hereinabove specified, but excluding the Retained Claims.

6.8           Retention of Books and Records. Following the Closing, Parent shall retain the books and records pertaining to Galaxy and its Subsidiaries in accordance with Parent’s current record retention policies and procedures with respect to books and records of Parent.

6.9           Galaxy Operation.

(a)          Notwithstanding anything to the contrary contained herein, the parties acknowledge and agree that if the Closing occurs at any time from and after the Economic Closing, Galaxy shall not and shall cause each of its Subsidiaries not to (without the prior written consent of Parent): (i) make or declare any dividend or distribution (whether in cash or in kind); (ii) incur any Indebtedness other than (x) in the ordinary course of business consistent with past practice in an amount not to exceed $100,000 in the aggregate, (y) the accumulation of interest pursuant to facilities in existence prior to the Economic Closing and (z) Indebtedness of the kind described in clause (i) of the definition thereof; (iii) pay or commit to pay any management, monitoring or other similar fees to a Galaxy Stockholder or its Affiliates, including pursuant to the Consulting Services Agreement, dated as of May 14, 2013, by and between Galaxy and Carlyle Investment Management, L.L.C.; (iv) knowingly waive, defer or release any amount payable to Galaxy or any of its Subsidiaries; (v) enter into any transaction with any Related Party other than the advancement or reimbursement of expenses in the ordinary course of business consistent with past practice; or (vi) take any action or fail to take any action with the purpose or intent of transferring any assets of Galaxy or any of its Subsidiaries between the date of the Economic Closing and the Closing Date from Parent to the Galaxy Stockholders, other than compensation payable to an employee of Galaxy or any of its Subsidiaries in the ordinary course of business consistent with past practice.

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(b)          From the date hereof until the Closing Date, Galaxy shall furnish to Parent (1) such reports, financial or operating data as Parent may reasonably request, including information regarding weekly cash payments and receipts, together with reasonable supporting details, a schedule of adjustments to revenues following quarter end and interim reports received from licensees, and (2) no later than 30 days following the end of the applicable quarter, a draft of quarterly financial statements which will be finalized no later than 45 days following the end of the applicable quarter; provided in each case, nothing herein shall require Galaxy to prepare any additional information or financial reports that are not otherwise prepared or obtained in the ordinary course of its business.

ARTICLE VII

CONDITIONS PRECEDENT

7.1           Conditions to Each Party’s Obligation to Effect the Mergers. The respective obligations of the parties to effect the Mergers shall be subject to the satisfaction, or waiver by each of the parties, at or prior to the First Effective Time of the following conditions:

(a)          Galaxy Stockholder Approval. The Galaxy Stockholder Approval shall have been obtained.

(b)          Parent Stockholder Approval. The Parent Stockholder Approval shall have been obtained and, if obtained by the Parent Written Consent, the Information Statement or Information Statement/Prospectus, as applicable, shall have been cleared by the SEC and mailed to stockholders of Parent (in accordance with Regulation 14C of the Exchange Act) at least 20 Business Days prior to the Closing.

(c)          HSR Act. Any applicable waiting period (and any extension thereof) under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated.

(d)          No Injunctions or Restraints. No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated or issued by any Governmental Entity shall be in effect preventing the consummation of the Mergers.

7.2           Conditions to Obligations of Galaxy. The obligation of Galaxy to effect the Mergers is also subject to the satisfaction, or waiver by Galaxy, at or prior to the First Effective Time of the following conditions:

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(a)          Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub set forth in Section 4.2, Section 4.3 and Section 4.20 of this Agreement shall be true and correct in all material respects as of the Closing Date as if made at and as of such date (except with respect to the representations and warranties in Section 4.2 to the extent that such representations or warranties speak as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date), and (ii) the other representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all respects as of the Closing Date, as if made at and as of such date (except to the extent that any such representation or warranty speaks as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein, except as set forth in Section 4.8(a)), individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

(b)          Performance of Obligations of Parent, LLC Sub and Merger Sub. Parent, LLC Sub and Merger Sub shall have performed in all material respects all covenants required to be performed by them under this Agreement at or prior to the First Effective Time; provided, that any inaccuracy of a representation or warranty shall be addressed for purposes of Section 6.3(c) only by Section 7.2(a) and the failure to provide any notice contemplated by Section 6.3(c) shall not be considered for purposes of evaluating the satisfaction of this Section 7.2(b).

(c)          Absence of Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any change, state of facts, circumstance, occurrence, development, event or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

(d)          Officer’s Certificate. Galaxy shall have received a certificate signed by an executive officer of Parent certifying as to the matters set forth in Sections 7.2(a) and 7.2(b).

(e)          Parent Share Price. The Parent Share Price shall equal an amount such that value of the aggregate Parent Shares to be received by the Holders of Galaxy Shares under this Agreement in respect of their Holder Shares (excluding the value of Parent Shares that constitute the Consideration Holdback Amount) is not less than forty percent (40%) of the Aggregate Consideration (determined in a manner consistent with Section 2.3(f)).

(f)          Form S–4. If the provisions of Section 6.1(a) shall be applicable, then the Form S–4 shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the Form S–4 shall have been issued and no proceedings for that purpose shall have been initiated or be threatened by the SEC.

(g)          Registration Rights Agreement. Parent shall have delivered an executed counterpart signature page to the Registration Rights Agreement to the Stockholder Representative.

(h)          Parent Tax Certificate. At the request of any Galaxy Stockholder in connection with such Galaxy Stockholder obtaining an opinion to be delivered on the Closing Date from Prior Company Counsel regarding the Intended Tax Treatment, Parent shall have delivered to Prior Company Counsel a certificate signed by an executive officer of Parent certifying as to representations substantially in the form set forth on Exhibit G.

7.3           Conditions to Obligations of Parent. The obligation of Parent to effect the Mergers is also subject to the satisfaction, or waiver by Parent, at or prior to the First Effective Time, of the following conditions:

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(a)          Representations and Warranties. (i) The representations and warranties of Galaxy set forth in Section 3.2, Section 3.3 and Section 3.21 of this Agreement shall be true and correct in all respects (other than immaterial respects) as of the Closing Date as if made at and as of such date, and (ii) the other representations and warranties of Galaxy set forth in this Agreement shall be true and correct in all respects as of the Closing Date as if made at and as of such date (except to the extent that any such representation or warranty speaks as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Galaxy Material Adverse Effect” set forth therein, except as set forth in Section 3.8(b)), individually or in the aggregate, has not had, and would not reasonably be expected to have, a Galaxy Material Adverse Effect.

(b)          Performance of Obligations of Galaxy. Galaxy shall have performed in all material respects all covenants required to be performed by it under this Agreement at or prior to the First Effective Time; provided, that any inaccuracy of a representation or warranty shall be addressed for purposes of Section 6.3(c) only by Section 7.3(a) and the failure to provide any notice contemplated by Section 6.3(c) shall not be considered for purposes of evaluating the satisfaction of this Section 7.3(b).

(c)          Absence of Galaxy Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any change, state of facts, circumstance, occurrence, development, event or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Galaxy Material Adverse Effect.

(d)          Officer’s Certificate. Parent shall have received a certificate signed by an executive officer of Galaxy certifying as to the matters set forth in Sections 7.3(a) and 7.3(b).

(e)          FIRPTA. Parent shall have received a certificate from Galaxy, in a form reasonably acceptable to Parent, satisfying the requirements of Section 1.1445-2(c)(3) of the Treasury Regulations promulgated under the Code.

(f)          Registration Rights Agreement. The Stockholder Representative shall have delivered an executed counterpart signature page to the Registration Rights Agreement to Parent.

(g)          Termination of Management and Stockholders Agreement. Parent shall have received documentation, in form and substance reasonably satisfactory to Parent, evidencing termination of the Consulting Services Agreement, dated as of May 14, 2013, by and between Galaxy and Carlyle Investment Management, L.L.C., and the Galaxy Stockholders Agreement shall terminate in accordance with its terms upon the Closing.

(h)          Payoff Letters. Parent shall have received the Payoff Letters, in form and substance reasonably satisfactory to Parent, in respect of the Indebtedness set forth in Section 7.3(h) of the Galaxy Disclosure Schedule.

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7.4           Waiver of Conditions; Frustration of Conditions. All conditions to the Closing shall be deemed to have been satisfied or waived from and after the First Effective Time. None of Galaxy, Parent, LLC Sub or Merger Sub may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by the failure of Galaxy, on the one hand, or Parent, LLC Sub or Merger Sub, on the other hand, respectively, to (i) use reasonable best efforts to consummate the Mergers and the transactions contemplated hereby and (ii) otherwise comply with its obligations under this Agreement.

ARTICLE VIII

INDEMNIFICATION

8.1           Survival. Except as set forth in this Section 8.1, none of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing, other than those covenants or agreements of the parties which by their terms apply, or are to be performed in whole or in part, after the Second Effective Time which shall survive in accordance with their respective terms; provided, however, that (a) the representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3, Section 3.21, Section 4.1, Section 4.2, Section 4.3 and Section 4.20 shall survive until the date that is 18 months following the Closing Date, and (b) any claims in the case of fraud shall survive against the party committing such fraud until the date that is 36 months following the Closing Date. Following the date that is 18 months after the Closing Date, no claim (other than a claim in the case of fraud) may be initiated against any Galaxy Stockholder hereunder.

8.2           Indemnification by Galaxy Stockholders. Effective following the Closing Date, each of the Galaxy Stockholders, severally but not jointly, shall save, defend, indemnify and hold harmless Parent and its Affiliates (including the Initial Surviving Corporation and the Final Surviving Company), officers, directors, employees, agents, successors and assigns (collectively, the “Parent Indemnified Parties”) from and against any and all losses, damages, liabilities, deficiencies, claims, interest, awards, judgments, penalties, costs and expenses (including reasonable attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) (collectively, “Losses”) to the extent arising out of or resulting from (a) any breach of any representation or warranty of Galaxy contained in this Agreement that survives the Closing in accordance with Section 8.1(a), (b) any breach of any covenant or agreement requiring action after the Closing by such Galaxy Stockholder contained in this Agreement or any instrument or document delivered in connection herewith, and (c) if Galaxy does not deliver a Galaxy Stockholder Consent signed by the holders of Galaxy Shares who hold in excess of the Form S–4 Percentage in accordance with Section 6.1(b), any claims and actions relating to Dissenting Shares.

8.3           Indemnification by Parent. Effective following the Closing Date, Parent shall save, defend, indemnify and hold harmless the Galaxy Stockholders as of immediately prior to the First Effective Time and their Affiliates, officers, directors, employees, agents, successors and assigns (collectively, the “Galaxy Indemnified Parties” and, together with the Parent Indemnified Parties, the “Indemnified Parties”) from and against any and all Losses to the extent arising out of or resulting from (a) any breach of any representation or warranty of Parent or Merger Sub contained in this Agreement that survives the Closing in accordance with Section 8.1(a), and (b) any breach of any covenant or agreement requiring action after the Closing of Parent, LLC Sub, Merger Sub or the Final Surviving Company contained in this Agreement or any instrument or document delivered in connection herewith.

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8.4           Procedures.

(a)          In order for an Indemnified Party to be entitled to any indemnification provided for under this Agreement as a result of a Loss or a claim or demand made by any Person against the Indemnified Party (a “Third Party Claim”), a Parent Indemnified Party shall deliver notice thereof to the Stockholder Representative, on behalf of the Galaxy Stockholders, or a Galaxy Indemnified Party shall deliver notice thereof to the Parent, as the case may be (the Stockholder Representative or the Parent, as the case may be, the “Indemnifying Party”), in each case, promptly after receipt by such Indemnified Party of written notice of the Third Party Claim, describing in reasonable detail the facts giving rise to any claim for indemnification hereunder, the amount or method of computation of the amount of such claim (if known) and such other information with respect thereto as the Indemnifying Party may reasonably request. The failure to provide such notice, however, shall not release the Indemnifying Party from any of their obligations under this Article VIII except to the extent that the Indemnifying Party is actually prejudiced by such failure.

(b)          The Indemnifying Party shall have the right, upon written notice to the Indemnified Party, to assume the defense of a Third Party Claim with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. If the Indemnifying Party assumes the defense of such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party, except to the extent the Indemnified Party’s counsel determines that an actual or potential conflict of interest exists as between the Indemnifying Party and the Indemnified Party, in which case the Indemnifying Party shall pay for the reasonable costs and expenses of one counsel for the Indemnified Party. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or control relating thereto as is reasonably required by the Indemnifying Party. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of such Third Party Claim that the Indemnifying Party may recommend and that by its terms (i) obligates the Parent or the Galaxy Stockholders, as the case may be, to pay the full amount of the liability in connection with such Third Party Claim, (ii) which releases the Indemnified Party completely in connection with such Third Party Claim and (iii) which does not include any equitable relief or admission of wrongdoing or criminal liability. Whether or not the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, or offer to settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed.

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(c)          In the event any Indemnified Party should have a claim against Parent or any Galaxy Stockholder hereunder that does not involve a Third Party Claim, the Indemnified Party shall deliver notice of such claim promptly to the Indemnifying Party, describing in reasonable detail the facts giving rise to any claim for indemnification hereunder, the amount or method of computation of the amount of such claim (if known) and such other information with respect thereto as the Indemnifying Party may reasonably request. The failure to provide such notice, however, shall not release the Parent or the Galaxy Stockholders, as the case may be, from any of their obligations under this Article VIII except to the extent that the Parent or the Galaxy Stockholders, as the case may be, are actually prejudiced by such failure. The Indemnified Party shall reasonably cooperate and assist the Indemnifying Party in determining the validity of any claim for indemnity by the Indemnified Party and in otherwise resolving such matters.

(d)          If any payment is made on a Third Party Claim, the Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits or other claims of the Indemnified Party with respect to such Third Party Claim and shall be entitled to pursue recovery against the applicable insurers or other Persons in respect of such benefits or other claims.

8.5           Limitations on Indemnification Liability.

(a)           Notwithstanding any provision of this Agreement to the contrary, any claims an Indemnified Party makes under this Article VIII will be limited as follows:

(a)          Damages Net of Insurance Proceeds and Other Third-Party Recoveries. All Losses for which any Indemnified Party would otherwise be entitled to indemnification under this Article VIII shall be reduced by the amount of insurance proceeds, indemnification payments and other third-party recoveries actually received by such Indemnified Party in respect of any Losses incurred by such Indemnified Party, in each case net of any expenses, co-pays, deductibles, retro-premium adjustments and any increases in premiums that are attributable to the payment of such amounts. In the event any Indemnified Party is entitled to any insurance proceeds, indemnity payments or any third-party recoveries in respect of any Losses for which such Indemnified Party is entitled to indemnification pursuant to this Article VIII, such Indemnified Party shall use commercially reasonable efforts to obtain, receive or realize such proceeds, payments or recoveries; provided, that the failure to actually obtain, receive or realize such proceeds, payments or recoveries shall not limit any Indemnified Party’s right to recovery hereunder. In the event that any such insurance proceeds, indemnity payments or other third-party recoveries are actually received by an Indemnified Party subsequent to receipt by such Indemnified Party of any indemnification payment hereunder in respect of the claims to which such insurance proceeds, indemnity payments or other third-party recoveries relate, appropriate refunds (in each case net of net of any expenses, co-pays, deductibles, retro-premium adjustments and any increases in premiums that are attributable to the payment of such amounts) shall be made promptly by the relevant Indemnified Parties of all or the relevant portion of such indemnification payment.

(b)          Consequential, Punitive and Certain Other Damages. No Indemnified Party shall be entitled to indemnification for any special, punitive, lost profits, consequential or exemplary damages, except, in each case, to the extent such damages are actually awarded against the Indemnified Party to an unaffiliated third party in connection with a Third Party Claim.

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(c)          Mitigation of Damages. An Indemnified Party shall use its commercially reasonable efforts to mitigate any Losses for which it is entitled to indemnification pursuant to this Article VIII; provided, that the failure to actually mitigate any such Losses shall not limit any Indemnified Party’s right to recovery hereunder. The party required to provide indemnification pursuant to this Article VIII shall have the right, but not the obligation, and shall be afforded the opportunity by the Indemnified Party to the extent reasonably possible, to take all available steps, at its sole cost and expense, to minimize Losses for which the Indemnified Party is entitled to indemnification before such Losses actually are incurred by the Indemnified Party. In furtherance of the foregoing, the Parent Indemnified Parties shall use reasonable best efforts to seek recovery to the extent a claim may be made under the Prior Purchase Agreement prior to doing so hereunder; provided, that the failure to actually obtain such recovery under the Prior Purchase Agreement shall not limit any Parent Indemnified Party’s right to recovery hereunder.

8.6           Exclusive Remedy. After the Closing, except in the case of fraud, this Article VIII will provide the exclusive remedy for any and all claims under this Agreement, any Letter of Transmittal, and any Optionholder Release Agreement, except with respect to matters for which the remedy of specific performance or injunctive relief are available or for the rights and obligations of the parties under Section 2.3, which shall be governed by Section 2.3.

8.7           Holdback Amount.

(a)          The parties hereby acknowledge and agree that, except as provided in Section 2.3(e)(iii) and Section 8.7(c), the Consideration Holdback Amount is intended to be the first source of recovery for any payments or indemnities to be made by the Galaxy Stockholders hereunder, including with respect to any claim for indemnification pursuant to this Article VIII; provided, that only the Parent Shares that constitute the Consideration Holdback Amount applicable to any given Galaxy Stockholder will be available to satisfy indemnification claims against such particular Galaxy Stockholder. Parent hereby agrees that it shall first seek a remedy for any Losses subject to indemnification by a given Galaxy Stockholder hereunder by first retaining Parent Shares (with the value of such Parent Shares determined with reference to the Parent Average Trading Price) held in the Consideration Holdback Amount, to the extent of the amount then held in the Consideration Holdback Amount with respect to such Galaxy Stockholder. To the extent any amounts payable by the Galaxy Stockholders hereunder, including any Losses arising out of any indemnification claim of any Indemnified Party hereunder (but subject to the limitations set forth in Section 8.5), exceed the amount then held in the Consideration Holdback Amount (such Losses, the “Excess Losses”), Parent and the other Indemnified Parties may seek to recover the amount of the Excess Losses directly from the Galaxy Stockholders, who shall be severally but not jointly liable for its, his or her pro rata portion of the Excess Losses in accordance with its, his or her respective Percentage Interest; provided, that in no event shall any Galaxy Stockholder be liable for Losses in excess of the value of the portion of the Final Merger Consideration actually received by such Galaxy Stockholder; provided, further, that, subject to Section 8.7(c), each such Galaxy Stockholder shall have the option to pay such portion of the Excess Losses for a claim made under Section 8.2(a) in cash or by delivering to Parent an amount of Parent Shares with a value equal to such portion (with the value of such Parent Shares determined with reference to the Parent Average Trading Price).

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(b)          On the 18 month anniversary of the Closing Date, any Parent Shares remaining in the Consideration Holdback Amount shall be released to the Galaxy Stockholders, with the amount to be released to a given Galaxy Stockholder to be equal to the difference between (x) such Galaxy Stockholder’s pro rata interest in the Consideration Holdback Amount as determined by its or his respective Percentage Interests, less (y) any Parent Shares released to Parent as a result of one or more claims against such Galaxy Stockholder.

(c)          Notwithstanding anything in this Agreement to the contrary, in the event that the Parent Shares delivered by a Holder of Galaxy Shares pursuant to the last proviso in Section 8.7(a) to satisfy any payment obligations of the Holders of Galaxy Shares hereunder in respect of their Holder Shares would result in the value of the aggregate Parent Shares to be received by the Holders of Galaxy Shares in respect of their Holder Shares under this Agreement (excluding the value of Parent Shares that constitute the Consideration Holdback Amount) to be less than forty percent (40%) of the Aggregate Consideration (determined in a manner consistent with Section 2.3(f)), then the Holders of Galaxy Shares shall pay to Parent any such amounts in cash in accordance with their respective Percentage Interests in respect of their Holder Shares, and, if applicable, Parent shall release an equivalent value of Parent Shares included in the Consideration Holdback Amount in accordance with the terms of this Agreement such that, after such payment and, if applicable, release, the value of the Parent Shares received by the Holders of Galaxy Shares in respect of their Holder Shares pursuant to this Agreement is equal to forty percent (40%) of the Aggregate Consideration (determined in a manner consistent with Section 2.3(f)). The intent of this Section 8.7(c) is to ensure that the “continuity of proprietary interest” requirement of Treasury Regulations Section 1.368-1(e) is met and shall be construed to effectuate such intent.

8.8           Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this Article VIII shall be treated as an adjustment to the Final Merger Consideration by the parties for Tax purposes, unless otherwise required by Law.

ARTICLE IX

TERMINATION AND AMENDMENT

9.1           Termination. This Agreement may be terminated at any time prior to the First Effective Time, by action taken or authorized by the board of directors of the terminating party or parties:

(a)          by mutual written consent of Galaxy and Parent;

(b)          by either Galaxy or Parent, if any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable Order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, except that no party may terminate this Agreement pursuant to this Section 9.1(b) if such party’s or its Subsidiaries’ (as applicable) breach of its obligations under this Agreement proximately contributed to the occurrence of such Order;

(c)          by either Galaxy or Parent, if the Initial Merger shall not have been consummated on or before December 31, 2014, subject to extension by the mutual agreement of Galaxy and Parent (the “End Date”); provided, however, that no party may terminate this Agreement pursuant to this Section 9.1(c) if such party’s or its Subsidiaries’ (as applicable) breach of its obligations under this Agreement proximately contributed to the failure of the Closing to occur by the End Date;

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(d)          by Galaxy, if there shall have been a breach of any of the covenants or agreements or any inaccuracy of any of the representations or warranties set forth in this Agreement on the part of Parent, LLC Sub or Merger Sub, which breach or inaccuracy, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2(a) or (b), unless such failure is reasonably capable of being cured, and Parent is continuing to use its reasonable best efforts to cure such failure, within the thirty days following such breach and written notice from Galaxy thereof;

(e)          by Parent, if there shall have been a breach of any of the covenants or agreements or any inaccuracy of any of the representations or warranties set forth in this Agreement on the part of Galaxy, which breach or inaccuracy, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.3(a) or (b), unless such failure is reasonably capable of being cured, and Galaxy is continuing to use its reasonable best efforts to cure such failure, within the thirty days following such breach and written notice from Parent thereof;

(f)          by Parent if the Galaxy Stockholder Consent shall not have been delivered to Parent within twenty-four hours after execution of this Agreement;

(g)          by Galaxy if the Parent Written Consent shall not have been delivered to Galaxy within twenty-four hours after execution of this Agreement; or

(h)          by Galaxy if (i) all of the conditions set forth in Sections 7.1 and 7.3 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing), (ii) Parent and Merger Sub fail to consummate the transactions contemplated by this Agreement within two Business Days following the date the Closing should have occurred pursuant to Section 1.2 and (iii) Galaxy has delivered an irrevocable notice that it is ready, willing and able to consummate the transactions contemplated by this Agreement on such date.

9.2           Effect of Termination.

(a)          In the event of termination of this Agreement by either Galaxy or Parent in accordance with Section 9.1, this Agreement shall forthwith become void and have no effect, and none of Galaxy, Merger Sub, Parent, any of their respective Subsidiaries or Affiliates or any of the officers or directors of any of the foregoing shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that Sections 3.21, 4.20, 9.2, 9.5 and 9.6, and Article X shall survive any termination of this Agreement; provided, however, that subject to Section 9.5, nothing contained in this Section 9.2 shall relieve (i) any party hereto from any liability for any willful breach of this Agreement or (ii) any liability to pay the Parent Fee. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms. In the event of termination of this Agreement, Parent shall return any Certificates that were previously surrendered by any Galaxy Stockholder.

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(b)          In the event that this Agreement is terminated pursuant to Section 9.1(h) or if the conditions described in Section 9.1(h) have been met and the Stockholder Representative delivers written notice to Parent and Galaxy is not then seeking specific performance or has agreed to dismiss, with prejudice, any pending claim for specific performance conditioned only upon receipt of the Parent Fee, then Parent shall promptly, but in no event later than two business days after the date of such termination, pay or cause to be paid to Galaxy (subject to Section 9.6) an amount equal to $16,000,000 (such amount, the “Parent Fee”) without any offset or reduction of any kind by wire transfer of immediately available funds to one or more accounts specified by Galaxy in writing to Parent; provided, that in the event any portion of the Parent Fee constitutes Holder Damages, Galaxy will provide separate accounts for the receipt of such portion, as directed by the Stockholder Representative (it being understood that in no event shall Parent be required to pay the Parent Fee on more than one occasion). The parties hereto acknowledge and agree that in no event shall Parent be required to pay the Parent Fee on more than one occasion at the same or at different times and upon the occurrence of different events. So long as this Agreement shall not have been terminated, Galaxy shall be entitled to pursue both a grant of specific performance under Section 10.9 and the payment of the Parent Fee under Section 9.2(b), but under no circumstances shall Galaxy be permitted or entitled to receive both a grant of specific performance under Section 10.9 and payment of the Parent Fee.

9.3           Amendment. Subject to compliance with applicable Law and the next sentence, this Agreement may be amended by Galaxy, Merger Sub and Parent, by action taken or authorized by their respective boards of directors, at any time before or after the Galaxy Stockholder Consent or the Parent Written Consent is obtained; provided, however, that after the Galaxy Stockholder Consent and/or Parent Written Consent has been obtained, there may not be, without further approval of the Galaxy Stockholders or stockholders of Parent, as applicable, any amendment of this Agreement which by applicable Law otherwise requires the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties (including the Stockholder Representative).

9.4           Extension; Waiver. At any time prior to the First Effective Time, Galaxy and Parent (on behalf of itself, LLC Sub and Merger Sub) may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement, and (c) waive compliance with any of the agreements or conditions contained in this Agreement. Following the Closing, the Stockholder Representative (on behalf of itself and the other Galaxy Stockholders) and Parent (on behalf of itself and the Final Surviving Company) may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement, and (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in a written instrument signed by an authorized officer on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

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9.5           Parent Fee; Damages Limitation. In the event that Parent shall be obligated to pay the Parent Fee, and without limiting the terms set forth in the last sentence of this Section 9.5, the payment of the Parent Fee shall be deemed to be liquidated damages and the sole and exclusive remedy of Galaxy and any other Person in connection with this Agreement against Parent and its former, current or future equity holders, controlling persons, directors, officers, employees, agents, general or limited partners, managers, management companies, members, stockholders, Subsidiaries, Affiliates or assignees and any and all former, current or future equity holders, controlling persons, directors, officers, employees, agents, general or limited partners, managers, management companies, members, stockholders, Affiliates or assignees of any of the foregoing, and any and all former, current or future heirs, executors, administrators, trustees, successors or assigns of any of the foregoing, and any potential source of Financing (including each party to the Financing Commitments) and each Affiliate, officer, director, employee, controlling person, advisor, agent, attorney or representatives of any such Person (each, a “Parent Related Party,” and collectively, the “Parent Related Parties”), and no Parent Related Party shall have any other liability or obligation for any or all Losses suffered or incurred by Galaxy or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and neither Galaxy nor any other Person shall be entitled to bring or maintain any other claim, action or proceeding against Parent or any other Parent Related Party arising out of this Agreement or any Financing Commitment, or any of the transactions or any matters forming the basis for such termination. Each of the parties hereto acknowledges and agrees that (i) the agreements contained in this Section 9.5 are an integral part of this Agreement and the transactions contemplated hereby and (ii) in light of the difficulty of accurately determining actual damages with respect to the foregoing, upon any such termination of this Agreement the right to such payment constitutes a reasonable estimate of the Losses that will be suffered by reason of any such termination of this Agreement and constitutes liquidated damages (and not a penalty). Without limiting the foregoing, but without limitation of the rights of Galaxy in respect of specific performance pursuant to Section 10.9 and any rights under the Confidentiality Agreement, the parties acknowledge and agree that in the event that this Agreement is validly terminated pursuant to Section 9.1(h) and the Parent Fee is paid within the two day period specified in Section 9.2(b), then, the maximum aggregate liability of Parent and any other Parent Related Party under this Agreement or relating to the transactions contemplated hereby shall be limited to an amount equal to the amount of the Parent Fee, and in no event shall Galaxy or any other Person seek to recover any money damages in excess of such amount. Notwithstanding the foregoing, if any Parent becomes obligated to pay the Parent Fee, Parent shall additionally pay to Galaxy (A) interest on the amount of such Parent Fee from the date such payment was required to be made until the date of payment at the per annum rate equal to eight percent (8%) and (B) if, in order to obtain such payment, Galaxy commences a suit for payment of such Parent Fee that results in a judgment against Parent, Parent shall reimburse Galaxy for its costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such suit. The parties hereto acknowledge and agree that in no event shall Parent be required to pay the Parent Fee on more than one occasion at the same or at different times and upon the occurrence of different events. So long as this Agreement shall not have been terminated, Galaxy shall be entitled to pursue both a grant of specific performance under Section 10.9 and the payment of the Parent Fee under Section 9.2(b), but under no circumstances shall Galaxy be permitted or entitled to receive both a grant of specific performance under Section 10.9 and payment of the Parent Fee.

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9.6           Entitlement to Damages.

(a)          The parties hereto acknowledge and agree that, in the event of a termination of this Agreement, to the extent Parent is required to pay damages or the Parent Fee in an amount that exceeds Galaxy’s expenses or out-of-pocket costs incurred in connection with this Agreement and the transactions contemplated hereby, including any disputes related thereto, such excess (the “Holder Damages”) represents an amount of damages payable in respect of losses suffered by the Termination Date Holders in respect of Galaxy Shares and, to the extent applicable, Options. Accordingly, in the event damages or the Parent Fee are payable pursuant to this Article IX, the Stockholder Representative shall, in its sole and absolute discretion, determine the extent, if any, to which such damages or Parent Fee constitute Holder Damages, and Parent shall pay such Holder Damages to the Termination Date Holders in such accounts designated in writing by the Stockholder Representative.

(b)          On or prior to the date the Holder Damages are paid to the Termination Date Holders in accordance with Section 9.6(a), or as promptly as practicable thereafter, the Galaxy Board will determine in good faith which, if any, Options should be deemed to be “Damaged Options” for the purposes of determining the Termination Date Holders and each Termination Date Holder’s Termination Percentage. For the purposes of this Agreement, each Person who holds one or more Galaxy Shares or Damaged Options as of 11:59 p.m., Eastern time, on the date on which this Agreement is terminated shall be deemed to be a “Termination Date Holder”.

(c)          Promptly after the later of (i) the determination in accordance with Section 9.6(b) of which, if any, Options are Damaged Options and (ii) the payment of the Holder Damages to the Termination Date Holders in accordance with Section 9.6(a)), Parent shall distribute the Holder Damages to the Termination Date Holders, in accordance with their respective Termination Percentages, subject to any applicable withholding; provided, however, that payment of any Holder Damages in respect of a Damaged Option granted under the Stock Plan to a Termination Date Holder who was an employee or independent contractor of Galaxy or any of its Subsidiaries when such Damaged Option was granted shall in all events be subject to the Termination Date Holder’s continued employment with Galaxy or its Subsidiaries through the date on which Holder Damages are distributed and any Holder Damages not distributed with respect to a Damaged Option by reason of this proviso (such a Damaged Option, an “Excluded Damaged Option” shall be distributed among all other Termination Date Holders in accordance with their respective Termination Percentages as determined without regard to any Excluded Damaged Options). For the purposes of this Agreement, “Termination Percentage” means, with respect to any Termination Date Holder, a ratio (expressed as a percentage) equal to (x) the sum of (A) the number of Galaxy Shares held by such holder as of 11:59 p.m., Eastern time, on the date of termination of this Agreement and (B) the number of Galaxy Shares issuable upon the exercise in full of any Damaged Options held by such holder as of 11:59 p.m., Eastern time, on the date of termination of this Agreement, divided by (y) (i) the sum of the aggregate number of Galaxy Shares held by all holders as of 11:59 p.m., Eastern time, on the date of termination of this Agreement, plus (ii) the aggregate number of Galaxy Shares issuable upon the exercise in full of all Damaged Options held by all holders as of 11:59 p.m., Eastern time, on the date of termination of this Agreement.

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(d)          Notwithstanding anything to the contrary in this Section 9.6, claims for Holder Damages shall be brought solely by the Stockholder Representative, on behalf of and as agent to the Termination Date Holders, and no other Galaxy Stockholder shall be entitled to assert a claim for Holder Damages.

ARTICLE X

GENERAL PROVISIONS

10.1         Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, if by facsimile, upon written confirmation of receipt by facsimile or if by email, upon confirmation of receipt by email, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)          if to Galaxy prior to the Closing to:

Galaxy Brand Holdings, Inc.

1407 Broadway, 38th Floor

New York, NY 10018

Phone: (212) 376-7137

Facsimile: (917) 210-3122

Email: ejesses@galaxybrands.com

Attention: Eddie Esses

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

555 Eleventh Street, NW, Suite 1000

Washington, D.C. 20004

Phone: (202) 637-2200

Facsimile: (202) 637-2201

Email: paul.sheridan@lw.com

Attention: Paul F. Sheridan, Jr.

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(b)          if to the Stockholder Representative or Carlyle, to:

The Carlyle Group

520 Madison Avenue, 39th Floor

New York, NY 10022

Phone: (212) 813-4702

Facsimile: (212) 813-4702

Email: David.Stonehill@carlyle.com

Attention: David A. Stonehill

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

555 Eleventh Street, NW, Suite 1000

Washington, D.C. 20004

Phone: (202) 637-2200

Facsimile: (202) 637-2201

Email: paul.sheridan@lw.com

Attention: Paul F. Sheridan, Jr.

(c)          if to Parent, LLC Sub or Merger Sub, to:

Sequential Brands Group, Inc.

1065 Avenue of the Americas, 30th Floor

New York, NY 10018

Phone: (646) 564-2577

Facsimile: (212) 354-8113

Email: yshmidman@sbg-ny.com

Attention: Yehuda Shmidman

with a copy (which shall not constitute notice) to:

Tengram Capital Management, L.P.

15 Riverside Avenue

Westport, Connecticut 06880

Phone: (203) 454-6999

Facsimile: (203) 629-4901

Email: atarshis@tengramcapital.com

Attention: Andrew Tarshis

10.2         Definitions. Capitalized terms used in this Agreement shall have the respective meanings ascribed thereto in the sections of this Agreement set forth next to such terms on Annex A hereto. For purposes of this Agreement:

“Adjustment Holdback Amount” means $1,000,000.

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“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For the avoidance of doubt, following the Closing, Affiliates of Parent shall include Galaxy and its Subsidiaries.

“Aggregate Class A Liquidation Preference” means the product obtained by multiplying (1) $100 by (2) the aggregate number of the following, calculated immediately prior to the First Effective Time: (a) the number of shares of Galaxy Class A Common Stock issued and outstanding (other than shares of Galaxy Class A Common Stock to be cancelled in accordance with Section 2.2(a)(i)) and (b) the number of shares of Galaxy Class A Common Stock issuable upon the exercise of all Options, whether or not vested or currently exercisable.

“Aggregate Option Exercise Price” means the sum of the cash exercise prices that would be payable upon exercise in full of each Option held immediately prior to the First Effective Time pursuant to which the value of the Closing Date Class A Per Share Merger Consideration exceeds the per share exercise price of such Option.

“Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in New York City.

“Cash” means cash and cash equivalents held by Galaxy and its Subsidiaries as of 11:59 p.m., Eastern time, on the day immediately prior to the Closing Date or the Economic Closing, as the case may be pursuant to Section 2.3(a), as determined in accordance with GAAP, including the amounts of any received but uncleared checks, drafts and wires issued prior to such time, less (i) the amounts of any issued but uncleared checks, drafts and wires issued prior to such time, (ii) any restricted balances, (iii) cash and cash equivalents held on behalf of third parties and (iv) any amounts held in escrow.

“Closing Date Class A Per Share Merger Consideration” means the sum of (1) the Closing Date Class B Per Share Merger Consideration plus (2) $100.

“Closing Date Class B Per Share Merger Consideration” means the quotient obtained by dividing (1) the difference between (x) the sum of the Closing Date Merger Consideration plus the Aggregate Option Exercise Price, minus (y) the Aggregate Class A Liquidation Preference (this clause (1), the “Closing Date Class B Merger Consideration”), by (2) the aggregate number of the following, calculated immediately prior to the First Effective Time: (a) the number of Galaxy Shares issued and outstanding (other than Galaxy Shares to be cancelled in accordance with Section 2.2(a)(i)) and (b) the number of Galaxy Shares issuable upon the exercise of all Options, whether or not vested or currently exercisable.

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“Closing Date Merger Consideration” means the sum of (a) $100,000,000 in cash minus (i) Adjustment Holdback Amount, plus (ii) the Estimated Cash, minus (iii) the Estimated Indebtedness, plus (iv) the amount by which the Estimated Net Working Capital is in excess of the Net Working Capital Target, if any, minus (v) the amount by which the Estimated Net Working Capital falls short of the Net Working Capital Target, if any, minus (vi) the Estimated Galaxy Transaction Expenses, minus (vii) the amount of Stockholder Representative Expenses paid by Parent at Closing in accordance with Section 2.6(d) (such cash amount, the “Closing Date Cash Merger Consideration”), (b) 13,750,000 Parent Shares less the Consideration Holdback Amount (such stock amount, the “Closing Date Stock Merger Consideration”), and (c) the Warrants (the “Warrant Merger Consideration”).

“Consideration Holdback Amount” means 1,375,000 Parent Shares, to be held by Parent as security for any payment obligations of the Galaxy Stockholders pursuant to this Agreement, whether in connection with the indemnification obligation pursuant to Article VIII or otherwise, and which holdback shall be retained by Parent and released to Galaxy Stockholders in accordance with their respective Percentage Interests (but subject to Sections 2.4(g) and 8.7(b) hereof) on the 18 month anniversary of Closing.

“Contract” means any binding oral or written contract, agreement, instrument, lease, license, understanding, undertaking, commitment or obligation to which any Person is a party.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Final Class A Per Share Merger Consideration” means the sum of (1) the Final Class B Per Share Merger Consideration plus (2) $100.

“Final Class B Per Share Merger Consideration” means the quotient obtained by dividing (1) the difference between (x) the sum of the Final Merger Consideration plus the Aggregate Option Exercise Price, minus (y) the Aggregate Class A Liquidation Preference, by (2) the aggregate number of the following, calculated immediately prior to the First Effective Time: (a) the number of Galaxy Shares issued and outstanding (other than Galaxy Shares to be cancelled in accordance with Section 2.2(a)(i)) and (b) the number of Galaxy Shares issuable upon the exercise of all Options, whether or not vested or currently exercisable.

“Final Merger Consideration” means Closing Date Merger Consideration, as adjusted in accordance with Section 2.3, together with any amounts that the Galaxy Stockholders shall be entitled to receive from the Adjustment Holdback Amount and the Consideration Holdback Amount.

“Final Per Share Merger Consideration” means the Final Class A Per Share Merger Consideration payable with respect to shares of Galaxy Class A Common Stock or Options, or the Final Class B Per Share Merger Consideration payable with respect to shares of Galaxy Class B Common Stock, as the case may be.

“GAAP” means United States generally accepted accounting principles, consistently applied.

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“Galaxy Material Adverse Effect” means any change, circumstance, occurrence or development that, has a material adverse effect on (A) the financial condition, businesses or results of operations of Galaxy and the Galaxy Subsidiaries, taken as a whole, excluding any change, state of facts, circumstance, event or effect to the extent caused by or resulting from (i) the negotiation, execution, delivery and announcement of this Agreement and the transactions contemplated hereby, (ii) changes in economic, market, business, regulatory or political conditions (including acts of terrorism, sabotage, war, the commencement, continuation or escalation of armed hostilities or other material national or international calamity) generally or global financial markets, (iii) changes, circumstances or events generally affecting the industries in which Galaxy and the Galaxy Subsidiaries operate, (iv) any natural disaster, weather condition or other force majeure events, (v) changes in any Law or GAAP or any guidance relating thereto or interpretation thereof following the date hereof, or (vi) without prejudice to the last proviso set forth herein, the mere failure following the date hereof to meet any revenue, earnings or other projections. forecasts or predictions for any period ending after the date of this Agreement (provided that this clause (vi) shall not prevent a determination that any change or effect underlying such failure to meet projections, forecasts or predictions has resulted in a Galaxy Material Adverse Effect), except in the case of the foregoing clauses (ii), (iii), (iv) and (v) to the extent those changes, state of facts, circumstances, events, or effects have a materially disproportionate effect on Galaxy and the Galaxy Subsidiaries taken as a whole relative to other companies operating in industries in which Galaxy and the Galaxy Subsidiaries operate, and/or (B) the ability of Galaxy to perform its obligations under this Agreement; provided, that a “Galaxy Material Adverse Effect” shall be deemed to have occurred in the event that the circumstances set forth in Section 10.2(1) of the Parent Disclosure Schedules shall have occurred.

“Galaxy Owned IP” means all Intellectual Property owned or purported to be owned, in whole or in part, by Galaxy or any of its Subsidiaries.

“Galaxy Transaction Expenses” means, to the extent not paid prior to Closing, (a) any and all fees, commissions, costs, expenses and other amounts incurred by Galaxy or any of its Subsidiaries prior to the Closing in connection with the negotiation and execution of this Agreement and the performance and consummation of the transactions contemplated by this Agreement, (b) the amount of any D&O “tail” policy pursuant to Section 6.4 hereof, (c) the amount of any change of control, retention or transaction bonuses, severance payments for a termination of service that occurs prior to the First Effective Time, and other similar amounts payable to any employees of Galaxy or its Subsidiaries solely as a result of (x) the transactions contemplated hereby or (y) actions taken by Galaxy or its Subsidiaries prior to the Closing, (d) the employer portion of any payroll or employment Tax liabilities incurred in connection with the transaction contemplated by this Agreement, including any such Taxes incurred in connection with the exercise, including any deemed exercise, of any Options, and (e) the amount of annual incentive compensation accrued as of the First Effective Time. Notwithstanding the foregoing, Galaxy Transaction Expenses shall not include (i) any fees or expenses incurred by Galaxy or its Subsidiaries pursuant to Section 5.6 in connection with Parent’s or its Subsidiaries’ financing for the transaction contemplated hereby or (ii) any portion of the Final Merger Consideration paid in respect of Galaxy Shares or Options hereunder.

“Gordon Brothers Note” means that certain Cure Agreement for Default in Payment, dated January 20, 2014, by and between Galaxy and Gordon Brothers Commercial and Industrial, LLC.

“Governmental Entity” means any nation or government, any state, agency, commission, or other political subdivision thereof, or any entity (including a court) of competent jurisdiction properly exercising executive, legislative, judicial or administration functions of the government.

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“Indebtedness” means, with respect to Galaxy and its Subsidiaries, as of 11:59 p.m., Eastern time, on the day immediately prior to the Closing Date or the Economic Closing, as the case may be pursuant to Section 2.3(a), and without duplication, (a) indebtedness for borrowed money, whether or not represented by bonds, debentures, notes or similar instruments, together with all premiums, penalties and accrued interest thereon and other costs, fees and expenses payable in connection therewith, but not including any such obligations and liabilities arising under the Gordon Brothers Note (or any accrued interest payable in connection with the Gordon Brothers Note) to the extent such amounts are included in the calculation of Net Working Capital, (b) all obligations and liabilities under any reimbursement obligation relating to a letter of credit, bankers’ acceptance or note purchase facility, in each case to the extent drawn, (c) all indebtedness under derivatives, swap or exchange agreements, together with all prepayment premiums, penalties and accrued interest thereon, and in each such case all breakage costs, unwind costs, fees, termination costs, redemption costs, expenses and other charges with respect to any of the foregoing, (d) all indebtedness or liabilities secured by any security interest on any property or assets of Galaxy or any of its Subsidiaries, (e) all obligations and liabilities under securitization or receivables factoring arrangements or transactions, (f) all obligations and liabilities under leases required to be capitalized in accordance with GAAP, including any breakage costs, penalties or fees or other similar amounts payable in connection with any capitalized leases to the extent due and payable at Closing, (g) all obligations and liabilities for the deferred purchase price of property or services, whether contingent or absolute, and including, without limitation, any conditional sale, title retention agreement, earnouts or transaction, retention or similar bonuses payable in connection therewith, but not including ordinary trade payables to the extent included in the calculation of Net Working Capital, (h) all obligations and liabilities under any guarantees of any of the obligations described in clauses (a) through (g) above of any other Person and any “keepwell” or other agreement to maintain any financial statement condition of any other Person and obligations under any letter of credit arrangement (whether or not drawn), or any arrangement having the economic effect of any of the foregoing, (h) unpaid management fees and (i) the amounts as set forth in Section 10.2(2) of the Parent Disclosure Schedule.

“Intellectual Property” means all U.S. and non-U.S. (a) trademarks, service marks, logos, symbols, brand names, trade names, trade dress, domain names and other indicia of origin, all registrations and applications for all of the foregoing, including all extensions, modifications and renewals thereof, and all goodwill associated with the foregoing (collectively, “Marks”), (b) published and unpublished works of authorship (including software and computer programs), copyrights therein and thereto, and all registrations and applications for all of the foregoing, including all renewals, extensions, restorations and reversions thereof (collectively, “Copyrights”), (c) patents and applications therefor, including divisions, continuations, continuations-in-part, renewals, provisional, extensions, reexaminations and reissues thereof (collectively, “Patents”), (d) inventions, discoveries, proprietary methods, processes, trade secrets, know-how, proprietary information, schematics, databases, formulae, drawings, prototypes, models, designs and customer lists (collectively, “Trade Secrets”), and (e) all other similar intellectual property or proprietary rights and claims or causes of action arising out of or related to any infringement, misappropriation or other violation of any of the foregoing, including rights to recover for past, present and future violations thereof.

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“knowledge of Galaxy” or “knowledge” when used in reference to Galaxy means the actual knowledge(without any implied duty to investigate) of those individuals listed in Section 10.2 of the Galaxy Disclosure Schedule.

“Law” means any statute, law, ordinance, rule or regulation (domestic or foreign) issued, promulgated or entered into by or with any Governmental Entity.

“Lien” means any charge, claim, mortgage, lien, option, pledge, security interest, easement, encroachment, right of first refusal, or other encumbrance of any kind.

“Net Working Capital” means as of 11:59 p.m., Eastern time, on the date immediately prior to the Closing Date or the Economic Closing, as the case may be pursuant to Section 2.3(a), (a) the sum of all current assets of Galaxy and its Subsidiaries minus (b) the sum of all current liabilities of Galaxy and its Subsidiaries, in each case, as determined in accordance with this Agreement and on a basis consistent with the preparation of the Balance Sheet, using only those line items and accounts as set forth in Section 2.3 of the Parent Disclosure Schedules; provided, however, that Net Working Capital shall not include (a) Cash, (b) Indebtedness, (c) Galaxy Transaction Expenses, (d) any income Tax assets and liabilities or (e) the amount of Stockholder Representative Expenses paid by Parent at Closing in accordance with Section 2.6(d).

“Net Working Capital Target” means $4,300,000, as such amount may be adjusted in accordance with Sections 2.3 and 10.2(2) of the Parent Disclosure Schedule.

“Order” means any order, writ, injunction, decree, judgment or stipulation issued, promulgated or entered into by or with any Governmental Entity.

“Parent Average Trading Price” means the average price of Parent Shares as reported by Nasdaq during the five trading days immediately preceding the date immediately prior to the Closing Date.

“Parent Material Adverse Effect” means any change, circumstance, occurrence or development that, individually or in the aggregate, has a material adverse effect on (A) the financial condition, businesses or results of operations of Parent and the Parent Subsidiaries, taken as a whole, excluding any change, state of facts, circumstance, event or effect to the extent caused by or resulting from (i) the negotiation, execution, delivery and announcement of this Agreement and the transactions contemplated hereby, (ii) changes in economic, market, business, regulatory or political conditions (including acts of terrorism, sabotage, war, the commencement, continuation or escalation of armed hostilities or other material national or international calamity) generally or global financial markets, (iii) changes, circumstances or events generally affecting the industries in which Parent and the Parent Subsidiaries operate, (iv) any natural disaster, weather condition or other force majeure events, (v) changes in any Law or GAAP or any guidance relating thereto or interpretation thereof following the date hereof, (vi) a change in the trading prices of Parent Shares (provided that this clause (vi) shall not prevent a determination that any change or effect underlying such change in trading prices has resulted in a Parent Material Adverse Effect), or (vii) the failure to meet any revenue, earnings or other projections, forecasts or predictions for any period ending after the date of this Agreement (provided that this clause (vii) shall not prevent a determination that any change or effect underlying such failure to meet projections, forecasts or predications has resulted in a Parent Material Adverse Effect), except in the case of the foregoing clauses (ii), (iii), (iv) and (v) to the extent those changes, state of facts, circumstances, events, or effects have a materially disproportionate effect on Parent and the Parent Subsidiaries taken as a whole relative to other companies operating in industries in which Parent and the Parent Subsidiaries operate, and/or (B) the ability of Parent to perform its obligations under this Agreement.

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“Parent Owned IP” means all Intellectual Property owned or purported to be owned, in whole or in part, by Parent or any of its Subsidiaries.

“Parent Share Price” means the lower of (i) the closing price of a Parent Share and (ii) the average of the high and low prices of a Parent Share, in each case, as reported by Nasdaq on the last Business Day before the Closing Date; provided that if the Closing occurs after Nasdaq closes on the Closing Date, such prices on the Closing Date shall be used instead of such prices on the last Business Day before the Closing Date.

“Permitted Liens” means (a) any Liens for Taxes or other governmental charges not yet due and payable or the amount of which is being contested in good faith by appropriate proceedings, (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, workmen’s, landlords’ or other similar Liens, (c) pledges or deposits in the ordinary course of business and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other social security legislation, (d) non-monetary Liens that do not, individually or in the aggregate, materially impair the continued or contemplated use or operation of the property to which they relate, (e) statutory Liens arising by operation of Law with respect to a liability incurred in the ordinary course of business on a basis consistent with past practice which is not yet due or payable or which is being contested in good faith by appropriate proceedings, (f) immaterial easements, rights of way or other similar matters or restrictions or exclusions that would be shown by a current title report or other similar report and that do not, individually or in the aggregate, materially impair the continued or contemplated use or operation of the property to which they relate, (g) transfer restrictions imposed by applicable securities laws, (h) to the extent terminated in connection with the Closing, Liens securing payment, or any other obligations, of Galaxy or its Subsidiaries or Parent or its Subsidiaries, as applicable, with respect to Indebtedness, (i) Liens constituting a sublease that gives a third party any right to occupy any real property and (j) Liens listed in Section 10.2 of the Galaxy Disclosure Schedule or Section 10.2(3) of the Parent Disclosure Schedule, as applicable.

“Person” means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

“Registered Intellectual Property” means all Intellectual Property issued by, registered, recorded or filed with, renewed by or the subject of a pending application before any Governmental Entity or Internet domain name registrar.

“Registration Rights Agreement” means the registration rights agreement in the form attached hereto as Exhibit F.

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“Related Person” means with respect to any Person (a) an officer or director of such Person or any of its Subsidiaries or any Person holding at least 5% of the equity of such Person (on a fully diluted basis), (b) each member of the immediate family of each of the individuals referred to in clause (a) above, and (c) any Affiliate of any Person in clause (a) above.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Filing” means the Form S–4 or the Information Statement, as the case may be.

“Stock Plan” means the Galaxy Brand Holdings, Inc. 2013 Equity Incentive Plan.

“Subsidiary” means, with respect to any Person, another Person in which such first Person owns, directly or indirectly, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of such Person).

“Tax” means all income, gross receipts, franchise, sales, use, ad valorem, property, payroll, withholding, excise, severance, transfer, employment, estimated, alternative or add-on minimum, value added, stamp, occupation, premium, environmental and windfall profits taxes, and other taxes, charges, fees, levies, imposts, customs, duties, licenses or other assessments, together with any interest, additions to tax, and any penalties.

“Tax Return” means any statement, report, return, information return or claim for refund relating to Taxes (including any elections, declarations, schedules or attachments thereto), including, if applicable, any combined or consolidated return for any group of entities that includes Galaxy or any of its Subsidiaries, or Parent or any of its Subsidiaries.

“Warrants” means those certain warrants to acquire up to 3,000,000 Parent Shares, upon the terms and subject to the conditions set forth in the Form of Warrant.

“Warrant Value” means the value of the Warrants determined in accordance with Section 10.2(4) of the Parent Disclosure Schedules.

10.3         Interpretation; Valuation of Parent Shares.

(a)          When a reference is made in this Agreement to a Section, Article or Exhibit such reference shall be to a Section, Article or Exhibit of this Agreement, unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or singular or plural number as the circumstances require. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning set forth in this Agreement. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation.” All references to “dollars” or “$” or “US$” in this Agreement refer to the lawful currency of the United States. The words “made available” shall include, without limitation, those documents or information made available in an electronic dataroom or website or in a physical dataroom, in each case, to which the intended recipient or its representatives had access, or such item was otherwise available on the SEC’s public website (www.sec.gov).

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(b)          For purposes of Sections 2.3(e)(iii), 8.2 and 8.7, each Galaxy Stockholder’s percentage of a liability or percentage of an indemnification obligation, as the case may be, that is several and not joint shall be equal to the percentage of the Closing Date Class B Merger Consideration that such Galaxy Stockholder is entitled to receive hereunder.

10.4         Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

10.5         Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. This Agreement may be executed by facsimile or electronic transmission signature and a facsimile or electronic transmission signature shall constitute an original for all purposes.

10.6         Entire Agreement; Third-Party Beneficiaries. This Agreement (including the Exhibits and Annexes hereto), taken together with the Parent Disclosure Schedule and the Galaxy Disclosure Schedule, and the Confidentiality Agreement,(a) constitute the entire agreement, and supersedes all prior agreements (other than the Confidentiality Agreement) and understandings, both written and oral, among the parties with respect to the Mergers and the other transactions contemplated by this Agreement and (b) is not intended to confer upon any Person other than the parties any rights or remedies; provided, however, that (i) in the event the Closing occurs, the past, present and future directors and officers of Galaxy and its Subsidiaries are intended third-party beneficiaries of, and may enforce, Section 6.4, (ii)from and after the First Effective Time, the Galaxy Stockholders (A) shall be intended third-party beneficiaries of, and may enforce, the obligation of Parent to pay the Final Merger Consideration in accordance with Article II and (B) shall be intended third-party beneficiaries of Section 6.7, (iii) the Galaxy Stockholders (and their successor, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 2.6, in each case solely against the Stockholder Representative, (iv) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 10.14, and (v) Prior Company Counsel and the Designated Persons shall be intended third-party beneficiaries of Section 10.15.

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10.7         Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

10.8         Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided, that, without the consent of any party hereto, Parent may assign all or any portion of its rights under this Agreement to any of its lenders as collateral security but any such assignment shall not release Parent from any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors, heirs and assigns.

10.9         Specific Enforcement.

(a)          The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, except as set forth in the Section 10.9(b), each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without proof of actual damages or otherwise, in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any federal court located in the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to object to a remedy of specific performance on the basis that a remedy of monetary damages would provide an adequate remedy for any such breach. Each party further agrees that no other party hereto or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.9, and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. To the extent any party hereto brings an action, suit or proceeding to enforce specifically the performance of the terms and provisions of this Agreement (other than an action to enforce specifically any provision that expressly survives termination of this Agreement), the End Date shall automatically be extended to (i) the twentieth (20th) Business Day following the resolution of such action, suit or proceeding or (ii) such other time period established by the court presiding over such action, suit or proceeding. Notwithstanding anything set forth herein to the contrary, until such time as Parent pays the Parent Fee at a time specific performance is not being pursued by Galaxy, the remedies available to Galaxy pursuant to this Section 10.9 shall be in addition to any other remedy to which it is entitled at law or in equity, and the election to pursue an injunction or specific performance shall not restrict, impair or otherwise limit Galaxy from, in the alternative, seeking to terminate this Agreement and collect the Parent Fee under Section 9.2.

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(b)          Notwithstanding anything to the contrary in this Agreement, it is explicitly agreed that Galaxy shall be entitled to seek specific performance of Parent’s obligations to consummate the transactions contemplated by this Agreement only in the event that (i) the conditions set forth in Sections 7.1 and 7.3 have been satisfied or waived as of the date the Closing should have been consummated pursuant to Section 1.2 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions assuming a Closing would occur), (ii) the Financing has been funded or will be funded at the Closing, and (iii) Galaxy has irrevocably confirmed to Parent in writing that (A) all of the conditions set forth in Section 7.2 have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions assuming a Closing would occur), (B) Galaxy is prepared to consummate the Closing and it stands ready, willing and able to consummate the Closing and (C) if specific performance is granted and, if applicable, the Financing is funded, then the Closing will occur. For the avoidance of doubt, in no event shall Galaxy be entitled to enforce or seek to enforce specifically Parent’s obligation to consummate the transactions contemplated hereby if the Financing has not been funded (or will not be funded at the Closing); provided, that this Section 10.9(b) shall not limit the right of Galaxy to seek specific performance of Parent’s other obligations under this Agreement, including Parent’s obligations under Section 5.6.

10.10         Submission to Jurisdiction. Subject to the provisions of Section 2.3(d), each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

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10.11         Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10.12         No Presumption Against Drafting Party. Each of Galaxy, Merger Sub and Parent acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

10.13         Publicity. Galaxy and Parent shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Mergers, and shall not issue any such press release or make any such public statement without the prior written consent of the other party (and, at or after the Closing, the prior written consent of the Stockholder Representative), except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

10.14         Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement and not otherwise), no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of Galaxy or Parent under this Agreement (whether for indemnification or otherwise) of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

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10.15         Waiver of Conflicts Regarding Representations; Non-Assertion of Attorney-Client Privilege.

(a)          Conflicts of Interest. Each of Parent and Galaxy hereby waives and shall not assert, and agrees after the Closing to cause any other applicable Affiliates of Galaxy to waive and to not assert, any conflict of interest arising out of or relating to the representation after the Closing (the “Post-Closing Representation”), of the Stockholder Representative, one or more Galaxy Stockholders, Galaxy, or any of its Subsidiaries or other Affiliates or any of their respective officers, employees or directors (any such person, a “Designated Person”) in any matter involving this Agreement or any other agreements or transactions contemplated hereby, by Latham & Watkins LLP or Hughes Hubbard & Reed LLP (collectively, “Prior Company Counsel”). Without limiting the foregoing, Parent and Galaxy agree that, following the Closing, Prior Company Counsel may serve as counsel to any Designated Person in connection with any matters related to this Agreement and the transactions contemplated hereby, including any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding any representation by Prior Company Counsel prior to the Closing of Galaxy and its Subsidiaries, and Parent and Galaxy (on behalf of itself and its Subsidiaries) hereby agree that, in the event that a dispute arises after the Closing between Parent, Galaxy or any Subsidiary of Galaxy, on the one hand, and any Designated Person, on the other hand, Prior Company Counsel may represent one or more Designated Persons in such dispute even though the interests of such Person(s) may be directly adverse to Parent, Galaxy or its Subsidiaries and even though Prior Company Counsel may have represented Galaxy or its Subsidiaries prior to the Closing in a matter substantially related to such dispute.

(b)          Attorney-Client Privilege. Parent waives and shall not assert, and agrees after the Closing to cause Galaxy and its Affiliates to waive and to not assert, any attorney-client privilege with respect to any communication between any Prior Company Counsel and Galaxy or any Designated Person to the extent related to the negotiation, execution, delivery or performance of this Agreement or any other agreements or transactions contemplated hereby in connection with any Post-Closing Representation, including in connection with a dispute between any Designated Person and one or more of Parent, Galaxy and their respective Affiliates, it being the intention of the parties hereto that all rights to such attorney-client privilege and to control such attorney-client privilege shall be retained by the Stockholder Representative. Furthermore, Parent acknowledges and agrees that any advice given to or communication with any of the Designated Persons shall not be subject to any joint privilege (whether or not Galaxy or one more of its Subsidiaries also received such advice or communication) and shall be owned solely by such Designated Persons.

[Remainder of page left intentionally blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

GALAXY BRAND HOLDINGS, INC.

By:	/s/ Eddie Esses
Name: Eddie Esses
Title: President and CEO

SEQUENTIAL BRANDS GROUP, INC.

By:	/s/ Yehuda Shmidman
Name: Yehuda Shmidman
Title: Chief Executive Officer

SBG UNIVERSE BRANDS, LLC

By:	/s/ Yehuda Shmidman
Name: Yehuda Shmidman
Title: President

UNIVERSE GALAXY MERGER SUB, INC.

By:	/s/ Yehuda Shmidman
Name: Yehuda Shmidman
Title: President

[Signature page to Merger Agreement]

CARLYLE EQUITY OPPORTUNITY GP, L.P., solely in its capacity as the Stockholder Representative

By: Carlyle Equity Opportunity GP, L.L.C., its general partner

By:	/s/ David Stonehill
Name: David Stonehill
Title: Managing Director

CARLYLE GALAXY HOLDINGS, L.P. for the purpose of Section 6.5(b) only

By: Carlyle Equity Opportunity GP, L.P, its general partner

By: Carlyle Equity Opportunity GP, L.L.C., its general partner

By:	/s/ David Stonehill
Name: David Stonehill
Title: Managing Director

[Signature page to Merger Agreement]

ANNEX A

DEFINED TERMS

Defined Term	Section Number

Adjustment Holdback Amount	10.2
Affiliate	10.2
Aggregate Class A Liquidation Preference	10.2
Aggregate Consideration	2.3(f)
Aggregate Option Exercise Price	10.2
Agreement	Preamble
Antitrust Authority	6.3(a)
Balance Sheet	3.6(b)
Business Day	10.2
Carlyle	Preamble
Cash	10.2
Certificates	2.4(a)
Closing	1.2
Closing Date	1.2
Closing Date Cash Merger Consideration	10.2
Closing Date Class A Per Share Merger Consideration	10.2
Closing Date Class B Merger Consideration	10.2
Closing Date Class B Per Share Merger Consideration	10.2
Closing Date Merger Consideration	10.2
Closing Date Stock Merger Consideration	10.2
Closing Statement	2.3(c)
Code	Recitals
Confidentiality Agreement	6.2
Consideration Holdback Amount	10.2
Contract	10.2
Copyrights	10.2
Delaware Law	1.1
Designated Person	10.15(a)
DGCL	Recitals
Dissenting Shares	2.1(c)
Economic Closing	2.3(a)
End Date	9.1(c)
Environmental Laws	3.15(b)(i)
Environmental Permits	3.15(b)(ii)
ERISA	3.13(a)
Estimated Cash	2.3(a)
Estimated Closing Statement	2.3(a)
Estimated Galaxy Transaction Expenses	2.3(a)
Estimated Indebtedness	2.3(a)

Annex A 1

Defined Term	Section Number

Estimated Net Working Capital	2.3(a)
Excess Losses	8.7(a)
Exchange Act	10.2
Excluded Damaged Option	9.6(c)
Final Cash	2.3(d)
Final Class A Per Share Merger Consideration	10.2
Final Class B Per Share Merger Consideration	10.2
Final Galaxy Transaction Expenses	2.3(d)
Final Indebtedness	2.3(d)
Final Merger Consideration	10.2
Final Net Working Capital	2.3(d)
Final Per Share Merger Consideration	10.2
Final Surviving Company	1.1
Financial Statements	3.6(a)
Financing	4.19(a)
Financing Commitments	4.19(a)
First Certificate of Merger	1.3
First Effective Time	1.3
Form of Warrant	2.4(c)(iii)
Form S-3	6.1(b)(ii)
Form S–4	6.1(a)(i)
Form S–4 Percentage	6.1(a)
GAAP	10.2
Galaxy	Preamble
Galaxy Acquisition Proposal	5.5(a)
Galaxy Benefit Plan	3.13(a)
Galaxy Board	3.3
Galaxy Class A Common Stock	2.1(a)(ii)
Galaxy Class B Common Stock	2.1(a)(ii)
Galaxy Common Stock	2.1(a)(ii)
Galaxy Disclosure Schedule	Article III
Galaxy Indemnified Parties	8.3
Galaxy Leased Real Properties	3.11
Galaxy Material Adverse Effect	10.2
Galaxy Material Contracts	3.17(a)
Galaxy Owned IP	10.2
Galaxy Preferred Stock	2.1(a)(ii)
Galaxy Real Property Leases	3.11
Galaxy Releasees	6.7
Galaxy Shares	2.1(a)(ii)
Galaxy Stockholder	2.3(b)
Galaxy Stockholder Approval	3.3
Galaxy Stockholder Consent	6.5(a)
Galaxy Stockholders Agreement	6.5(b)
Galaxy Transaction Expenses	10.2

Annex A 2

Defined Term	Section Number

Gordon Brothers Note	10.2
Governmental Entity	10.2
Hazardous Materials	3.15(b)(iii)
Holder Damages	9.6(a)
Holder Shares	2.3(f)
Holders of Galaxy Shares	2.3(f)
HSR Act	3.4
Indebtedness	10.2
Indemnified Parties	8.3
Indemnifying Party	8.4(a)
Independent Accounting Firm	2.3(d)
Information Statement	6.1(b)(i)
Information Statement/Prospectus	6.1(a)(i)
Initial Merger	1.1
Initial Surviving Corporation	1.1
Initial Surviving Corporation Common Stock	2.1(a)(i)
Integrated Transaction	Recitals
Intellectual Property	10.2
Intended Tax Treatment	Recitals
Interim Financial Statements	3.6(a)
IRS	3.13(a)
knowledge of Galaxy	10.2
Law	10.2
Lender Group	5.6(a)
Letter of Transmittal	2.4(a)
Lien	10.2
LLC Act	1.1
LLC Sub	Preamble
Losses	8.2
Marks	10.2
Material Galaxy Licensees	3.18
Measurement Date	4.2(a)(i)
Merger Sub	Preamble
Mergers	1.1
Nasdaq	4.4
Net Adjustment Amount	2.3(e)(i)
Net Working Capital	10.2
Net Working Capital Target	10.2
Non-Compensatory Options	2.1(b)
Notice of Disagreement	2.3(d)
Option	2.1(b)
Option Consideration	2.1(b)
Option Share	2.1(b)
Optionholder Release Agreement	2.1(b)
Order	10.2

Annex A 3

Defined Term	Section Number

Parent	Preamble
Parent Acquisition Proposal	5.5(c)
Parent Average Trading Price	10.2
Parent Benefit Plan	4.14(a)
Parent Board	4.3(a)
Parent Disclosure Schedule	Article IV
Parent Fee	9.2(b)
Parent Indemnified Parties	8.2
Parent Leased Real Properties	4.12
Parent Material Adverse Effect	10.2
Parent Material Contract	4.18(a)
Parent Owned IP	10.2
Parent Preferred Stock	4.2(a)(i)
Parent Real Property Leases	4.12
Parent Related Parties	9.5
Parent SEC Documents	4.6
Parent Share Price	10.2
Parent Shares	4.2(a)(i)
Parent Stock Options	4.2(a)(i)
Parent Stockholder Approval	4.3(a)
Parent Written Consent	6.6
Patents	10.2
Payoff Letters	2.4(b)(ii)
Payout Spreadsheet	2.3(b)
Percentage Interest	2.3(b)
Permits	3.9(b)
Permitted Liens	10.2
Person	10.2
Post-Closing Representation	10.15(a)
Prior Company Counsel	10.15(a)
Prior Purchase Agreement	6.7
Registered Intellectual Property	10.2
Registrable Securities	6.1(a)(i)
Registration Rights Agreement	10.2
Related Person	10.2
Required Financial Information	5.6(b)
Retained Claims	6.7
Second Certificate of Merger	1.3
Second Effective Time	1.3
Securities Act	10.2
Securities Filing	10.2
Stock Issuance	4.3(a)
Stock Plan	10.2
Stockholder Representative	Preamble
Subsequent Merger	1.1

Annex A 4

Defined Term	Section Number

Subsidiary	10.2
Tax	10.2
Tax Return	10.2
Termination Percentage	9.6(c)
Third Party Claim	8.4(a)
Trade Secrets	10.2
Warrant Merger Consideration	10.2
Warrant Value	10.2
Warrants	10.2

Annex A 5